Exhibit 10.1
OFFICE LEASE
THIS OFFICE LEASE (this “Lease”) is entered into effective as of the 5th day of April, 2021 (the “Effective Date”) by and between Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Landlord”) and nCino, Inc.., a Delaware corporation (“Tenant”), upon the terms and conditions hereinafter set forth.
ARTICLE 1.BASIC LEASE PROVISIONS.
The following basic provisions apply to this Lease:

Existing Building Lease
That certain Office Lease dated effective November 29, 2020 between Landlord and Tenant (the “2020 Lease”), as amended by that certain First Amendment to Office Lease dated effective January 27, 2021 (the “Parking Deck Amendment”), and that certain Second Amendment to Office Lease dated as of the 5th day of April, 2021 (the “Second Amendment”) (collectively, as further amended from time to time, the “Existing Building Lease”). The term “Existing Building” means the Building, as defined in the Existing Building Lease, located at 6770 Parker Farm Drive, Wilmington, North Carolina 28405.

Premises; Building and Land.
The premises (the “Premises”) shall contain approximately 90,000 rentable square feet, which will be all of the rentable square footage of the three (3) story building (the “Building”) to be constructed in accordance with this Lease on the Land, as defined herein, in approximately the location indicated on that plan attached hereto as
Exhibit A-3, together with a non-exclusive right to the use of and access to areas of the Building not regularly and customarily leased for the exclusive use of tenants, including, but not limited to, all driveways, sidewalks, entranceways, public lobbies, elevators, stairways, corridors, and restrooms, as well as common areas and other facilities on the Land and of the Common Areas as such term is defined in the Master Declaration. The Premises are more particularly described or depicted on the plans attached hereto as Exhibit A-1, which plans will be refined as provided in the Work Letter. The land on which the Building is located (the “Land”), as configured on the Effective Date, is described on Exhibit A-2.

Parking Deck:	The term “Parking Deck” means that certain parking deck containing approximately 642 spaces to be constructed on the Property in accordance with the terms and conditions of Parking Deck Amendment.
Property.	The Land and all improvements thereon from time to time located on the Land (the “Property”).
Work Letter.	The “Work Letter” attached hereto as Exhibit G is incorporated herein by reference.
Term.
Commencing upon the New Building Completion Date, as defined in the Work Letter (the “Commencement Date”), and ending on the last day of the month in which the fifteenth (15th) anniversary of the Commencement Date occurs (the “Expiration Date”), subject to (x) Section 3.01 and (y) if applicable, options provided in Section 33.01, unless sooner terminated pursuant to the terms of this Lease. Notwithstanding the preceding sentence, if a New Building Partial Completion Date, as defined in the Work Letter, shall occur with respect to only a portion of the Premises (the “Early Delivery Premises”), then the Term will commence as of such date (the “Partial Commencement Date”) with respect to only the Early Delivery Premises, but the occurrence of the New Building Partial Completion Date will not affect the Commencement Date (which shall occur only upon the New Building Completion Date) or the Expiration Date.

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Basic Rent.
Unless otherwise adjusted pursuant to (a) Section 1 of Exhibit B or (b) as provided in the Section 5 of the Second Amendment with respect to allocation of the Parking Deck Rent Adjustment (as defined therein), the annual “Basic Rent” per rentable square foot of the Premises as of the Commencement Date shall be the result of the following formula: New Building Project Costs x 7.30% / the rentable square footage of the Premises as measured pursuant to the Work Letter.
Notwithstanding the foregoing, to the extent that the sum of the New Building Project Costs (as defined in the Work Letter) and the Parking Deck Project Costs (as defined in the Parking Deck Amendment) exceed $40,000,000, the multiplier applicable to that portion of the New Building Project Costs in excess of $40,000,000 shall be 7.35%. As an example, if the Parking Deck Project Costs are $16,000,000, the New Building Project Costs are $25,000,000, and the rentable square footage of the Building is 90,000, then the initial annual Basic Rent per rentable square foot of the Premises would be:
    ($24,000,00 * 7.30% + $1,000,000 * 7.35%) / 90,000 = $20.28
Basic Rent will automatically increase by 2.25% on January 1st of each year after the Commencement Date; provided, however, that the first such escalation shall not occur sooner than January 1, 2024). As an inducement to Landlord to agree to Base Rent escalations on January 1st instead of on anniversaries of the Commencement Date, Tenant shall pay to Landlord a one-time payment (the “Escalation Adjuster”), which will be calculated based on the escalation that Landlord otherwise would have received, had Base Rent escalated on the Commencement Date rather than on the following January 1. If the Commencement Date occurs on other than the first day of a month, then the monthly escalation for such partial month shall be prorated per diem. As an example but not by way of limitation, if New Building Project Costs totaled $23,600,000, and (i) the Commencement Date occurred on August 1, 2022, then Tenant would pay to Landlord an Escalation Adjuster of $16,151.25, based on a rate of $3,230.25 per month ($107.68 per day), and (ii) the Escalation Adjuster would increase by $3,230.25 per month (prorated per diem) for every month that the Commencement Date occurs prior to August 1, 2022 and would decrease by $3,230.25 per month for every month that the Commencement Date occurs after August 1, 2022.
In the event of a Partial Commencement Date, Basic Rent shall be estimated for the Early Delivery Premises, proportionate to the remainder of the Building not subject to the Partial Commencement Date, on the basis of then applicable Approved Budget. Within thirty (30) days after determination of the Basic Rent for the entire Premises (including confirmation of the Basic Rent pursuant to Section 12 of the Work Letter, if applicable), Landlord shall pay or credit to Tenant, or Tenant shall pay to Landlord, as the case may be, the amount of Basic Rent overpaid or underpaid based on such estimate, with respect to the Early Delivery Premises.

Proportionate Share.	100.00%.
Security Deposit.	Not applicable
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Holidays.	New Year’s Day; Good Friday; Memorial Day Independence Day; Labor Day; Thanksgiving Day and the following Friday; and Christmas Eve and Christmas Day. (“Holidays”)
Normal Business Hours.	7 a.m. to 6 p.m., Monday through Friday and 8 a.m. to 1:00 p.m. on Saturday, excluding Holidays (“Normal Business Hours”).
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Notice Addresses.
Landlord:
Cloud Real Estate Holdings, LLC
1051 Military Cutoff Road, Suite 210
Wilmington, NC 28405
Attn: Raiford Trask
Phone: 910.799.8755
Email: raiford@trasklandco.com
With Copy To:
Cloud Real Estate Holdings, LLC
1201 Glen Meade Road
Wilmington, NC 28401
Attn: Hill Rogers
Phone: 910.251.2324
Email: hill@cameronco.com
And to
Ellis & Winters LLP
4131 Parklake Avenue, Suite 400
Raleigh, NC 27612
Attn: Michael G. Winters
Phone: (919) 865-7090
E-mail: mike.winters@elliswinters.com
Tenant:
nCino, Inc.
6770 Parker Farms Drive, Suite 300
Wilmington, North Carolina 28405
Attn: Pierre Naudé, CEO
Phone: (910) 777-5380
E-mail: pierre.naude@ncino.com
With Copy To:
nCino, Inc.
6770 Parker Farms Drive, Suite 300
Wilmington, North Carolina 28405
Attn: Gregory D. Orenstein, Chief Legal Officer
Phone: (910) 777-5418
E-mail: greg.orenstein@ncino.com
And to
Wyrick Robbins Yates & Ponton LLP
Attn: Anna McLamb
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Phone: (919) 861-0482
Email: amclamb@wyrick.com

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Permitted Use.	General office and administrative uses (the “Permitted Use”).
Property Manager.
Cameron Management, Inc. (“Landlord’s Property Manager”), or such other property manager as Landlord may from time to time select in accordance with Section 9.09 below.
1201 Glen Meade Road
Wilmington, NC 28401
Attn: Susan Arredondo
Phone: (910) 762-2676
E-mail: saa@cameronco.com

Rent Payment Address.	Cloud Real Estate Holdings, LLC 1201 Glen Meade Road Wilmington, NC 28401
ARTICLE 2.LEASE OF PREMISES; QUIET ENJOYMENT.
2.01    Premises. In consideration of the payment of the Rent (as hereinafter defined) and the performance of the terms by Tenant contained in this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord, the Premises.
2.02    Quiet Enjoyment. Landlord covenants that, upon the punctual payment of Rent and the performance by Tenant of all covenants and obligations under this Lease, Tenant shall have and enjoy the possession of the Premises during the Term, provided that no action of Landlord in working in other spaces in the Building and the Parking Deck or in repairing or restoring the Premises shall be deemed a breach of this covenant giving Tenant any right to modify this Lease or to seek damages from Landlord arising therefrom.
ARTICLE 3.TERM.
3.01    Term. The term (the “Term”) of this Lease shall begin on the Commencement Date (and end, if not sooner terminated, at 11:59 p.m. on the Expiration Date, provided however, if the Expiration Date does not occur on the last day of a month, the Term shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last month of the Term). Landlord and Tenant agree to execute a statement confirming the Commencement Date promptly upon either party’s request. Once the Commencement Date has occurred (and, if Tenant timely exercises its rights under Section 11 of the Work Letter, once the parties have completed the Review of Project Costs procedure outlined therein), Landlord and Tenant further agree to execute a statement (“Commencement Statement”) confirming the actual Commencement Date and Expiration Date, the rentable square footage of the Premises and the Building, as well as the schedule of Basic Rent, the amount of the Escalation Adjuster, and the deadlines that are dependent upon the Commencement Date, the Expiration Date or both (including without limitation the dates of commencement and expiration of Extension Periods, and the deadlines for exercising Extension Options), as well as reasonably related factual matters under this Lease within ten (10) days after either party’s request. The Escalation Adjuster shall be payable within thirty (30) days of the execution of the Commencement Statement. The Commencement Statement shall be in the form attached hereto as Exhibit D or such substantially similar form as Landlord may reasonably request under the circumstances.
ARTICLE 4.RENT.
4.01    Basic Rent. Commencing on the Commencement Date and thereafter throughout the Term, Tenant covenants to pay to Landlord the Basic Rent for the Premises in equal monthly installments, all as
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provided in the Basic Lease Provisions (subject (a) to review and potential adjustment as provided in Section 11 of Exhibit G, and (b) to adjustment as provided (i) in Section 1 of Exhibit B and (b) as provided in the Parking Deck Amendment with respect to allocation of the Parking Deck Rent Adjustment (as defined therein)), due and payable in advance on the first day of each calendar month until all Basic Rent is fully paid.
4.02    Additional Rent. All sums of money whatsoever other than Basic Rent due and payable by Tenant to Landlord under this Lease shall be defined as additional rent (“Additional Rent”, and together with Basic Rent, the “Rent”).
4.03    Payment of Rent.
(A)The Rent shall be paid during the Term to Landlord or to the duly authorized agent of Landlord at such address set forth in the Basic Lease Provisions or as may be designated from time to time by Landlord. If the Commencement Date is other than the first day of the month, any Rent provided for shall be prorated accordingly in the first partial calendar month of the Term.
(B)Tenant covenants to pay when due, as Additional Rent, all financial obligations expressly undertaken by Tenant, including but not limited to, the cost of any improvements, alterations or changes made by Landlord at Tenant’s request, and to reimburse Landlord within fifteen (15) business days of demand therefor any and all sums Landlord may advance for or on account of any of these obligations or expenses.
(C)Tenant shall pay the Rent as provided in this Lease, without deduction, counterclaim or set-off whatsoever, and except as expressly provided in this Lease, without any obligation on Landlord to demand payment. Without limiting the generality of the foregoing, and notwithstanding any provision of this Lease to the contrary, in no event will Tenant be entitled to any abatement, deferral or other accommodation with respect to Rent due to any now existing or hereafter arising viral outbreak, epidemic affecting New Hanover County, NC or national pandemic or to any quarantine, stay-at-home, shelter-in-place or similar orders. Any Rent, or any installment thereof, not paid by the fifth (5th) business day after the due date thereof shall be considered delinquent and subject to a late payment charge, for each occurrence of delinquency, of five percent (5%) of the Rent overdue and payable; provided, however, that for Landlord to be entitled to receive a late payment charge for the first late payment of Rent in any twelve (12) month period, Landlord shall have to notify Tenant of the late Rent and allow five (5) days to elapse after such notice is received or deemed received by Tenant hereunder without payment of such amount by Tenant; provided, further, that (i) the first installment of Basic Rent and Tenant’s Proportionate Share of Expenses due on the Partial Commencement Date, if applicable, will not be deemed late unless not paid on or before the thirtieth (30th) day after the Partial Commencement Date, and (ii) the first installment of Basic Rent and Tenant’s Proportionate Share of Expenses due on the Commencement Date shall not be late unless not paid on or before the thirtieth (30th) day after the Commencement Date. Any late payment charge shall be due and payable with the next payment of Rent due.
ARTICLE 5.EXPENSE AND TAX ESCALATIONS.
5.01    Certain Definitions. For the purposes of this Lease, the following terms shall have the following meanings:
“Expenses” shall mean those expenses paid, incurred, or accrued by Landlord for maintaining, operating, replacing, and repairing the Building, the Parking Deck and/or the Property and shall include Taxes, electricity; water; fuel; utilities; all insurance premiums and deductibles (including reasonable endorsement fees and deductible buydowns); maintenance; building services; costs incurred by Landlord pursuant to Article 9 and
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Article 10 below; landscaping and grounds care; snow removal; cleaning; pest control; painting; management fees (which shall not exceed four percent (4%) of the gross revenues of the Property in any calendar year); trash removal; replacements (but not initial stock of) equipment and tools (as may be amortized); supplies; wages, salaries and benefits of all persons to the extent that such person(s) are directly engaged in management, maintenance and/or operation of the Property; legal, accounting and professional fees incurred in administration and operation of the Property; capital expenditures amortized over the applicable useful life except to the extent excluded under Exhibit B; non-governmental assessments and charges (including dues, assessments [both general and special] and charges from any applicable property owners’ associations under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement, including without limitation, the Master Declaration (as defined herein)) now or hereafter attributable to the Property (or its operation); and any and all other expenses, all of which would be considered as an expense of maintaining, operating, replacing, or repairing the Building, the Parking Deck and/or the Property under the Adopted Accounting Method. Expenses shall expressly include all Taxes paid, incurred or accrued by Landlord applicable to the Building, the Parking Deck and/or the Property and the insurance premiums paid or incurred by Landlord in maintaining the insurance required of Landlord under this Lease (as well as other insurance premiums paid or incurred by Landlord in connection with this Lease for coverage that is reasonably required by Landlord’s institutional mortgage or that does materially exceed the coverage then carried by prudent owners of similar properties in North Carolina). To the extent that certain Expenses burden or inure to the benefit of both the Building and the Existing Building, such Expenses shall be allocated between the Building and the Existing Building pro-rata based on rentable square footage of the Building and the Existing Building, as applicable, or in such other equitable and reasonable manner as Landlord from time to time determines. The terms and conditions of Exhibit B, which includes additional provisions regarding the calculation of Expenses and certain exclusions therefrom, are incorporated herein by reference.
“Proportionate Share” shall mean the share of Expenses which shall be borne by Tenant, which Proportionate Share shall be equal to all Expenses multiplied by the ratio that the rentable square footage of the Premises bears to the total rentable square footage for the Building. Tenant’s Proportionate Share is set forth on in the Basic Lease Provisions.
“Real Estate Taxes” shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, levied or assessed upon or against the Property (including, but not limited to ad valorem taxes and assessments and impact fees) by any governmental or quasi-governmental authority having jurisdiction over the Building and the Parking Deck (including, but not limited to New Hanover County, the City of Wilmington and State of North Carolina).
“Substitute Taxes” shall mean all taxes and assessments, whether general or special, ordinary or extraordinary, foreseen or unforeseen, imposed, levied, or assigned against the Property in substitution for or in lieu of any amount which would otherwise constitute a Real Estate Tax, consisting of, without limitation: (i) a tax, assessment, levy, imposition, or charge, wholly or partially as a capital levy or otherwise, on the Rent received by Landlord; (ii) a tax, assessment, levy (including but not limited to any municipal, state, or federal levy), imposition or charge measured by, or based in whole or in part upon, the Premises and imposed upon Landlord; or (iii) a governmental license fee measured by the Rent payable under this Lease.
“Taxes” shall mean the sum of Real Estate Taxes, and Substitute Taxes, to the extent Substitute Taxes are imposed in addition to or in lieu of Real Estate Taxes but shall not include income, gift, estate, inheritance, net income, stock, succession, transfer or franchise taxes levied against Landlord. Allocation and proration of taxes will be on a calendar year basis.
5.02    Expenses. Tenant agrees to pay Landlord as Additional Rent, Tenant’s Proportionate Share of Expenses as follows:
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(A)Subject in all respects to the other terms and provisions of this Section 5.2 and the remainder of the Lease, Expenses are initially estimated to be $8.25 per rentable square foot of the Premises for the calendar year 2022. For each following calendar year during the Term, Landlord shall deliver to Tenant, as soon as reasonably possible a reasonable estimate of the Operating Expenses which are expected by Landlord to become due for such calendar year (the “Estimated Expense Statement”). If after delivering the Estimated Expense Statement, Landlord anticipates that revisions to its estimate of annual Expenses will be necessary, Landlord shall furnish Tenant with a written statement revising the Estimated Expense Statement; provided Landlord may deliver a revised Estimated Expense Statement no more than twice with respect to any calendar year. Landlord’s failure to timely deliver to Tenant an Estimated Expense Statement and/or an Expense Adjustment Statement shall not be a condition of or prejudice Landlord’s right to deliver subsequently an Estimated Expense Statement or an Expense Adjustment Statement and/or to collect from Tenant the sums due under this Section 5.02, and Tenant shall continue to pay its Proportionate Share of Expenses based on the most recent Estimated Expense Statement or, if no Estimated Expense Statement has been delivered, then based on the estimated Expenses recited above. Tenant shall have no obligation to pay Additional Rent on the basis of an Estimated Expense Statement, or a revision thereto given pursuant to this subparagraph (A), until the later of the first day of the month following the month in which the same is delivered to Tenant or ten (10) business days after the same is delivered to Tenant.
(B)The Estimated Expense Statement shall state Tenant’s monthly installment of Expenses, which installment shall be equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of Expenses for the relevant calendar year, and which, until further notice to Tenant, shall be due and payable monthly as Additional Rent beginning on the first day of each calendar month of each calendar year, subject to the terms of subparagraph (A) above.
(C)Within one hundred twenty (120) days after the end of each calendar year (or as soon thereafter as reasonably practicable and in any event within one hundred eighty (180) days after the end of each calendar year), Landlord shall furnish Tenant with an annual adjustment statement (the “Expense Adjustment Statement”), which shall state the actual Expenses incurred by Landlord for the calendar year just ending, the total payments for estimated Expenses paid by Tenant attributable to that calendar year, and the difference between the amount paid by Tenant attributable thereto and Tenant’s Proportionate Share of the actual amount of Expenses. Tenant shall pay Landlord the amount by which the amount paid by Tenant attributable to Expenses was less than its Proportionate Share of the actual amount of Expenses within thirty (30) days after receipt of the Expense Adjustment Statement. Tenant shall receive from Landlord a credit against payments next becoming due under this Section 5.02, or if no further payments are to be due, then against any other Rent then due or to become due, and if no other Rent shall then be due or become due, then Tenant shall receive from Landlord, within thirty (30) days, a refund of the amount that the amount paid by Tenant attributable thereto exceeded its Proportionate Share of the actual amount of Expenses. Tenant shall remain liable after the end of the Term for any amount of Expenses for the final calendar year in excess of Tenant’s payments and Tenant shall be entitled to a refund if such payments exceed the actual Expenses, which refund shall be delivered to Tenant within thirty (30) days of Landlord’s delivery of the Expense Adjustment Statement to Tenant.
(D)If the Term does not commence on January 1, Tenant’s liability for Expenses for such initial partial year will be prorated on a daily basis based on the number of days the Term was in effect during such calendar year to the actual number of days in the Calendar Year. If the Term expires or terminates on a date other than the last day of any calendar year, the account of Tenant shall be proportionately adjusted within one hundred twenty (120) days after the close of the calendar year or the Term (or as soon thereafter as reasonably practicable and in any event within one hundred eighty (180) days after the end of each calendar year) based on a
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365 day year, and Landlord shall be obligated to deliver to Tenant the Expense Adjustment Statement by no later than such time. This section shall survive the expiration or termination of this Lease.
(E)If, during the course of any calendar year, Landlord incurs an unforeseen increase in Expenses (including but not limited to Taxes), Landlord shall have the right to increase Tenant’s monthly installment of Expenses to compensate for this unforeseen increase. For the purposes of this article, unforeseen increase means an increase of twenty-five percent (25%) or more in any one or more of the components of Landlord’s estimate of Expenses.
(F)With ten (10) days’ prior written notice, but not more often than once a calendar year, Tenant shall be entitled to review the verification of Expenses for items charged under this Section 5.02 at Tenant’s sole expense, in the offices of Landlord during Landlord’s Normal Business Hours. In the event the Expenses increase by more than five percent (5.0%) in any calendar year (as measured against such expenses for the immediately preceding calendar year), Tenant may audit Landlord’s records and all information pertaining to the Expenses (no more than once during any calendar year) in order to certify the accuracy of Landlord’s determination of Tenant’s Proportionate Share of the Expenses, provided that:
(i)Tenant must give notice to Landlord of its election to undertake such audit within thirty (30) days after receipt of the Expense Adjustment Statement for the preceding calendar year from Landlord;
(ii)Such audit will be conducted only during Landlord’s Normal Business Hours at the office where Landlord maintains records of Expenses and only after Tenant gives Landlord fourteen (14) days’ advance written notice;
(iii)Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its completion by Tenant and no such audit shall be conducted if any other tenant of the Building, which is not affiliated with, owned by, the owner of, or under common control with, Landlord, has conducted an independent audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a complete copy of such audit;
(iv)No audit shall be conducted at any time that there is an Event of Default;
(v)No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises;
(vi)Such audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any amounts due under the terms of this Lease; and
(vii)Such audit shall be conducted by an independent, reputable accounting firm which is not being compensated by Tenant on a contingency fee basis.
At Landlord’s option, Landlord may negate Tenant’s right to have an audit conducted in any instance by agreeing, upon notice from Tenant of Tenant’s intention to conduct such an audit, to have an audit conducted within thirty (30) days of the date of Landlord’s notice, at Landlord’s expense by an independent certified public accountant whose compensation is not contingent or otherwise results-based, and the rate of, or formula for, such compensation shall be stated in Landlord’s notice. Within thirty (30) days after Tenant’s receipt of any such audit, Tenant must give notice to Landlord of any disputed amounts and identify all items being contested in
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Landlord’s statement of Tenant’s Proportionate Share of the Expenses. If Landlord and Tenant cannot agree upon any such item as to which Tenant shall have given such notice, the dispute shall be resolved by an audit by a major accounting firm mutually acceptable to Landlord and Tenant and the cost of such audit shall be paid by the non-prevailing party; provided, however, Tenant will not be considered the “prevailing party” for purposes of this paragraph unless the accounting firm’s audit reveals an overcharge by Landlord in excess of five percent (5%) of Tenant’s Proportionate Share of the Expenses for the particular calendar year in question. Any adjustment required as a result of any audit shall be made by adjustment to Tenant’s Proportionate Share of the Expenses so that said adjustment is fully made (or recovered) in equal installments over the twelve (12) month period immediately following the final resolution of said audit.
5.03    Taxes; Tax Contests. Taxes are included in the calculation of Expenses and treated for all purposes as an Expense. Landlord agrees, upon Tenant’s reasonable written request, so long as any such challenge does not pose a threat of loss or seizure of the Property or interest of Landlord therein or impose any fee or penalty against Landlord, and subject to approval by Landlord’s lender (if required by applicable loan documents) to engage experts to contest any Taxes, and any such reasonable, actual, out-of-pocket costs related thereto shall be included within Expenses. Any settlement or final agreement with the taxing authorities shall be made by Landlord using its good-faith, commercially reasonable judgment.
5.04    Triple Net Lease. Except only as expressly provided otherwise in this Lease, it is the purpose, intent and agreement of Landlord and Tenant that the annual Basic Rent payable hereunder shall be a triple net return to Landlord, undiminished by the Expenses, but subject to costs incurred by Landlord that are excluded from Expenses hereunder.
ARTICLE 6.INITIAL POSSESSION OF PREMISES.
6.01    Condition of Property; Warranty. Landlord shall deliver possession of the Premises to Tenant in the condition required by the Work Letter. Tenant’s acceptance of possession of the Premises shall constitute Tenant’s confirmation that it has inspected the Premises and found the same to be in the condition required by the Lease, subject to (i) the parties’ walkthrough inspection of the Landlord’s Work pursuant to Section 8 of the Work Letter, (ii) Landlord’s completion of Punchlist Items, (iii) Landlord’s ongoing maintenance, repair and replacement obligations under this Lease and (iv) if Tenant only shall accept possession of the Early Delivery Premises and a Partial Commencement Date shall occur, also subject to Landlord’s completion of the outstanding Landlord’s Work necessary for the New Building Completion Date to occur. Tenant shall remain responsible for the completion of any outstanding Tenant Improvements in accordance with the Work Letter. Except only as expressly provided otherwise in this Lease and in the Work Letter, Tenant shall accept the Premises in their “AS IS” condition without representation or warranty by Landlord of any kind or nature whatsoever. Landlord expressly disclaims making any implied representations or warranties as to the condition of the Premises or the Property.
6.02    Landlord’s Right to Make Improvements. Landlord at any time or times may, at its election, construct additional improvements to the Property, including improvements adjoining the Premises, and change, alter, remodel, or remove any of the improvements of the Property. Prior to undertaking any improvements to the Property, Landlord shall provide its plans for such improvements to Tenant, together with an good faith but non-binding estimate of any increase in Expenses on account of such improvements to Tenant, for its approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant’s consent shall not be required for improvements to portions of the Property other than the Premises that are required by applicable laws, regulations, codes, ordinances or other restrictions, improvements made pursuant to Section 33.03 below or improvements costing less than $100,000.00. Landlord, at any time or times, may also install or emplace in or through the Premises wiring, piping, ducts, or conduits for service of the Premises or other parts of the Building so long as such installations or emplacements do not unreasonably impair Tenant’s ability to use or access the
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Premises. This provisions of this Section 6.02 shall not apply to the Parking Deck. Additionally, in the event of a conflict between this Section 6.02 and Section 33.03 below, Section 33.03 below shall control.
ARTICLE 7.SECURITY DEPOSIT.
7.01    Security Deposit. Intentionally omitted.
ARTICLE 8.USE AND OCCUPANCY.
8.01    Permitted Use. The Premises shall be used only for the Permitted Use and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant may use a portion of the Premises for a café kiosk, which is intended to serve only Tenant’s employees and contractors, guests and invitees, which entails beverage preparation but no food preparation on the Premises, and for similar convenience services offered to users of the Premises. In no event shall Tenant make use of the Premises which is in violation of any governmental laws, rules or regulations, whether now existing or hereafter enacted insofar as they might relate to Tenant’s use and occupancy of the Premises, nor may Tenant make any use of the Premises not permitted by any restrictive covenants which apply to the Premises, including, but not limited to that certain Declaration of Covenants, Conditions, Easements and Restrictions for Mayfaire recorded in Book 3772, Page 1, as rerecorded in Book 3788, page 1 (as amended and supplemented from time to time, the “Master Declaration”) and as the same may be hereafter amended, or which is or might constitute a nuisance or trespass, or which increases the fire insurance premiums (or makes such insurance unavailable to Landlord) on the Building or the Parking Deck. Tenant acknowledges that it has received and read a copy of the Master Declaration as of the Effective Date. The Premises may not be occupied by more than seven (7) persons per thousand square feet unless otherwise agreed by Landlord. At the option of Landlord, in the event of an increase in Landlord’s fire insurance premiums which results from a change in Tenant’s use or occupancy of the Premises from the Permitted Use, Tenant shall be responsible for such increase, which shall be paid by Tenant through an increase in Expenses, beginning thirty (30) days after Tenant receives a revised Estimated Expense Statement from Landlord, which spreads such increase over the remaining months in the calendar year.
8.02    Compliance with Law. Tenant shall, at its sole expense, continually comply with all federal, state, and local laws, codes, ordinances, administrative and court orders and directives, rules, and regulations applicable to Tenant’s use and occupancy of the Premises as are now or may subsequently be in effect during the Term, including, without limitation, the installation and maintenance of any required fire extinguishers or other required fire suppression devices. Tenant shall not conduct nor permit to be conducted on the Premises any business in violation of any county, state or federal law, ordinance or regulation applicable to the Premises and the Building. Tenant shall pay directly to the proper agency all licenses, fees, and charges legally imposed upon the use of the Premises by Tenant. Notwithstanding any provision of this Lease to the contrary, except as otherwise provided in the Work Letter, Landlord shall not be responsible for complying with provisions of the Americans with Disabilities Act (as amended) that are triggered by Tenant’s particular use of the Premises (as distinguished from general office use).
8.03    Compliance with Insurance. Tenant shall also comply with all orders, rules, regulations, and requirements of any insurance company, of which Tenant receives notice, which may at any time have in force any policy of fire, public liability, or other insurance applicable to the Premises and/or the Property.
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ARTICLE 9.SERVICES.
9.01    Utilities. Landlord shall use commercially reasonable efforts to cause public utilities to furnish electricity, water, sewer, and telephone service utilized in normal operations of Tenant’s business during Normal Business Hours. Tenant shall pay the cost of telephone and data related services.
9.02    HVAC. Landlord shall furnish heating, ventilation and air conditioning service to the Premises during Normal Business Hours, with equipment designed to perform so that the average indoor conditions maintained in the Premises during Normal Business Hours shall be a minimum of 70°F dry bulb and maximum of 75°F dry bulb when the outdoor temperature is not lower than 15°F dry bulb and not higher than 102°F dry bulb, but compensating for a total 2 watts per gross square foot for lighting, 6 watts per gross square foot for HVAC and 6 watts per gross square foot for receptacles plus an additional 250KW for Tenant’s future needs, but such services at times other than Normal Business Hours will be furnished only upon prior written request of Tenant, who shall bear the entire cost thereof as a component of the Expenses.
9.03    Cleaning. Landlord shall provide janitorial service in accordance with the specifications attached hereto as Exhibit B-1 (the “Cleaning Standards”), but excluding Holidays, during reasonable evening hours. If Tenant’s floor coverings or other improvements require that Landlord provide special or additional cleaning in excess of the Cleaning Standards, Tenant shall pay the additional, incremental cleaning cost attributable thereto. If Tenant shall designate secure areas of the Premises in accordance with Article 22, then cleaning staff for purposes of this Section shall avoid such areas. Cleaning shall be provided at least twice per year for exterior windows and at least once per year for interior windows. In the event that the janitorial services being provided to the Premises by Landlord consistently fail to conform with the Cleaning Standards, then Landlord shall arrange a meeting between Tenant and the contractor providing the janitorial services to the Premises within ten (10) business days of Tenant’s written request so that any problems with the janitorial services being provided to the Premises can be addressed and remedied.
9.04    Routine Maintenance. Landlord shall provide routine maintenance, painting, and electric lighting service for all public areas and special service areas of the Property in the manner and to the extent reasonably deemed by Landlord to be standard and in keeping with the specific requirements, if any, of the Master Declaration and of applicable laws.
9.05    Electricity. Landlord shall provide electrical facilities to provide sufficient dedicated electrical capacity (transformed to a panel box located in the core of each floor of the Premises) of at least six (6) watts per rentable square foot of the Premises in the aggregate rated electrical connected load, or whatever unmetered power exists as of the Commencement Date, whichever is greater, for all of Tenant's Standard Electrical Usage, as hereinafter defined. “Tenant's Standard Electrical Usage,” as used herein, shall mean and refer to electrical consumption in an amount sufficient to power typewriters, voice writers, calculating machines, copy/scanning machines, desktop and laptop computers, servers, network gear, coffee machines, refrigerators, task and other lighting and normal and customary office equipment which requires a voltage of 120/208 volts, single phase. If Tenant shall require additional electrical capacity for the Premises, Landlord shall reasonably cooperate with Tenant in making such modifications at Tenant’s expense. If the installation of electrical equipment requires additional air-conditioning capacity above that provided by the Building standard system, then the additional air-conditioning installation and operating costs will be the obligation of Tenant. Landlord shall have the right, at Landlord’s option, to install a separate meter to properly meter the actual expenses incurred in the Premises, and to charge those expenses directly to Tenant as Additional Rent.
9.06    Elevator. Landlord shall provide, twenty-four (24) hours per day, every day of the year, (a) exclusive passenger elevator service (i) to each floor in the Building on which a portion of the Premises is located and, (ii) within the Parking Deck to each floor thereof, and (b) at all times during Normal Business Hours
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(and at other times requested upon reasonable prior notice to the Property Manager) exclusive freight elevator service to each floor in the Building on which any portion of the Premises is located.
9.07    Other Services. Landlord shall cause to be furnished those services described on Exhibit B-2 attached hereto.
9.08    Additional Services. In the event Tenant desires any of the aforementioned services in amounts in excess of those deemed by Landlord to be Building standard, and in the event Landlord elects to provide such additional services, Tenant shall pay Landlord as Additional Rent hereunder the cost of providing such additional services.
9.09    Interruption. There shall be no abatement or reduction of Rent by reason of any of the foregoing services not being continuously provided to Tenant. Landlord shall have the right to shut down the Building’s Systems (as defined in Section 14.01 herein) for required maintenance and safety inspections, and in cases of emergency, but except in emergencies, Landlord shall take commercially reasonable efforts to avoid any shutdown of Building’s Systems during Normal Business Hours. Notwithstanding the foregoing, if (a) water, sewer, electricity, or HVAC service is not furnished to the Premises as required by this Lease (a “Service Failure”), and (b) the Service Failure renders all or a portion of the Premises untenantable, then Tenant shall notify Landlord in writing promptly with regard to such situation and the approximate extent of the Premises so affected, and Landlord shall exercise commercially reasonable efforts to remedy such Service Failure as soon as reasonably possible.  If (x) such Service Failure is not the result of a casualty event or other factors beyond Landlord’s reasonable control, and (y) Tenant shall have vacated the Premises because of the Service Failure for a period exceeding three (3) consecutive days, then Basic Rent for the Premises shall abate on a day for day basis for the period of such Service Failure and untenantability.
9.10    Property Management. The Property Manager shall provide property management services commensurate with those provided to similar Class A properties in the Wilmington, North Carolina area. If and only if the Landlord originally named in this Lease ceases to own the Building, then the following provisions of this Section shall be applicable. If Tenant reasonably determines that the then-current Property Manager is consistently failing to provide property management services that are at least commensurate with those provided to similar Class A properties in the Wilmington, North Carolina area (the “Property Management Standard”), Tenant may notify Landlord in writing (a “Property Management Notice”). Landlord and Tenant shall then make reasonable efforts and work in good faith with the Property Manager for a period of sixty (60) days after the giving of the Property Management Notice. If after such sixty (60) day period the Property Manager is still failing to meet the Property Management Standard, Tenant may notify Landlord in writing that replacement of the Property Manager is required (a “Replacement Notice”). Notwithstanding the preceding provisions of this Section, if Tenant shall have sent Landlord a Property Management Notice with respect to the same Property Manager within the past twenty-four (24) months, Tenant shall not be required to provide a further Property Management Notice with respect to such Property Manager, and may instead elect to proceed with a Replacement Notice. After receipt of a Replacement Notice, Landlord shall engage in recruitment of at least two alternative property managers for the Property, and Landlord shall reasonably consult with Tenant regarding such recruitment process and Landlord shall provide Tenant a reasonable opportunity to interview all such candidates for Property Manager. Hiring of any Property Manager will be subject to Tenant’s prior written consent, in its reasonable discretion. If Landlord shall propose to hire a new Property Manager and shall have included Tenant in the recruitment and interview process as above provided, Landlord shall notify Tenant of Landlord’s intended Property Manager (the “Hiring Notice”), and if Tenant shall not object to hiring the Property Manager by written notice to Landlord to be given within ten (10) days after receipt of the Hiring Notice. If Tenant disapproves of a Property Manager, Tenant’s notice of disapproval shall specify in reasonable detail the basis of disapproval, as well as any issues that if cured could render the Property Manager proposed in the Hiring Notice to be acceptable to Tenant and naming any additional property management firms that Tenant reasonably desires for Landlord to
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interview. If Tenant fails to respond to a Hiring Notice within such ten (10) day period, Tenant shall conclusively be deemed to have approved the proposed Property Manager. Tenant’s approval, whether affirmative or deemed, of a Property Manager to be hired by Landlord shall in no way limit Tenant’s right to require such Property Manager to be removed in the future in accordance with the provisions of this Section 9.10. Notwithstanding the foregoing, Tenant shall not be entitled to approve a Property Manager selected by a lender exercising its rights and remedies under applicable loan documents, including without limitation a lender (or lender’s affiliated designee) who takes title to the Property by foreclosure or conveyance in lieu of foreclosure or a receiver appointed for Landlord or the Property, but Tenant’s rights under this Section shall be reinstated with respect to all subsequent owners of the Property.
ARTICLE 10.CARE OF THE BUILDING AND PREMISES.
10.01    Tenant’s Responsibilities.
(A)Tenant’s Maintenance. Except as expressly provided in Section 10.02 hereof, Tenant shall, at its sole expense, maintain (which specifically includes replacement) and keep in good repair and order, the fixtures installed within the Premises, the appurtenances thereof, including, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room air conditioning, sinks and special plumbing, special light fixtures and bulbs therefor, non-standard outlets and plug-in strips, and cabinetry. Tenant shall cause no waste or injury to the Property. At or before the end of the Term, as reasonably determined by Landlord, any and all damage to the Premises, the Building or the Parking Deck, caused by the installation or removal of furniture, trade fixtures or other property of Tenant, shall be repaired at Tenant’s expense in a manner acceptable to Landlord. Tenant shall surrender the Premises at the expiration of the Term (or upon earlier termination for any reason) in as good condition as it was on the Commencement Date, ordinary wear and tear, insured casualty, and repairs which are expressly Landlord’s responsibility as provided for in this Lease, each excepted.
(B)Duty to Report. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for any loss or damage to Tenant and its property due to the Premises, the Building, the Parking Deck, or the Property or any part or appurtenance thereof being improperly constructed or becoming out of repair or arising from damage caused by vermin, rain, snow, ice, or water that may enter, leak into, or flow from any part of the Premises through any defects in the roof or plumbing or from any other source unless Landlord was given written notice of the need for repair and the repair was not performed by Landlord in accordance with the terms of this Lease, or was negligently performed by Landlord. To the extent that the immediately preceding sentence conflicts with the provisions of Section 17.03 below, Section 17.03 will control. Tenant shall report immediately to Landlord any defective condition or item needing repair or replacement in or about the Premises or the Property known to Tenant and/or its employees, and if any such defective condition or item needing repair known to Tenant and/or its employees is not so reported and such failure results in other damage, Tenant shall be liable to the extent that further damage results from Tenant’s failure to report. To the extent that the immediately preceding sentence conflicts with the provisions of Section 17.03 below, Section 17.03 will control.
10.02    Landlord’s Responsibilities. Landlord agrees to keep and maintain or cause to be kept or maintained in good repair (and in no event less than the standard of maintenance, if any, required by the Master Declaration), at Landlord’s initial expense but subject to reimbursement as a component of Expenses in accordance with Article 5, the roof, foundation, plumbing, electrical and sewage systems and structural components of the exterior of the Building and the Parking Deck and the interior load bearing walls of the Building and the Parking Deck only to the extent that such systems or components were not constructed or
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installed by or at the behest of Tenant, as well as the Property’s common areas, and Landlord shall make or cause to be made all such necessary repairs within a reasonable time after receipt of written notice from Tenant of the need for such repairs. Landlord shall further maintain or cause to be maintained the grounds, sidewalks, landscaping and paved surfaces of the Property, keeping them reasonably free from snow and ice and in good repair and appearance and in compliance with all applicable laws and with the standard of maintenance, if any, required by the Master Declaration. Landlord reserves the right, at Tenant’s expense, to make all repairs to the Premises, fixtures and appurtenances necessitated by the fault, negligence or omission of Tenant or its agents, employees, guests, customers, independent contractors or invitees, or in order to conform to all laws, orders and regulations of the federal, state and county authorities or any of their departments having jurisdiction over the Premises, the Building or the Parking Deck. If any repairs or maintenance under this Section 10.02 are necessitated because of the negligence or willful act or omission of Tenant or its agents, employees, guests, customers, independent contractors or invitees, Tenant shall reimburse Landlord for the costs of such repair, replacement or maintenance within ten (10) business days of presentation of an invoice therefor. Landlord shall be under no obligation to inspect the interior of the Premises.
10.03     Self-Help. If Landlord defaults in the performance of any of its maintenance, repair or replacement obligations under this Lease, Tenant may send to Landlord written notice thereof, which notice must identify with reasonable specificity the default (a “Reminder Notice”). If within seven (7) business days after receipt of the Reminder Notice, Landlord does not either cure the default or provide Tenant written notice that Landlord shall cure such default during the Landlord Cure Period (as defined below), Tenant may send Landlord a second written notice (a “Self-Help Notice”) that again identifies with reasonable specificity the default and stating in all caps and bold “IF LANDLORD DOES NOT CURE THE DEFAULT WITHIN THE “LANDLORD CURE PERIOD,” A “LANDLORD FAILURE” SHALL EXIST AND TENANT MAY ELECT TO CURE SUCH LANDLORD FAILURE AND OFFSET TENANT’S COSTS INCURRED IN CURING SUCH LANDLORD FAILURE IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND PROVISIONS OF SECTION 10.03 OF THE LEASE.” If following receipt of a Self-Help Notice from Tenant, Landlord fails to cure the default or provide Tenant written notice that Landlord shall cure such default during the Landlord Cure Period, then a “Landlord Failure” shall be deemed to exist and Tenant will have, in addition to and not in limitation of Tenant’s other rights and remedies as may be specified in this Lease, the right to perform Landlord’s maintenance, repair, and replacement obligations hereunder. Upon completion of such maintenance, repair, and replacement work by Tenant, Landlord shall reimburse Tenant for the reasonable and actual out-of-pocket costs incurred by Tenant in performing such obligations (“Tenant Self-Help Costs”) within thirty (30) days after demand from Tenant accompanied by reasonable documentation of such costs. If Landlord within said thirty (30) day period does not reimburse Tenant, then Tenant may deduct the outstanding Tenant Self-Help Costs from the following month’s Basic Rent payment until the balance is fulfilled; provided, however, that in no event may Tenant offset in one month more than 30% of the Basic Rent due for such month. “Landlord’s Cure Period” means: (i) in the case of any Landlord default that poses an imminent, material threat to (x) persons or damage to Tenant’s property in the Premises or (y) Tenant’s regular course of business in the Premises (each, a “Critical Issue”) shall be seven (7) business days after Landlord’s receipt of a Reminder Notice, provided if the cure cannot be reasonably effected by Landlord within such 7-business day period, then such period shall include such additional time as may be reasonably necessary for Landlord to cure, if Landlord shall commence the cure, and shall notify Tenant that Landlord has commenced the cure, within the first seven (7) business days of the Landlord’s Cure Period, and thereafter diligently prosecutes such cure to completion, and (ii) in the case of any Landlord default that is not a Critical Issue (a “Standard Issue”) shall be 30 days after Landlord’s receipt of a Self-Help Notice (unless Landlord has notified Tenant that Landlord will cure after the Reminder Notice in which case measured from receipt of the Reminder Notice), provided if the cure cannot be reasonably effected by Landlord within such 30-day period, then such period shall include such additional time as may be reasonably necessary for Landlord to cure, if Landlord shall commence the cure, and shall notify Tenant that Landlord has commenced the cure, within the first 10 business days of the Landlord’s Cure Period, and
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thereafter diligently prosecutes such cure to completion. Landlord’s Cure Period shall be deemed extended on a day-for-day basis for Force Majeure Delay. In all cases, after Landlord’s receipt of a Reminder Notice or a Self-Help Notice, Landlord shall cure the Landlord Failure in an expeditious manner during Landlord’s Cure Period and shall provide Tenant with notice of the actions being taken by Landlord and an estimate of the expected time to complete the cure. In addition, if a Landlord Failure results in a Critical Issue, the Reminder Notice and Self-Help Notice must so state. For the purposes of this Section 10.03, commencing to cure will include, without limitation, engaging an appropriate contractor to perform the required maintenance, repair or replacement, soliciting bids from contractors, or beginning any reasonably necessary inspections, investigations or studies. For the purposes of this Section 10.03, a “Force Majeure Delay” means a delay that prevents, or is likely to prevent, Landlord or its contractors from commencing or continuing the required maintenance, repairs or replacements and that is caused by severe weather conditions (i.e., weather conditions that are materially worse than those that reasonably would be anticipated at the applicable time based on historic meteorological records), strikes, lock-outs, fire, casualty, acts of war or civil commotion, epidemic affecting New Hanover County, NC, national pandemic, emergency proclamation, or adverse orders of a governmental authority, or for any other reason beyond Landlord’s control. Landlord shall notify Tenant as soon as possible after a Force Majeure Delay occurs, and the parties shall exercise reasonable efforts to mitigate the effects of a Force Majeure Delay.
ARTICLE 11.TENANT ESTOPPEL AND LANDLORD’S LENDER.
11.01    Tenant’s Estoppel. Tenant shall, at any time and from time to time during the Term, execute, acknowledge and deliver to Landlord or to Landlord’s mortgagee or lender for the Property, or to any prospective buyer of the Property identified to Tenant by Landlord, within ten (10) business days of written request by Landlord, a statement in writing in form reasonably acceptable to Landlord or Landlord’s lender (the “Tenant Certificate”) certifying (i) whether this Lease is unmodified and in full force and effect, or, if there have been modifications, that this Lease is in full force and effect as modified, stating any modifications; (ii) whether Tenant has accepted possession of the Premises, and whether any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iii) whether any Rent under this Lease has been paid more than thirty (30) days in advance of its due date; (iv) the address to which notices to Tenant should be sent; (v) whether Tenant, as of the date of the certification, has any charge, lien or claim of set-off under this Lease, or otherwise, against the Rent or other charges due or to become due; (vi) the Commencement Date and Expiration Date; (vii) whether or not, to the best of Tenant’s knowledge, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each default of which Tenant may have knowledge; and (viii) such other matters as may be requested by Landlord. Any statement delivered pursuant to this provision may be relied upon by any buyer, lender, mortgagee, or prospective mortgagee of the Property or of Landlord’s interest therein, or any prospective assignee of any mortgage or deeds of trust.
11.02    Cure by Landlord’s Lender. Tenant agrees to give any mortgagee or lender of Landlord which has provided Tenant with an address pursuant hereto notice of and the same opportunity to cure any Landlord default hereunder (within any cure period provided to Landlord hereunder); and Tenant agrees to accept such cure effected by such mortgagee or lender. No termination or attempted termination of this Lease by Tenant shall be effective until such notice has been given and the cure period has expired without the default having been cured.
ARTICLE 12.SUBORDINATION AND ATTORNMENT.
12.01    Subordination; Non-Disturbance. Unless Landlord’s mortgagee or lender shall require that this Lease shall be superior to a mortgage or deed of trust heretofore or hereafter executed by Landlord covering the Premises, the Building, the Parking Deck or the Property, this Lease shall be subject to and subordinate at all times to the lien of any mortgage or deed of trust now made or to be made on the Property, and to all advances made or to be made under these documents; provided that in each instance, such mortgagee or lender shall agree
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in writing that Tenant’s possession of the Premises, and all of its rights, benefits and options under the terms of this Lease shall not be disturbed or interfered with provided there is no Event of Default. Within fifteen (15) business days of request by Landlord, Tenant will execute Landlord mortgagee’s or lender’s subordination, nondisturbance and/or attornment agreements (“SNDA”) as Landlord’s mortgagee or lender may request, so long as it conforms to, and does not modify, the terms of this Article 12.
12.02    Attornment. If Landlord’s interest in the Premises are transferred due to any foreclosure sale or sales, by virtue of judicial proceedings or otherwise, Tenant agrees, upon request, to attorn to and acknowledge the foreclosure purchaser or purchasers at such sale as landlord hereunder, in exchange for assumption in writing by such party of the obligations of Landlord hereunder.
ARTICLE 13.ASSIGNMENT OR SUBLETTING.
13.01    Transfer. For purposes of this Article 13, the term “Transfer” shall mean any of the following: (1) any assignment, transfer, mortgage or encumbrance of this Lease; (2) any sublease of all or part of the Premises; (3) any occupancy of the Premises by any other person or entity other than Tenant or Tenant’s affiliates, employees or contractors; (4) any lawful levy or sale of Tenant’s interest in the Premises upon execution or other legal process; (5) if Tenant consists of more than one person or entity, an assignment, whether voluntary, involuntary or by operation of law, by any of such persons or entities; (6) if Tenant is a partnership or limited liability company, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners or members owning thirty percent (30%) or more of Tenant’s capital and/or economic interests, or the dissolution of Tenant, or the sale of more than fifty percent (50%) in value of the assets of Tenant, or the merger of Tenant with any other entity; or (7) if Tenant is a corporation, any dissolution, merger, consolidation or reorganization of Tenant, or the sale or other transfer of a controlling percentage of capital stock of Tenant, or the sale of more than fifty percent (50%) in value of the assets of Tenant. The phrase “control” or “controlling percentage” as used in this Article 13 means the ownership of, and the right to vote, stock or interests possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation, but in all events shall exclude any transfers of stock in a public exchange market in the event Tenant is publicly traded.
13.02    Required Consent to Transfer. Tenant shall not Transfer this Lease or the Premises to any entity (the “Transferee”) without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided however, that Landlord shall not be deemed to be acting unreasonably for withholding its consent for reasons related to the financial status of the Transferee, the credit history of the Transferee, the reputation and credibility of the Transferee, or other bona fide concerns of Landlord articulated to Tenant in writing. In addition, it shall be reasonable for Landlord to condition its consent on receipt and review of reasonable due diligence information regarding the Transferee and the execution and delivery of commercially reasonable documentation of the Transfer. In no event shall Landlord be liable for any money damages to Tenant or any Transferee for refusal to consent to any Transfer and Tenant’s sole remedy for any breach of the provisions of this Article 13 shall be specific performance. No consent by Landlord to any Transfer shall be effective as or be construed to be consent to any other Transfer. Acceptance of Rent by Landlord after any attempted Transfer to which Landlord has not consented shall not constitute Landlord’s consent to such attempted Transfer.
13.03    Permitted Transfer. Notwithstanding anything to the contrary contained in this Article 13, Tenant shall have the right, without Landlord’s consent, but upon ten (10) business days prior written notice to Landlord, including all information required by this Section 13.03 (unless legally or contractually prohibited from doing so in which case such notice shall be provided be provided within three (3) days after such Transfer), to (a) sublet all or part of the Premises to any entity authorized to transact business in the state in which the Premises are located
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and which entity controls Tenant, is controlled by Tenant or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; (b) assign all or any part of this Lease to any entity authorized to transact business in the state in which the Premises are located and which entity controls Tenant, is controlled by Tenant or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ, provided that in the event of a transfer pursuant to clause (b), the tangible net worth of the transferee after any such transaction is not less than the tangible net worth of Tenant as of the Effective Date and provided further that such successor entity assumes in writing all of the obligations and liabilities of Tenant under this Lease (any such entity hereinafter referred to as a “Permitted Transferee” and a Transfer to a Permitted Transferee is hereinafter referred to as a “Permitted Transfer”). For the purpose of this Article 13, “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute an Event of Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that does not meet the requirements of this Section 13.03 shall be deemed a Transfer that requires Landlord’s prior written consent pursuant to Section 13.02 above. Notwithstanding anything to the contrary contained in this Article 13, in no event shall any Transfer be deemed a Permitted Transfer unless Tenant designates in writing at the time of notice of such Permitted Transfer that the Transfer constitutes a Permitted Transfer and provides information with such notice that substantiates, in Landlord’s reasonable judgment, that the Transferee qualifies as a Permitted Transferee.
13.04    No Transfer. In no event shall Tenant be permitted to Transfer this Lease or the Premises (or any portion thereof) to any other tenant in the Building or, if the Building is part of a complex, any other tenant in the complex, unless any of the foregoing are also a Permitted Transferee. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant expressly recognizes that Landlord’s title is paramount, and that it can do nothing to affect or impair Landlord’s title. In no event shall a Transfer be valid or effective unless and until the Transferee agrees in a written document, in form and substance satisfactory to Landlord, that the Transferee shall observe and perform all duties, obligations and liabilities of Tenant under the terms of this Lease.
13.05    Procedure. In the event that Tenant proposes any Transfer other than a Permitted Transfer, Tenant shall notify Landlord in writing at least thirty (30) days before the date on which the Transfer is to be effective and included with such notice, furnish Landlord with (i) the name of the Transferee, (ii) a detailed description of the business of the Transferee, (iii) audited financial statements of the Transferee, (iv) all written agreements governing the Transfer, (v) any other information reasonably requested by Landlord with respect to the Transfer or the Transferee, and (vi) a fee of $1,000 to compensate Landlord for legal fees, cost of administration and other expenses to be incurred in connection with the review and processing of such documentation; provided, however, that such amount shall not be charged with respect to the first such Transfer for which Landlord’s approval is sought pursuant to this provision.
13.06    Tenant’s Obligations. Notwithstanding any provision of this Lease to the contrary, but subject to the remaining terms and conditions of this Section 13.06, unless Landlord separately agrees to the contrary in writing, in Landlord’s sole and absolute discretion, no Transfer of any kind (including any Permitted Transfer),
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regardless of whether or not Landlord’s consent thereto is required hereunder, shall serve to relieve or release Tenant in any way from full and direct liability for the timely performance of all of Tenant’s duties and obligations under this Lease. Notwithstanding the foregoing, in the event of an assignment of this Lease permitted by this Article 13 (but not any sublease or Transfer other than an assignment), the assignor Tenant will be entitled to be released of obligations accruing prior to the effective date of the assignment (the “Assignment Date”) if: (a) Tenant has complied with all of the terms and conditions of this Article 13 applicable to the assignment; (b) there is no outstanding breach, default or Event of Default by Tenant under this Lease as of the Assignment Date; (c) Tenant demonstrates to Landlord’s reasonable satisfaction that the assignee Tenant (i) has a tangible net worth greater than or equal to $225,000,000 as of the Assignment Date, as confirmed by an independent CPA reasonably acceptable to Landlord, and (ii) has an outstanding credit rating issued by Standard & Poor’s or Fitch of BBB+ or better; and (d) Landlord’s lender consents to the release of Tenant. No release pursuant to the immediately preceding sentence will relieve the assignor from any other obligation accruing prior to the Assignment Date, including without limitation indemnification obligations.
13.07    Additional Consideration. In the event that Tenant effects any Transfer and at any time receives rent and/or other consideration for the Transfer on a periodic basis which exceeds all Rent which Tenant is obligated to pay to Landlord hereunder, Tenant shall pay to Landlord 50% of such excess rent or other consideration (after subtracting all reasonable leasing commissions, build-out costs and other out-of-pocket expenses paid by Tenant directly related to such Transfer) when and as received by Tenant.
13.08    Landlord’s Recapture Remedies. In the event that Tenant requests approval of any Transfer of this Lease or Premises to any party which is not affiliated, or to be affiliated, with Tenant, Landlord shall have, in addition to the other rights set forth in this section, the right to (a) terminate this Lease, if the Transfer is in the nature of an assignment of this Lease, which termination shall be effective at the time indicated by Landlord to Tenant in a written notice of election to terminate, (b) terminate this Lease with respect to the portion of the Premises proposed to be subleased if the Transfer is in the nature of a subletting (with any expense associated with demising separate portions of the Premises to be paid by a party other than Tenant), which termination shall be effective on the date the proposed subletting is to become effective, and with the Rent provided herein to be adjusted proportionately with respect to any portion of the Premises not subject to such proposed subletting, or (c) sublet the Premises as subtenant, if the Transfer is in the nature of a subletting, in accordance with the terms of the proposed sublease.
13.09    Assignment by Landlord. Landlord shall have the right to assign this Lease to purchasers of the Property, to holders of mortgages or deeds of trust on the Property, or to any other entity to which Landlord’s rights and duties under this Lease are assigned. In the event of any assignment by Landlord, the assignor Landlord party shall be released from all duties, obligations and liabilities arising hereunder from and after the date on which such assignment becomes effective, provided that all such duties, obligations and liabilities arising hereunder from and after such date shall have been assumed and accepted in writing by the assignee Landlord party. Upon receipt of the aforesaid written assignment and assumption, Tenant agrees to recognize any such assignee as the landlord under this Lease and shall execute, upon Landlord’s request, an instrument certifying the existence and good standing of this Lease and documenting the assignment.
ARTICLE 14.ALTERATIONS AND CHANGES.
14.01    Alterations. Tenant shall not make any alterations, improvements, or changes (collectively the “Changes”) of any kind to the Premises, other than (so long as (x) such Changes do not require the issuance of permits, do not impact the structure of the Building (the “Building’s Structure”) or the heating, air conditioning and ventilating, mechanical, electrical and plumbing systems, controlled access system (if any), sprinkler system and fire/life safety system systems of the Building (the “Building’s Systems”) and (y) Tenant provides Landlord with reasonable advance notice of such Changes) (A) adding or changing furniture, equipment and other Tenant
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personal property within the Premises, (B) installing decorations within the Premises, and (C) cosmetic changes to the interior of the Premises such as repainting and recarpeting), without securing the prior written consent of Landlord, in the reasonable exercise of its discretion and in accordance with the procedure outlined below; however, Landlord may withhold its consent to any Changes that would (a) adversely affect (in the sole discretion of Landlord) the Building’s Structure or the Building’s Systems (including restrooms or mechanical rooms), or (b) adversely affect (in the reasonable discretion of Landlord) (1) the provision of services to other occupants of the Property, (2) the exterior appearance of the Building, or (3) the appearance of the Property’s common areas or elevator lobby areas. All Changes, as well as the work described in the preceding sentence, shall be completed in a prompt and workmanlike manner, shall not materially alter or impair the character or use of the Building or the Premises, and, only in the event that other tenants lease space in the Building from landlord, shall be conducted by parties exercising commercially reasonably efforts to minimize disturbance to any other tenants in the Building during Normal Business Hours. In making any permitted Changes as well as in its use of the Premises, Tenant shall, at its sole expense, fully comply with the declarations and restrictions that apply to the Property, all applicable federal, state, and local laws, ordinances, and regulations (including the acquisition of permits and the payment of fees), as well as any requirements imposed by Landlord’s insurer of which Tenant has notice and Tenant shall save Landlord harmless for and on account of all charges and damages incurred by Landlord as a result of any such Changes made by or on behalf of Tenant. Tenant shall, at its sole expense, promptly comply with any notice from any federal, state, or local authorities, relating to the Premises or the Building, which is served upon it or upon Landlord, where caused either by Tenant’s use of the Premises or by any Changes made by Tenant. Tenant shall discharge or bond off any liens arising from any Changes made or other work done within the Premises by Tenant or under a contract to which Tenant is a party within thirty (30) days of Tenant’s notice of the filing thereof.
14.02    Property of Landlord. All Changes and all Building Service Equipment (as hereinafter defined) made or installed by or on behalf of Tenant shall, upon completion or installation, become the property of Landlord depending on the type of improvement. “Building Service Equipment” shall mean all equipment needed to operate the Premises in an efficient and comfortable manner, including, but not limited to, electrical, plumbing, heating, air conditioning, security and sprinkler and fire protection equipment, pipes, separate water meters, wires, ducts, and fixtures installed for Tenant, and sprinkler monitoring equipment. All machinery, equipment (other than Building Service Equipment), trade fixtures, movable partitions, furniture, and furnishings (except any and all floor or wall coverings installed by Tenant) shall remain the property of Tenant, and Tenant shall, unless it has committed an Event of Default, be entitled to remove these items immediately at the expiration of the Term. Without limiting any similar provision herein, it is expressly understood that Tenant shall remove from the Premises all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls) installed by or on behalf of Tenant. In the event that Tenant fails to remove any machinery, equipment or other property of Tenant, which Tenant is entitled to remove at the expiration of this Lease including, without limitation, all telephone, computer and related cabling from the telephone terminal room on the floor on which the Premises are located to and throughout the Premises, such items shall be deemed abandoned by Tenant and Landlord shall be entitled to remove these items immediately upon the expiration or earlier termination of this Lease and store or dispose of these items, at Landlord’s option and at Tenant’s sole cost and expense. Tenant shall, at Tenant’s expense, repair any and all damage to the Premises resulting from or caused by the installation, use or removal of machinery, equipment or other property, and the removal of all telephone, computer and related cabling throughout the Premises, ordinary wear and tear excepted, at or before the end of the Term, or sooner if requested by Landlord. In the event Tenant fails to repair any damage to the Premises caused by the activities that Tenant is permitted or obligated to undertake under this Section, before the expiration or earlier termination of this Lease, then Landlord shall be entitled to perform or cause to be performed such repairs at Tenant’s sole cost and expense. Upon and during the continuance of an Event of Default and to the extent permitted by law, all machinery, equipment, trade fixtures, movable partitions, furniture, and furnishings installed by Tenant and not subject to the lien of any prior secured party (other than items containing
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biologically active or other hazardous substances or materials) shall not be removed by Tenant or any other person without the prior written consent of Landlord.
14.03    Removal of Alterations. Notwithstanding anything herein to the contrary, Landlord may, at the time any Changes are approved by Landlord, reserve in writing the right to require Tenant to remove all such Changes at the expiration or termination of this Lease (but otherwise, Tenant shall not be required to remove such approved Changes). At Tenant’s request prior to any Changes being performed by, for, or on behalf of, Tenant, Landlord will notify Tenant in writing whether Tenant is required to remove the specific Change(s) at the expiration or termination of this Lease.
14.04    Procedure for Alterations. The following procedure shall govern the approval and construction of all Changes to the Premises by Tenant:
(A)Plans. Tenant shall prepare and submit to Landlord two (2) complete sets of final plans and specifications for all Changes to the Premises, which may include, depending on the scale of the Changes, architectural, mechanical, plumbing, sprinkler, and electrical drawings. Any drawings that must be submitted to governmental entities in connection with permitting for the Changes shall be submitted to Landlord prior to the submittal to any such governmental entity. All drawings must be properly scaled, dimensioned, and sealed by an architect or engineer registered in the state in which the Property is located.
(B)Landlord Approval. Landlord shall advise Tenant, in writing, of its approval or disapproval of the Changes within a reasonable time after receipt of the applicable plans and specifications, but no more than ten (10) business days after receipt of applicable plans and specifications.
(C)Insurance. Prior to commencement of construction of the Changes, Tenant shall deliver to Landlord, insurance policies or certificates thereof covering all contractors and/or subcontractors with whom Tenant enters into purchase orders or contracts with workers’ compensation, commercial general liability, property damage insurance and Installation Floater coverage. These policies shall insure against claims for bodily injury, including death, and property damage occurring in or about the Premises and the adjoining driveways and passageways, and shall have a combined single limit of not less than Two Million Dollars ($2,000,000.00) per project, per location. The policies shall name Landlord, and Landlord’s Property Manager as additional insureds under the commercial general liability policy as to both Premises/Operations and Products/Completed Operations coverage.
(D)Notice to Landlord. Tenant shall notify Landlord of the date construction is scheduled to begin and shall arrange for periodic inspections by Landlord of the job progress to insure compliance with the approved plans and specifications.
(E)Non-disturbance. Tenant shall respect the rights of other tenants or occupants in the Building during the construction of any Changes and shall exercise commercially reasonable efforts not to impede, obstruct, or hinder any such other tenant’s or occupant’s use of their premises.
(F)Hours for Construction. Unless otherwise agreed upon by Landlord in writing, with consent not to be unreasonably withheld, all Changes shall be constructed during non-business hours when reasonably practical to do so and otherwise in a manner which limits the inconvenience and negative effect on other tenants.
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(G)Licensed Contractor. All contractors and subcontractors employed by Tenant shall be licensed to perform the work by the state in which the Premises are located.
(H)Mechanics Lien Agent. If any Tenant Changes require appointment of a mechanics’ lien agent under North Carolina General Statutes § 44A-11.1 (or any successor statute), Tenant shall ensure that the applicable appointment clearly indicates that Tenant’s interest in the Premises is a leasehold interest only, that such appointment is not done by or on behalf of Landlord, and that such appointment does not relate to Landlord’s title to or interest in the Premises or the Property.
14.05    Landlord’s Alterations. Landlord may make Changes at the request of Tenant. If the cost of the Changes is not paid to Landlord by Tenant within fifteen (15) business days of demand therefor, unless a previous payment schedule has been agreed to in writing with Landlord, then Tenant shall have committed an Event of Default and Landlord shall have all the rights and remedies enumerated in Article 19.
14.06    Hazardous Material. Tenant shall not install any asbestos or other hazardous material in the Premises and Tenant shall indemnify and hold Landlord harmless against any claims, damages, losses, or liabilities arising from the installation of any asbestos or other hazardous material in the Premises by Tenant or at Tenant’s direction.
ARTICLE 15.CASUALTY LOSS; DESTRUCTION OF PREMISES AND/OR BUILDING
15.01    Casualty. If the Premises or the Building or the Parking Deck, as applicable, as the case may be, is damaged or destroyed by fire or other casualty to the extent of twenty percent (20%) or more of the value thereof in the reasonable opinion of Landlord, then Landlord shall notify Tenant of such opinion (“Major Casualty Notice”), and thereafter either Landlord or Landlord’s lender may by written notice to Tenant, or, if not resulting from the fault, negligence, act, omission or other misconduct of Tenant or its agents, employees, guests, customers, contractors or invitees then Tenant may by written notice to Landlord, in each case given not later than sixty (60) days after the date of the Major Casualty Notice, terminate this Lease effective to the date of such fire or other casualty. If Landlord’s lender will not agree that insurance proceeds can be applied to restoration and repair of the Building or the Parking Deck, as applicable, following a Major Casualty Notice, or if Landlord determines that available insurance proceeds will be insufficient to repair and restore the Building or the Parking Deck, as applicable, substantially to the condition thereof existing immediately prior to such damage or destruction and Landlord is unwilling to fund such difference and complete repair and restoration of the Building or the Parking Deck, as applicable, substantially to the condition thereof existing immediately prior to such damage or destruction, then Landlord shall notify Tenant of in any such instance, and Tenant or Landlord may, within thirty (30) days of such a notice, terminate this Lease by notice to the other. If this Lease is not so terminated as provided in this Section 15.01, then (a) Landlord shall proceed with diligence to rebuild and restore that portion of the Building or the Parking Deck, as applicable (exclusive of Tenant’s property and improvements or alterations that are the property of Tenant) that was so damaged or destroyed substantially to the condition thereof existing immediately prior to such damage or destruction, to the extent of available insurance, within two hundred seventy (270) days after the date of such fire or other casualty (exclusive of Tenant Delay (as hereinafter defined) and Force Majeure Delay), and (b) the Term shall not terminate, but any Rent shall abate on a per diem basis while the Premises remain untenantable. Landlord shall not be obligated to rebuild or restore any of (i) Tenant’s personal property, equipment, furniture or trade fixtures, or (ii) any alterations or improvements made in accordance with Article 14 or other alterations or improvements that were not part of the Premises on the Commencement Date. If Landlord shall fail to complete the rebuilding and restoration of the Parking Deck, the Building and/or the Premises such that a certificate of occupancy (temporary or final) shall not have been issued within the aforesaid 270-day period, exclusive of Force Majeure Delay and Tenant Delay, then either Landlord or Tenant, by written notice to the other given within fifteen (15) days next following the last day of the aforesaid
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270-day period, may terminate this Lease retroactive to the date of such fire or casualty, and Rent shall be abated or apportioned (as the case may be) on a per diem basis and paid to the date of such fire or casualty. Termination of this Lease by Tenant shall be Tenant’s sole remedy for Landlord’s failure to rebuild or restore the Parking Deck, the Building and/or the Premises under this Section 15.01.
For the purposes of this Article 15 , a “Force Majeure Delay” means a delay that prevents, or is likely to prevent, Landlord or its contractors from commencing or continuing to construct the Building, the Parking Deck or other improvements on the Property, caused by severe weather conditions (i.e., weather conditions that are materially worse than those that reasonably would be anticipated at the applicable time based on historic meteorological records), strikes, lock-outs, fire, casualty, acts of war or civil commotion, epidemic affecting New Hanover County, NC, national pandemic, emergency proclamation, or adverse orders of a governmental authority, or for any other reason beyond Landlord’s control. Landlord shall notify Tenant as soon as possible after a Force Majeure Delay occurs, and the parties shall exercise reasonable efforts to mitigate the effects of a Force Majeure Delay.
For the purposes of this Article 15, a “Tenant Delay” shall mean a delay that prevents, or is likely to prevent, Landlord or its contractors from commencing or continuing to construct the Building or other improvements on the Property (excluding the Parking Deck), caused by the conduct or fault of Tenant or other acts or omissions constituting negligence or willful misconduct by Tenant or its agents, employees, guests, customers, contractors or invitees, including without limitation, any delays resulting from:
(A)Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve plans and specifications by any applicable due date;
(B)Tenant’s selection of equipment or materials that have long lead times after being informed by Landlord that the selection may result in a delay;
(C)Changes requested or made by Tenant to previously approved plans and specifications;
(D)Performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of any work by Landlord or Landlord’s contractors; and
(E)If the performance of any portion of the work by Landlord or Landlord’s contractors depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.
15.02    Partial Destruction.
(A)Restoration. If the Premises, the Building or the Parking Deck, as the case may be, is damaged by fire or other casualty to the extent of less than twenty percent (20%) of the value thereof in the reasonable opinion of Landlord, then Landlord shall, except as otherwise provided herein, proceed with diligence to rebuild and restore the Parking Deck, the Building and/or the Premises (exclusive of Tenant’s property and improvements or alterations that are the property of Tenant), as the case may be, substantially to the condition thereof existing immediately prior to such damage or destruction. Excluded from Landlord’s obligation to rebuild or restore shall be Tenant’s personal property, equipment, furniture, trade fixtures, unapproved alterations or other improvements that were not part of the Premises upon the Commencement Date or alterations approved by Landlord after the Commencement Date. Notwithstanding the foregoing, if by reason of such casualty, (i) the Parking Deck, the Building and/or the Premises are damaged in whole or in part as a result of a risk which is not covered by insurance policies in force and carried by Landlord; or (ii) Landlord’s lender(s) shall not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; or (iii) the Parking Deck, the
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Building and/or the Premises are damaged during the final twelve (12) calendar months of the Term (including any properly exercised extensions and renewals, if any); or (iv) Landlord does not reasonably believe that such restoration or repair can be completed within one hundred eighty (180) days of the date of such fire or other casualty, then in any event, Landlord may terminate this Lease by written notice of termination given to Tenant within thirty (30) days after the date of such fire or other casualty, and, unless the reason to terminate was that the casualty occurred during the final twelve (12) calendar months of the Term and within fourteen (14) days of the date of Landlord’s notice Tenant elects to exercise an Extension Option (if Tenant is otherwise entitled to exercise it), then this Lease shall terminate. If such termination notice is not given by Landlord within said thirty (30) day period, or if the termination notice is given and reversed by Tenant’s exercise of an Extension Option as provided in the preceding sentence, then Landlord shall repair and restore the Parking Deck, the Building and/or the Premises as provided above. At any time after a casualty event, if Landlord is obligated to, or has elected to, complete restoration for purposes of this Article 15, but Landlord determines that there may be insufficient insurance proceeds to complete such restoration, for whatever reason (whether due to the cause of the damage or destruction being an uninsured risk, to Landlord’s lender not permitting a sufficient amount of the insurance proceeds to be used for restoration purposes, to the insufficiency of proceeds after paying the costs of claiming and collecting the proceeds or for other reasons), Landlord shall notify Tenant immediately of such insufficiency of insurance proceeds, and whether the insufficiency will cause any portion of the Premises to not be restored (excluding Tenant’s property and improvements or alterations that are the property of Tenant) (a “Notice of Insufficiency”). If Tenant receives a Notice of Insufficiency, which projects that some portion of the Premises will not be substantially restored, and such failure to substantially restore would not permit Tenant to carry on its business to substantially the same extent and with substantially the same effectiveness as before such damage or destruction, then Tenant shall have a period of fifteen (15) business days after receipt of a Notice of Insufficiency to terminate this Lease by written notice to Landlord. If Tenant receives a Notice of Insufficiency, which projects that the insufficient proceeds will not impair a full restoration of the Premises (excluding Tenant’s property and improvements or alterations that are the property of Tenant), then Tenant shall not have a right to terminate this Lease, and Landlord shall carry out and complete its restoration of the damage and destruction, and its obligation to restore the Premises shall not be subject to any insufficiency of insurance proceeds. In addition, Tenant may also terminate this Lease, by written notice to Landlord at any time between the 181st and 195th day (exclusive of Force Majeure Delay and Tenant Delay) after the occurrence of any such fire or other casualty if Landlord shall fail to complete the rebuilding and restoration of the Parking Deck, the Building and/or the Premises such that a certificate of occupancy (temporary or final) shall not have been issued within 180 days of such fire or other casualty, exclusive of Force Majeure Delay and Tenant Delay. Termination of this Lease by Tenant shall be Tenant’s sole remedy for Landlord’s failure to rebuild or restore the Premises, the Building and/or the Parking Deck under this Section 15.02. Upon any termination of this Lease under this Section 15.02, Tenant’s liability for Rent and other charges reserved hereunder shall cease as of the effective date of the termination of this Lease.
(B)Proceeds. Unless this Lease is terminated as aforesaid, this Lease shall remain in full force and effect and Tenant shall promptly repair or replace Tenant’s personal property, equipment, furniture, trade fixtures, and improvements or alterations approved by Landlord after the Commencement Date in the Premises to at least the condition which existed prior to the casualty to the Premises, and the proceeds of all insurance carried by Tenant on its said property shall be held in trust by Tenant and disbursed for the purposes of such repair or replacement to the extent required for such purposes.
15.03    Abatement of Rent. Except as hereafter provided to the contrary, if by reason of a casualty event, the Premises are rendered wholly untenantable, Rent and other charges payable by Tenant shall be fully abated, or if only partially damaged, such Rent and other charges shall be abated proportionately as to that portion of the Premises rendered untenantable in either event (unless this Lease is terminated, as aforesaid) from the date of such casualty until fifteen (15) days after notice by Landlord to Tenant that restoration of the Premises has been substantially completed, or until Tenant has resumed its business operations in all of the Premises, whichever
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shall occur sooner. Tenant shall continue the operation of Tenant’s business in the Premises or any part thereof not so damaged during any such period to the extent reasonably practicable from the standpoint of prudent business management, and, except for such abatement of Rent and other charges as hereinabove set forth, nothing herein contained shall be construed to abate Tenant’s obligations hereunder.
15.04    Destruction due to Tenant. Notwithstanding any other provision of this Lease to the contrary, if the Premises, the Building or the Parking Deck are destroyed or damaged by the fault, negligence, act, omission or other misconduct of Tenant or its agents, employees, guests, customers, independent contractors or invitees, Landlord shall have no obligation to Tenant of any kind whatsoever with respect to any duty to rebuild, restore or repair the Premises, the Building or the Parking Deck, and Landlord may proceed to restore or repair such damage without prejudice to its rights to make a claim against Tenant for the full cost of such restoration or repair to the Premises, the Building or the Parking Deck, and there shall be no abatement or apportionment of Rent or other obligations of Tenant hereunder.
15.05    Release. Except for the rights to terminate and for the abatement of the Rent and other charges hereinabove set forth, Tenant shall not be entitled to, and hereby waives, all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or Building, and for any inconvenience or annoyance occasioned by any such casualty, damage, destruction, repair or restoration. No termination of this Lease pursuant to Article 15 shall release Tenant from any liability arising from any damage or destruction or from any of the obligations or duties imposed upon Tenant prior to any termination.
ARTICLE 16.CONDEMNATION.
16.01    Taking Defined. For the purpose of this Article, all references to a taking, or to a taking having had occurred, shall include a negotiated sale or lease and transfer of possession to a condemning authority under bona fide threat of condemnation for public use. Landlord alone shall have the right to negotiate with the condemning authority and conduct and settle all litigation connected with the condemnation. As used in this Article, the words “award or damages” shall, in the event of such sale or settlement, include the purchase or settlement price.
16.02    Major Condemnation. If during the Term, all or a substantial portion of the Premises is taken by eminent domain, or if so much of the parking area and vehicular and pedestrian drives and ways on the Land is taken that less than 70% of the previous area of parking areas and vehicular and pedestrian drives and ways on the Land remain, then this Lease shall terminate as of, and the Rent shall be apportioned to and abate from the date of, the taking. In consideration for the foregoing agreement to apportion and abate rent, Tenant shall have no right to participate in any award or damages for any taking and hereby assigns all of its right, title and interest therein to Landlord except as provided in Section 16.04. For purposes of this section, “a substantial portion of the Premises” shall mean so much of the Premises as to render the remainder inadequate and not practicably capable of repair so as to permit Tenant, in Tenant’s reasonable opinion, to carry on its business to substantially the same extent and with substantially the same effectiveness as before the taking.
16.03    Minor Condemnation. If, during the Term, less than a substantial portion of the Premises is taken by eminent domain or if some parking area or vehicular and pedestrian drives and ways on the Land are taken but more than 70% of the previous area of the parking areas and vehicular and pedestrian drives and ways on the Land remain, then this Lease shall remain in full force and effect. Landlord shall, at its expense, up to but not in excess of the amount of the award or damages actually received by Landlord (and not seized by Landlord’s lender or mortgagee), make all necessary repairs and improvements needed to make the remainder of the Premises adequate to permit Tenant to carry on its business to substantially the same extent and with substantially the same effectiveness as before the taking. If, as a result of any taking, a part of the Building or the Parking Deck is rendered permanently or temporarily unusable, the Rent shall be reduced by a fair and reasonable amount, not to
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exceed the proportion by which the portion of the Premises or the Parking Deck taken or made unusable bears to the entire Premises or the Parking Deck, as applicable. If the unusability is temporary, the rental abatement shall be apportioned from the date of taking to the date when full usability is restored. If the taking does not render any part of the Premises unusable, there shall be no abatement of Rent. In consideration for the foregoing agreement to apportion and abate rent, as applicable, Tenant shall have no right to participate in any award or damages for any taking and hereby assigns all of its right, title and interest therein to Landlord except as provided in Section 16.04.
16.04    Damages. Nothing contained in this Lease shall prevent Tenant from claiming and receiving from the condemning authority (but not from Landlord), compensation for the taking of Tenant’s own tangible property and damages for Tenant’s loss of business, business interruption, or removal and relocation provided such claim shall not reduce Landlord’s award.
ARTICLE 17.INSURANCE; WAIVER OF SUBROGATION.
17.01    Tenant’s Insurance. Throughout the Term, Tenant at its sole cost and expense shall keep or cause to be kept for the mutual benefit of Landlord, and Landlord’s Property Manager, if any, and Tenant the following insurance: (i) commercial general liability insurance naming Landlord and Landlord’s Property Manager as additional insureds against any and all claims for bodily injury and property damage occurring on, in or about the Premises and on, in or about the adjoining driveways and passageways, arising out of and connection with the use of Premises by Tenant, Tenant’s agents, contractors, employees, guests, customers, or invitees, and anyone else for whom Tenant is legally responsible, with combined single limit coverage of at least $2,000,000.00 per occurrence and $5,000,000.00 aggregate limit (and if Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement), and which shall insure Tenant’s performance of the indemnity provisions contained herein, and in no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease; (ii) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property owned by Tenant and located on or in the Premises for perils covered by the causes of loss-special form (all risk), such insurance to be written on a replacement cost basis in an amount equal to full replacement value of the aggregate of the foregoing property; (iii) workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $100,000.00 per employee and $500,000.00 per occurrence; and (iv) such other insurance as may be required by applicable law. The policies required to be maintained by Tenant shall be with companies rated A- or better according to reasonable standards established by Landlord from time to time and as described in the most current issue of Best’s Insurance Reports (or if Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies) and which are licensed to do business in the state in which the Premises are located. Any deductible amounts under any insurance policies required under this Section 17.01 shall not exceed $15,000.00. Not more frequently than once each year, Landlord may require the limits of such policies to be increased if in its reasonable judgment (or that of its mortgagee or lender), the coverage is insufficient. Tenant shall neither have nor make any claim against Landlord for any loss or damage to any personal property of Tenant or its agents, employees, guests, customers, contractors, or invitees, regardless of the cause thereof. The proceeds from any such policies covering personal property shall be used by Tenant for the replacement of Tenant’s personal property. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket or umbrella policy, provided such blanket or umbrella policy expressly affords coverage to the Premises and to Landlord and Landlord’s Property Manager as required by this Lease.
17.02    Certificates of Insurance. Prior to taking possession of the Premises and there after at least ten (10) business days prior to the renewal dates thereof, Tenant shall deliver to Landlord copies of original policies or certificates thereof, including copies of, or references to, all endorsements required hereunder, including, without limitation, endorsements naming Landlord and Landlord’s Property Manager as additional insureds or additional loss payees as applicable. All such policies shall be non-assessable and shall contain language that (i)
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any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance or the amount of proceeds payable; (ii) such policies are primary and non-contributing with, or in excess of, any insurance that Landlord may carry; and (iii) such policies cannot be canceled or modified except after thirty (30) days written notice to Landlord. If Tenant fails to respond within ten (10) business days at any time to a request from Landlord, which requests may not be sent more often than semi-annually, that Tenant provide Landlord with proof of Tenant’s insurance coverages and paid premiums as required by this Article 17, Landlord may, but shall not be obligated to, obtain such coverage and Tenant shall reimburse Landlord the cost therefor on demand.
17.03    Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord releases, and waives unto Tenant (including all partners, stockholders, officers, directors, employees, and agents thereof), its successors and assigns, and Tenant releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost, or damage to the Property or any personal property located therein which is occasioned by fire, explosion, water damage, accident, occurrence or condition in, on or about the Property or any other casualty which is required to be insured hereunder, regardless of cause or origin. All policies of property insurance carried or maintained by Tenant pursuant to this Lease shall contain or be endorsed to contain a provision whereby the insurer waives all rights of subrogation against Landlord, and all policies of property insurance carried or maintained by Landlord with respect to the Property or operations thereon shall contain or be endorsed to contain a provision whereby the insurer waives all rights of subrogation against Tenant. If any provision relating to a waiver of subrogation as set forth in this Section 17.03 shall contravene any present or future law with respect to exculpatory agreements, the liability of the party affected shall be deemed not released, but shall be secondary to the other’s insurer.
17.04    Tenant’s Indemnification. Tenant shall indemnify and hold Landlord, Landlord’s Property Manager and Landlord’s lender harmless from and against any and all claims arising out of (i) Tenant’s use of the Premises or any part thereof, (ii) any activity, work, or other thing done by, or expressly permitted by, Tenant in or about the Premises or the Property, or any part thereof, (iii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iv) any negligence of Tenant, or any officer, agent, employee, contractor, invitee or guest of Tenant; and in each case from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees at all tribunal levels) arising in connection with any such claim or claims as described in (i) through (iv) above, or any action brought thereon. If such action be brought against Landlord or Landlord’s Property Manager, Tenant upon notice from Landlord or Landlord’s Property Manager, shall defend the same through counsel selected by Tenant’s insurer or other counsel, in each case acceptable to Landlord or Landlord’s Property Manager. The provisions of this Section 17.04 shall survive the termination or expiration of this Lease.
17.05    Landlord’s Insurance. Throughout the Term, Landlord shall maintain or cause to be maintained in force such insurance that is adequate and as it deems reasonably necessary in its discretion to protect itself and the Property the cost of which shall be included in Expenses, at a minimum including but not limited to, (a) fire and extended coverage insurance on the Building and the Parking Deck to its full replacement value (but excluding Tenant’s property located therein), and (b) commercial general liability against any and all claims for bodily injury and property damage occurring on, in or about the common or publicly accessible areas of the Building and the Parking Deck and on, in or about the adjoining driveways and passageways on the Land, with combined single limit coverage of at least $2,000,000.00 per occurrence and $2,000,000.00 aggregate limit. If any violation of this Lease by Tenant results in either the cancellation of any insurance on the Building or the Parking Deck or the refusal by more than two (2) insurance carriers to insure the Premises, the Building or the
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Parking Deck, Tenant shall immediately cease such violation and Landlord may take any available legal action to enjoin Tenant from continuing the acts or conduct detrimental to the present insurance rate.
ARTICLE 18.TENANT DEFAULT.
Tenant shall be considered to have committed an “Event of Default” upon the happening of any one of the following:
18.01    Monetary Default. Failure to pay in full and when due any and all installments of Rent or any other sum required by the terms of this Lease and such failure continues for five (5) business days following written notice from Landlord to Tenant given no sooner than the said due date; provided, however, that Landlord shall only be required to give Tenant such notice two (2) times in any twelve (12) month period, and thereafter the failure to pay any Rent or any other sum of money which Tenant is obligated to pay when due shall be an immediate Event of Default without any requirement for a notice or cure period.
18.02    Breach of Covenant. Violation of or failure to perform any term, covenant or condition of this Lease (other than violations or failure discussed specifically in this Article 18) which violation or failure is not cured within thirty (30) days after Tenant’s receipt of written notice from Landlord; provided, however, if Tenant’s violation or failure cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed an additional sixty (60) days) as is reasonably necessary to cure the violation or failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion.
18.03    Bankruptcy. An Event of Bankruptcy;
18.04    Insolvency. The making of any assignment for the benefit of creditors by Tenant or if Tenant admits in writing its inability to pay its debts generally as they come due or files Articles of Dissolution with the appropriate authority of the place of its incorporation or organization, or dissolves;
18.05    Attachment. The attachment, execution or other judicial seizure of any of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease;
18.06    Abandonment. Tenant shall vacate or abandon the Premises, unless (i) Tenant is not otherwise in default hereunder; (ii) Tenant adequately secures the Premises to prevent damage, destruction or vandalism to the Premises; (iii) Tenant continues such utilities to the Premises as will prevent any damage to the Premises; and (iv) Tenant continues to provide insurance for the Premises and Tenant pays any increased premium resulting from a lack of a tenant in the Premises;
18.07    Tenant Certificate. Failure to execute and deliver the Tenant Certificate in compliance with Article 11 of this Lease and such failure continues for five (5) days following written notice from Landlord to Tenant, to be given no sooner than expiration of the period set forth in Article 11;
18.08    Tenant Insurance. Failure to provide Landlord with copies of insurance policies or satisfactory certificates thereof in compliance with Article 17 of this Lease and such failure continues for five (5) days
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following written notice from Landlord to Tenant, to be given no sooner than expiration of the period set forth in Article 17;
18.09    SNDA. Failure to execute and deliver any SNDA or other similar agreement in compliance with Article 12 of this Lease and such failure continues for five (5) days following written notice from Landlord to Tenant, to be given no sooner than expiration of the period set forth in Article 12.
18.10    Discharge of Liens. Failure to discharge of record (by payment, bonding or other lawful means) any lien in compliance with Article 14 of this Lease and such failure continues for five (50) days following written notice from Landlord to Tenant, to be given no sooner than expiration of the period set forth in Section 14.01.
18.11    Prohibited Transfer. Tenant makes a Transfer that constitutes an Event of Default under Section 13.03.
18.12    Cross-Default. The occurrence of an Event of Default as defined in the Existing Building Lease of the type described in Section 18.01 above; provided, however that this Section 18.12 shall automatically terminate and be of no further force or effect upon the earlier to occur of (a) such time as landlord under this Lease and the landlord under the Existing Building Lease are neither the same entity nor affiliates, or (b) such time as the tenant under this Lease or the tenant under the Existing Building Lease is an entity other than nCino, Inc. or a Permitted Transferee. For purposes of this Section 18.12 the term affiliate means an entity that controls, is controlled by, or is under common control with Landlord (or two or more of Landlord’s managers).
ARTICLE 19.LANDLORD’S RIGHTS UPON TENANT DEFAULT.
19.01    Landlord’s Rights and Remedies. Upon the occurrence of any Event of Default, Landlord shall, without any notice or demand, in addition to, and not in limitation of, any other remedy permitted by the law of the state where the Property is located or this Lease, have the option to do any one or more of the following:
(A)Termination. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord in good condition and repair, reasonable wear and tear excepted. Should Tenant fail to surrender the Premises, Landlord may, without prejudice to any other remedy available, but pursuant to any required legal process, re-enter and take possession of the Premises with or without prior notice and remove Tenant or anyone occupying the Premises and all property from the Premises, which property may be removed and stored in any other place in the Building in which the Premises are situated, or in any other place, for the account of, at the expense and risk of Tenant. Tenant waives all claims for damages which may be caused by Landlord’s re-entry and taking possession of the Premises or removing or storing Tenant’s furniture and property. Tenant shall save Landlord harmless from any loss, fees, costs or damages and expenses (including reasonable attorney’s fees) suffered by Landlord because of any termination and re-entry. No re-entry shall be considered or construed to be an illegal forcible entry.
(B)Acceleration. With or without terminating this Lease, declare the entire amount of all Rent which would have become due and payable during the remainder of this Term to be due and payable immediately, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of this Lease as selected by Landlord, in which event Tenant agrees to pay the same to Landlord immediately. This payment shall constitute payment in advance of the Rent stipulated for the remainder of the Term. Acceptance by Landlord of the payment of this Rent shall not constitute a cure or waiver of any then existing default or any subsequent default other than an existing default for non-payment of Rent.
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(C)Terminate Possession. Enter upon and take possession of the Premises, without terminating this Lease and without being liable to prosecution or any claims for damages. Landlord may then relet all or any portion of the Premises for any term or terms and at any rental or rentals and upon any other terms and conditions as Landlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to the Premises. In the event of any reletting, rentals received by Landlord from reletting shall be applied: first, to the payment of any indebtedness, other than Rent, due from Tenant to Landlord; second, to the payment of the Rent due and unpaid; third, to the payment of all expenses of Landlord in repairing, restoring or altering the Premises for reletting, together with leasing fees and all other expenses in seeking and obtaining a new tenant and any other costs and damages suffered by Landlord as a result of the Event of Default; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable. Should rentals received from re-letting during any month and applied to the Rent be less than the Rent reserved hereunder, then Tenant shall immediately pay any deficiency to Landlord. Deficiencies shall be calculated and paid monthly. Should rentals received from re-letting during any month and applied to the Rent be greater than the Rent reserved hereunder, the entire amount shall belong to Landlord free of any claim of Tenant thereto. No re-entry on or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless either a written notice of this intention is given to Tenant.
(D)Other. Make such payment or do such act that Tenant has failed but is required to do under this Lease, and the expenses of Landlord thereof, shall constitute Additional Rent hereunder due and payable by Tenant within ten (10) business days of demand therefor by Landlord.
19.02    Damages. Notwithstanding any action taken by Landlord as a result of an Event of Default, Landlord may at any time elect to terminate this Lease for such Event of Default. Should Landlord at any time terminate this Lease for any Event of Default, in addition to any other remedy it may have, Landlord may recover from Tenant all damages it may incur by reason of any Event of Default. Landlord’s recovery shall include the cost of recovering the Premises, legal fees, and any and all past-due amounts owing under this Lease.
19.03    Performance of Tenant’s Obligations. In no event shall Landlord’s termination of Tenant’s right to possession of the Premises abrogate Tenant’s obligation to pay Rent hereunder for the full Term. Following any re-entry of the Premises by or on behalf of Landlord, Tenant shall continue to pay all Rent as the same become due under the terms of this Lease, together with all other expenses incurred by Landlord in regaining possession of the Premises until such time, if any, as Landlord relets the Premises and the Premises are occupied by such successor.
19.04    Mitigation. Landlord shall exercise commercially reasonable efforts to mitigate its damages following any Event of Default by Tenant hereunder, but in the event Landlord terminates the Lease or Tenant’s right to possession pursuant to Sections 19.01(A) or 19.01(C) of this Lease, the remaining provisions of this Section 19.04 shall apply. Landlord shall be deemed to have used objectively reasonable efforts to mitigate damages by advising Landlord’s leasing agent of the availability of the Premises and advising at least one (1) outside commercial brokerage entity of the availability of the Premises. Provided, however, that Landlord shall not be obligated to re-lease the Premises before leasing any other unoccupied portions of the Property. If Landlord receives any payments from the re-leasing of the Premises, any such payments shall reduce the damages to Landlord as provided in Section 19.02 of this Lease.
19.05    Miscellaneous. All remedies available to Landlord under this Lease and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises, nor acceptance of Rent by Landlord with knowledge of the breach of any covenant or condition, shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges, or for damages for the breach of any covenant or condition. Neither shall the bringing of any action for Rent, charges or breach of covenant or
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condition, or the resort to any other remedy or right for the recovery of Rent, charges or damages for breach, be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession of the Premises.
ARTICLE 20.BANKRUPTCY.
20.01    Event of Bankruptcy. For purposes of this Lease, each of the following shall be deemed an “Event of Bankruptcy” of Tenant:
(A)If Tenant becomes insolvent, as defined in Title 11 of the United States Code entitled “Bankruptcy,” 11 U.S.C. § 101, et seq. as amended, or any successor statute (the “Bankruptcy Code”) or under the insolvency laws of any state, district, commonwealth, or territory of the United States of America (the “Insolvency Laws”) or makes any transfer in fraud of creditors;
(B)if a receiver or custodian is appointed for any or all of Tenant’s property or assets, or if there is instituted a foreclosure action on any of Tenant’s property;
(C)if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws;
(D)if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing, or results in issuance of an order for relief against the debtor;
(E)if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or to a common law composition of creditors.
20.02    Assumption by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease under this Article 20 shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee’s assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the date of the Trustee’s appointment. The failure of the Trustee to give notice of the assumption within this period shall conclusively and irrevocably constitute the Trustee’s rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord adequate assurance of future performance. If Tenant is unable to (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, or (iii) pay the Rent due under this Lease on time, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord.
20.03    Assignment of Lease by Trustee. If this Lease is assigned to a third party by a Trustee in Bankruptcy and the assignee agrees to pay more rent than Tenant pays as Rent (including Basic Rent as adjusted and Tenant’s Proportionate Share of Taxes and Expenses) under this Lease, then Landlord shall receive all Rent called for under this Lease plus fifty percent (50%) of the amount by which the monies paid by assignee to the Trustee exceed all Rent due.
ARTICLE 21.HOLDING OVER.
21.01    Holdover. If Tenant holds possession of the Premises after the termination or expiration of this Lease for any reason without Landlord’s prior written consent, Tenant shall become a tenant-at-sufferance and shall pay Landlord one hundred twenty-five percent (125%) of the then current Rent for a period of the first three
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months of Tenant’s holdover and thereafter double the then current Rent, provided that no payment shall create any lease arrangement whatsoever between Landlord and Tenant unless expressly agreed to in writing by Landlord. Tenant shall give Landlord not less than ninety (90) days advance written notice of any holdover. During any Tenant holdover period, Landlord retains all of Landlord’s rights under this Lease, including damages as a result of the termination of this Lease and the right to immediate possession of the Premises. Nothing contained in this Lease shall be construed to grant Tenant permission to holdover. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other. Notwithstanding the foregoing, Tenant shall not be responsible for any consequential damages under this Section 21.
ARTICLE 22.ACCESS BY LANDLORD.
22.01    Access by Landlord. Landlord shall retain duplicate keys to all of the doors of the Premises, and Tenant shall install no lock on any of the doors of the Premises without giving Landlord a key therefor. Landlord or its agents shall have access to the Premises upon prior notice to Tenant during Normal Business Hours, except in cases of emergency (when immediate access is necessary, Landlord will notify Tenant by the next business day after such access) in order to inspect, clean and make necessary or reasonable repairs to the Premises or the Building. During the final twelve (12) months of the Term, upon prior notice, or at such times as Tenant is in default of the terms of this Lease Agreement, Landlord shall have the right to show the Premises at reasonable times to prospective tenants, but Landlord shall endeavor to reduce disturbance to Tenant during Normal Business Hours. Throughout the Term, upon prior notice, or at such times as Tenant is in default of the terms of this Lease Agreement, Landlord shall have the right to show the Premises at reasonable times to Landlord’s current and prospective lenders or mortgagees and prospective purchasers of the Property or portions thereof. Notwithstanding any provision of this Lease to the contrary, Landlord acknowledges that Tenant handles confidential or sensitive information for itself and its clients and as such, (i) Landlord shall use commercially reasonable efforts to keep such information strictly confidential, and shall (a) cause all of its officers and employees to keep such information strictly confidential, and (b) not permit any of its agents, representatives, contractors, prospective purchasers, lenders and tenants to access the Premises, unless such party has executed a confidentiality agreement substantially similar to the terms of this Article 22 with respect to any and all information viewed or otherwise observed within the Premises, and (ii) provided no Event of Default exists and Tenant is then occupying the Premises, Tenant shall have the opportunity to provide a representative of Tenant to accompany any such entry; however, Tenant’s failure to provide a representative shall not preclude Landlord from entering the Premises. Notwithstanding anything to the contrary in this Article 22, Landlord shall not (except as expressly provided herein) itself or through its employees, officers, or contractors, and Landlord’s prospective purchasers, lenders and tenants shall not, have the right to access any closed drawers, closed cabinets, safes or vaults within the Premises or any “secured areas” within the Premises, which are designated by Tenant as provided herein. Except in cases of real or apparent emergency, in which case no approval shall be required, none of Landlord, its employees, officers, or contractors, and none of Landlord’s prospective purchasers, lenders or tenants shall be entitled to inspect or access any closed drawers, closed cabinets, safes or vaults within the Premises or any secured areas within the Premises, without Tenant’s prior written approval (not to be unreasonably withheld, or conditioned) and all such parties shall abide by any reasonable rules, regulations and procedures as Tenant may have from time to time notified Landlord in advance that are applicable with respect to any such entry, including reasonable limitations as to time of entry and controls by Tenant with respect to the conduct of such entry. For any area other than a vault, safe or closed drawer or cabinet to be considered a secured area, Tenant shall clearly label and install conspicuous signage on such area clearly designating such area as being a secure area. To the extent that Landlord or its employees, officers or contractors are prevented from entering any such secure areas, vaults, safes, drawers or cabinets, Landlord shall have no obligation to provide services to such areas, including janitorial services. In the event of an emergency, Landlord may acquire access to any secure
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areas, cabinets, drawers, vaults or safes by any means necessary, including the immediate destruction of the locks and/or doors.
ARTICLE 23.WAIVER OF LANDLORD’S LIEN.
23.01    Waiver of Landlord Lien. Landlord hereby waives all contractual, statutory and constitutional liens held by Landlord on Tenant’s personal property, goods, equipment, inventory, furnishings, chattels, accounts and assets (“Tenant’s Property”) to secure the obligations of Tenant under this Lease until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant’s Property, at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant’s obligations under this Lease.
ARTICLE 24.TENANT INFORMATION.
24.01    Tenant Information. From time to time, at Landlord’s request but no more than once in any calendar year, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten business (10) days’ advance written notice from Landlord: (a) a current financial statement for Tenant (including a current balance sheet and a profit and loss statement) and Tenant’s financial statements for the previous three accounting years; and (b) a copy of the federal and state tax returns filed by Tenant in the most recent full tax year and similar returns for the prior three tax years. All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, Tenant shall not be required to deliver financial information on Tenant so long as Tenant is a publicly traded company and such financial information is available to Landlord through readily available public services. Tenant hereby authorizes Landlord, from time to time but no more than twice in any calendar year, without notice to Tenant, to obtain a credit report or credit history on Tenant from any credit reporting company.
ARTICLE 25.NO WAIVER OF BREACH.
25.01    No Waiver of Breach. No waiver of any breach of the covenants, provision or conditions contained in this Lease shall be construed as a waiver of the covenant itself or any subsequent breach itself, and if any breach shall occur and afterwards be compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred unless otherwise agreed. The acceptance of Rent shall neither be, nor construed to be, a waiver of any breach of any term, covenant or condition of this Lease. No acceptance by Landlord of a lesser sum than the Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.
ARTICLE 26.NOTICE.
26.01    Notice. Any notice which Landlord or Tenant is required or desires to give to the other shall be deemed sufficiently given or rendered if in writing, either personally via hand delivery, or sent by certified or registered mail, postage or fees prepaid, or sent by recognized overnight courier (such as FedEx), service fees prepaid, to the notice address of the applicable party set out in the Basic Lease Provisions, or at such other notice address as such party shall render to the other at least ten (10) days prior. All such notices or communications shall be deemed delivered, given, and received upon (i) actual receipt by personal delivery, (ii) three (3) business days following the date when the notice was deposited for delivery by certified or registered mail, or (iii) one (1) business day following the date when the notice was deposited for overnight delivery; in any case regardless of
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the refusal to accept delivery or inability to deliver due to the recipient having failed to keep the sender informed of the recipient’s current address. Any notice required to be given to a Landlord mortgagee or lender hereunder shall only be required to be given by Tenant to the extent that Tenant itself has received actual notice of the address of such lender or mortgagee. Notices may be given on behalf of any party by such party’s legal counsel. For purposes of clarification, email is not a sufficient form of notice under this Lease, and the email addresses provided in the notice addresses set out in Basic Lease Provisions, if any, are for convenience purposes only to facilitate informal communications between the parties; provided, however, that routine business communications from Landlord to Tenant or from Tenant to Landlord regarding the operation, service, maintenance and repair of the Property and that are not expressly required herein to be given in writing may be given by email as long as they do not contain any allegation of default by the other party. Notwithstanding the preceding sentence, email is not sufficient for notices required or permitted under Section 9.03 (Cleaning), Section 9.09 (Interruption), Section 9.10 (Property Management) or Section 11.03 (Self-Help).
ARTICLE 27.BROKERAGE.
27.01    Brokerage. Tenant represents and warrants that it has not had dealings with any real estate broker, finder or other person, with respect to this Lease in any manner other than Trask Land Company, Inc. and Cameron Management Inc, as Landlord’s representatives, and Jones Lang LaSalle, as Tenant’s representative (collectively, the “Brokers”). Landlord shall pay such compensation as may be due to Brokers in accordance with, and subject to the terms and conditions of, a separate written agreement, but this Article creates no rights in favor of, and is not enforceable by, the Brokers. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from any claims that may be asserted against Landlord by any broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by Tenant) other than the Brokers, claiming to have dealt with Tenant in connection with the negotiation and/or execution of this Lease. The provisions of this article shall survive the expiration or termination of this Lease.
ARTICLE 28.LIMITATION ON LANDLORD LIABILITY
28.01    Limitation on Landlord Liability. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord generally, but are made and intended to bind only Landlord to the extent of its interest in the Property as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord personally on account of this Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease, but shall only be asserted or enforceable against Landlord’s interest in the Property, as the same may, from time to time be encumbered. Tenant agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for any damage to any goods, wares, merchandise, or other property of Tenant or Tenant’s agents, employees, guests, customers, independent contractors or invitees or any other person in or about the Property or the Premises, unless such damage or loss is caused during the Term by the negligence or willful misconduct of Landlord (and not other tenants), and Landlord shall not be liable for injury to the person of Tenant or to Tenant’s agents, employees, guests, customers, independent contractors or invitees whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or from any other cause, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Property or from other sources or places, and regardless of whether the cause of such damage or injury or means of repairing the same is inaccessible to Tenant unless such damage or injury was due to the negligence or willful misconduct of Landlord (and not other tenants). To the extent that the immediately preceding sentence conflicts with the provisions of Section 17.03 above, Section 17.03 will control. Tenant shall defend, indemnify and save Landlord and Landlord’s Property Manager exempt and harmless for and on account of, any damage or injury to any person, or to the goods, wares, and merchandise and other property of Tenant or
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Tenant’s agents, employees, guests, customers, independent contractors or invitees or any other person, arising from the use of the Premises or arising from the failure of Tenant to keep the Premises in good condition as required, except to the extent such damage was caused by the negligence or willful misconduct of Landlord (and not other tenants). To the extent that the immediately preceding sentence conflicts with the provisions of Section 17.03 above, Section 17.03 will control. Neither Landlord nor Landlord’s Property Manager shall be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the same Building.
ARTICLE 29.PARKING.
29.01    Prior to Parking Deck Completion. The provisions of this Section 29.01 shall apply prior to the “Parking Deck Completion Date” (as defined in the Parking Deck Amendment). Tenant shall have the right of non-exclusive use, in common with others, of the outdoor ground level automobile parking areas on the Property. Parking shall be restricted to paved, striped parking spaces and any vehicle parked in any other location on the Property may be towed, at Tenant’s expense, without notice. All parking spaces associated with the Building are intended for the use of passenger vehicles only. Except for intermittent deliveries, no vehicles other than passenger vehicles may be parked in the parking spaces. Notwithstanding anything to the contrary stated above, Landlord reserves the right to reasonably designate specific spaces in the surface parking area, as appropriate for Landlord’s performance of its obligations hereunder and for property management services to the Property.
29.02    From and After Parking Deck Completion. The provisions of this Section 29.02 shall apply from and after the Parking Deck Completion Date. Tenant shall have the right of non-exclusive use, in common with others, of Tenant’s Parking Share of the outdoor ground level automobile parking areas on the Property. Tenant shall have the right of exclusive use of the Parking Deck except only as expressly provided otherwise in this Section 29.02 and Section 29.03 below. Vehicles may only be parked in paved, striped parking spaces and any vehicle parked in any other location on the Property may be towed, at the expense of the vehicle owner, without notice. All parking spaces associated with the Premises are intended for use by passenger vehicles, except for intermittent deliveries by commercial vehicles, for which parking spaces also shall be used. Notwithstanding anything to the contrary stated above, Landlord reserves (a) the right to use those certain specific uncovered parking spaces and up to two (2) spaces within the Parking Deck designated by Landlord under the Existing Building Lease for Landlord’s performance of its obligations under this Lease and for property management services to the Property and (b) the right to use of the parking facilities other than the Parking Deck for construction parking as reasonably necessary or required by applicable law in connection with construction of Landlord Development (as defined in Section 33.03). For the purposes of this Article 29, the term “Tenant’s Parking Share” means the quotient, expressed as a percentage, of (x) the rentable square footage of the Premises divided by (y) the sum of (i) the rentable square footage of the Building, (ii) the rentable square footage of the Existing Building, and (iii) the rentable square footage of any buildings constructed in connection with Landlord Development. Notwithstanding the foregoing, Tenant shall not be entitled to use of the Parking Deck prior to the Parking Deck Completion Date.
29.03    Effect of Reduction. If there shall be a reduction to the Premises then (A) the amount of parking spaces in the Parking Deck that are exclusive to Tenant shall be reduced proportionate to the reduction in the Premises, at a rate of 4 spaces per 1,000 rentable square feet in the reduced area (and a corresponding number of parking cards or entry fobs shall be given by Tenant to the applicable landlord for use by itself or by a tenant of the Building other than Tenant), and (B) Tenant will be entitled to reserve, and to mark with appropriate signage or paint, up to five (5) surface parking spaces for this Building, including one (1) handicap space, adjacent to the Building. This Section 29.03 shall not be construed as a right to surrender of give-back any portion of the Premises.
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ARTICLE 30.HAZARDOUS MATERIAL.
30.01    Tenant’s Responsibility. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on, under or within the Property. Tenant shall not allow the storage or use of such substances or materials in any manner not authorized by Environmental Laws (as defined herein), nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant’s business and then only after written notice is given to Landlord of the identity of such substances or materials. Tenant covenants and agrees that the Premises will, at all times during its use or occupancy thereof, be kept or maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits, and regulations of all state, federal, local, and other governmental and regulatory authorities, agencies, and bodies applicable to the Premises, pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or material including, but not limited to the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act 1980, as from time to time amended (all hereafter collectively called “Environmental Laws”).
30.02    Tenant’s Liability. Tenant shall hold Landlord, the Property Manager and their respective successors and assigns, free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which such indemnified party shall incur, or which such indemnified party would otherwise incur, by reason of Tenant’s failure to comply with this Article 30 including, but not limited to (1) the cost of bringing the Premises into compliance with all Environmental Laws; (2) the reasonable costs of all appropriate tests and examinations of the Premises to confirm that the Premises are in compliance with all Environmental Laws; and (3) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Article 30.
30.03    Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this Article 30. Such Audits shall be conducted in such a manner as to minimize the interference with the Permitted Use and Tenant’s other activities at the Premises permitted or required by the terms of this Lease; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Article 30. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Article 30, in which case the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter shall be paid for on demand by Tenant.
30.04    Landlord’s Responsibility. Landlord covenants and agrees that the services, maintenance, inspections, alterations and improvements that Landlord is obligated to, or otherwise elects to, perform, conduct or furnish at, on or to the Property shall at all times be performed by Landlord or its Property Manager or independent contractors (which shall include but not be limited to the Auditors) in compliance with, and with all permits required by, Environmental Laws. All covenants made by, and obligations imposed upon or assumed by, Tenant under this Article 30 shall expressly exclude any negligent acts or omissions within the Premises by Landlord or its Property Manager or independent contractors (which shall include but not be limited to the Auditors). This Article 30 shall not apply to any condition or matter constituting a violation of any Law (i) which existed prior to the commencement of Tenant’s use or occupancy of the Premises and was not caused or permitted to be caused, in whole or in part, by Tenant or Tenant’s agents, employees, guests, customers, independent contractors or invitees; or (ii) to the extent such violation is caused by, or results from, an act or neglect of Landlord or Landlord’s agents, employees, officers, partners, contractors, guests, or invitees.
Office Lease    Page 36

30.05    Tenant’s Liability After Expiration or Termination of Lease. The covenants contained in this Article 30 shall survive the expiration or termination of this Lease, and shall continue for so long as an indemnified party may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify same under this Article 30.
ARTICLE 31.SIGNAGE.
31.01    In General. Tenant shall be entitled all exterior signage on the Building permitted under all laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located, and all requisite approvals thereunder, including, but not limited to the Master Declaration (collectively, the “Sign Requirements”), in compliance with the following provisions of this Section 31.01, provided that Tenant shall provide advance written notice to Landlord of any changes in exterior signage on the Property. Exterior and interior signage shall be borne at Tenant’s sole cost and expense. If Tenant receives all required approvals, Tenant shall install all signage in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with the Sign Requirements, and in the event that Landlord leases space in the Building to other tenants, shall be conducted a manner so as not to unreasonably interfere with the use of the Building grounds while such construction is taking place. Signage for any subtenant of Tenant shall be at Tenant’s sole cost and expense and subject to the approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord shall cause all interior signage to be installed, at Tenant’s expense. Following Tenant’s installation of exterior signage, Landlord shall maintain the signage in accordance with the Sign Requirements (defined herein) at Tenant’s sole cost and expense. If exterior signage uses any electricity, Tenant shall pay the electrical costs associated therewith (as reasonably allocated by Landlord among all tenant’s having sign panels illuminated). Prior to the end of the Term, or within five days after this Lease or Tenant’s right to possess the Premises has been terminated, Landlord, at Tenant’s sole cost and expense, shall remove all signage and repair all damage caused thereby and restore all such areas to its condition before the installation of the applicable signage, including the removal of any discoloration caused by the presence of the sign and Tenant shall reimburse Landlord promptly upon demand for all costs related to such removal, repair and restoration work. The rights granted to Tenant under this Article 31 are personal to the originally-named Tenant and may not be assigned to any party other than a Permitted Transferee.
31.02    Changes. Any changes or additions to the signage shall be subject to Landlord’s prior written approval, which approval shall not unreasonably be withheld or delayed. Except to the extent of an express conflict between this Article 31 and Article 14, the provisions of Article 14 shall also apply to Tenant’s signage.
ARTICLE 32.MISCELLANEOUS.
32.01    Recordation. Neither Landlord nor Tenant shall record this Lease; provided, however, at the request of either Landlord or Tenant, the parties shall execute and record a memorandum of this Lease in the form attached hereto as Exhibit F. Promptly after the expiration or termination of this Lease for any reason, the parties shall execute and record and a termination of any such memorandum. The costs of recording shall be the responsibility of the party requesting the memorandum.
32.02    Severability. Each and every covenant, agreement, obligation or other provision contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement of the party bound by, undertaking or making the same, and shall not be construed to be dependent on any other provision of this Lease unless expressly provided. If any term or provision of this Lease shall, to any extent, be declared invalid or unenforceable, the remainder of this Lease, including the application of any term or provision, to persons or circumstances other than those as to which the application is declared invalid or unenforceable, shall not be affected.
Office Lease    Page 37

32.03    Governing Law. This Lease and the rights and obligations of the parties are governed by the laws of the state of North Carolina.
32.04    Time. TIME IS OF THE ESSENCE IN ALL TIME LIMITS CONTAINED IN THIS LEASE.
32.05    Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery does not constitute an offer to Tenant or an option to Lease. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.
32.06    Headings. The headings in this Lease are used for convenience of reference only and do not define, limit or extend the scope or intent of this Lease.
32.07    Waiver of Redemption. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any proper cause or if Landlord shall obtain possession of the Premises pursuant to the terms of this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law.
32.08    Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute propriety information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants in the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. Notwithstanding the preceding terms of this Section, Landlord acknowledges and approves disclosure of the Lease by Tenant while Tenant is a “publicly traded” company subject to the reporting requirements of Section 14 of the Securities Exchange Act of 1934 (as amended), but only to the extent that (and only to the parties to whom) disclosure is required under such Act
32.09    Attorneys’ Fees. In the event of employment of any attorney by Landlord because of Tenant’s violation of any term or provision of this Lease, Tenant shall pay all reasonable attorney’s fees.
32.10    Limitation on Damages. Notwithstanding any other provisions in this Lease, but subject to the immediately following sentence, neither Landlord nor Tenant shall be liable to the other for any special, consequential, incidental or punitive damages. Notwithstanding the foregoing, this Section 32.10 shall not relieve (i) either party of any duty to indemnify the other for third party claims or (ii) relieve Tenant of (a) any liability for unpaid Rent of any kind, accelerated or otherwise, or (b) any liability for costs, damages or expenses set forth in Article 19, captioned “Landlord’s Rights Upon Tenant Default”.
32.11    Representation. Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.
32.12    Rules and Regulations. Tenant shall comply with the Rules and Regulations promulgated by Landlord from time to time. Any violation of these rules and regulations shall constitute an Event of Default.
Office Lease    Page 38

Landlord shall have the right to amend the Rules and Regulations from time to time and shall give Tenant ten (10) days prior notice of any such changes. Landlord’s current Rules and Regulations are attached as Exhibit C. Any amendment to the Rules and Regulations shall not unreasonably alter or restrict Tenant’s use and occupancy of the Premises.
32.13    Entire Agreement. The provisions of this Lease constitute the entire agreement of the parties. No terms, conditions, warranties, promises, or understandings of any nature whatsoever, expressed or implied, shall be binding upon the parties unless set forth in writing in this Lease.
32.14    Adopted Accounting Method. As used in this Lease, the term “Adopted Accounting Method” shall mean the commercially reasonable method of accounting selected by Landlord from time to time and consistently applied, which may include, without limitation, generally accepted accounting principles or a federal income tax basis of accounting accrual. Notwithstanding the foregoing, the Adopted Accounting Method must be on an accrual basis and cannot be on a cash basis.
32.15    Execution. This Lease may be executed electronically, including without limitation via DocuSign or similar software. This Lease may be executed in multiple counterparts, each of which will constitute an original but which together will constitute a single instrument. Physical and electronic copies of this Lease and the parties’ signatures hereto will have the same force and effect as originals.
ARTICLE 33.SPECIAL PROVISIONS
33.01    Extension Options. Provided Tenant is not in default of the terms of this Lease, and further provided Tenant has not subleased or assigned all or any portion of the Premises, Tenant shall have two (2) options (each a “Extension Option”) to extend the Term for periods of eight (8) years each (the “Extension Period”). Each Extension Period, if duly and timely exercised, shall commence at 12:00 a.m. on the day immediately after the previously scheduled Expiration Date and expire at 11:59 p.m. on the last day of the eighth (8th) anniversary of the previously scheduled Expiration Date (which date, upon exercise of the Renewal Option, shall become the “Expiration Date” for all purposes under this Lease). Each Extension Option is personal to the originally named Tenant and may not be assigned to any party other than a Permitted Transferee. As a condition of Tenant’s exercise of its option for any Extension Period, Tenant must satisfy the following conditions:
(A)Tenant must notify Landlord, in writing, of its intention to exercise the applicable Extension Option not later than six hundred eleven (611) days prior to the then scheduled Expiration Date.
(B)The Basic Rent during each Extension Period shall be set at the fair market rate, value based on comparable space in Wilmington, North Carolina, taking into account market rate concessions and other factors such as the Premises location, age, amenities and interior improvements. If Tenant duly and timely exercises an Extension Option, and if Landlord and Tenant are then unable to agree upon the fair market rental rate for the Extension Term within sixty (60) days after Landlord’s receipt of Tenant’s written election of the applicable Extension Option, then the prevailing fair market rate for similar space shall be determined by an appraiser mutually agreed upon by Landlord and Tenant or if they cannot mutually agree on one appraiser, then by three appraisers holding the earned designation “MAI” and having at least five years’ experience in appraising commercial real estate in the Wilmington, North Carolina area, one appraiser to be selected by Tenant, one appraiser to be selected by Landlord, and the third appraiser to be selected by the other two appraisers. If the three appraisers are unable to agree upon the prevailing fair market rate, then each shall submit its written determination, and the fair market rate will be the average of the two closest appraisals. Tenant and Landlord each shall pay the cost of the appraiser it selects and the cost of the third appraiser shall be split equally between Landlord and Tenant.
Office Lease    Page 39

(C)Tenant shall continue to pay to Landlord Additional Rent during any Renewal Period under the same terms and conditions as described in this Lease.
(D)Failure by Tenant to timely satisfy the conditions set out hereinabove for any Extension Period shall result in the termination of the applicable Extension Option and the waiver of all outstanding Extension Options.
33.02    Right of First Offer, Purchase Option and Profits Interest. Tenant shall have a right of first offer to purchase the Property, an option to purchase the Property and a profits interest in certain sales of the Property, all on the terms and conditions set forth on Exhibit E attached hereto and incorporated herein by reference.
33.03    Right to Construct Additional Improvements. From and after the last day of the forty-eight (48th) full calendar month after the earlier to occur of (a) the first anniversary of the Commencement Date or (b) the issuance of a certificate of occupancy for the Building, Landlord shall have the right (whether via subdivision, condominium, ground lease or other legal means) to divide Property for further development or for separate ownership of its component parts (each, “Landlord Development”). Any such Landlord Development will be subject to compliance with applicable governmental laws, regulations, rules, ordinances and codes (including but not limited to applicable parking requirements), as well as applicable restrictive covenants and architectural controls, including but limited to those imposed by the Master Declaration. The site plan for any such Landlord Development, as well any corresponding declarations of covenants, conditions, easements and/or restrictions, shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (acknowledging, for avoidance of doubt, that in recognition of Tenant’s rights, interests and options under this Lease and the Existing Building Lease, Tenant does have an interest in assuring that any declarations of covenants, conditions, easements and/or restrictions are fair and reasonable). It is understood that if approval of Landlord Development constituting only subdivision shall be accomplished prior to Landlord Development consisting of construction on the same subdivided parcel, such construction shall be a separate incident of Landlord Development, subject to Tenant’s prior written approval. If within ten (10) business days after Landlord’s written request Tenant fails to either approve plans for a Landlord Development or notify Landlord in writing with specificity of Tenant’s good faith and reasonable objections thereto, Tenant shall conclusively be deemed to have approved the Landlord Development. Tenant shall not unreasonably withhold, condition or delay its consent to such amendments as Landlord may reasonably request to this Lease (and any recorded memorandum of this Lease) to reflect changes in the definition of Property and similar changes necessary in connection with a Landlord Development.

[End of Text – Signature Page and Exhibits Follow]
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IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the Effective Date.
TENANT:
nCino, Inc.,
a Delaware corporation
By:      /s/ Pierre Naudé
Name:    Pierre Naudé
Title:    President & CEO
LANDLORD:
Cloud Real Estate Holdings, LLC,
a North Carolina limited liability company
By:    /s/ Raiford Trask III
Name:    Raiford Trask III
Title:    Manager

Office Lease    Signature Page

EXHIBIT A-1

Building and Floor Plan of Premises

Trask Land

LS3P

NOT FOR CONSTRUCTION

nCino Phase 2 - Building

6760 Parker Farm Drive
Wilmington, NC 28405

LS3P PROJECT:

FLOOR PLAN - PARTIAL - LEVEL 1 — 1/8" = 1'-0"

RCP - MAIN ENTRY VESTIBULE — 1/8" = 1'-0"

RCP - VESTIBULE — 1/8" = 1'-0"

PARTITION NOTES

FLOOR PLAN SHEET NOTES

KEY PLAN

SHEET NAME:
FLOOR PLAN - LEVEL 1

SHEET:
A-101

Office Lease    Exhibit A-1, Page 1

FLOOR PLAN NOTES BY NUMBER
ELEC A
ELEC B
ELEC C
TELECOM / ELEC

FLOOR PLAN - PARTIAL - LEVEL 2

1/8" = 1'-0"

PARTITION NOTES

FLOOR PLAN SHEET NOTES

KEY PLAN

Trask Land

LS3P

NOT FOR CONSTRUCTION

nCino Phase 2 - Building

6760 Parker Farm Drive
Wilmington, NC 28405

SHEET NAME:
FLOOR PLAN - LEVEL 2

SHEET:
A-102

Office Lease    Exhibit A-1, Page 2

FLOOR PLAN NOTES BY NUMBER
ELECTRICAL ROOM
STRUCTURAL BRACING
TELEPHONE/ELEC
SHAFT

FLOOR PLAN - PARTIAL - LEVEL 3

1/8" = 1'-0"

PARTITION NOTES

FLOOR PLAN SHEET NOTES

KEY PLAN

Trask Land

LS3P

NOT FOR CONSTRUCTION

nCino Phase 2 - Building

6760 Parker Farm Drive
Wilmington, NC 28405

SHEET NAME:
FLOOR PLAN - LEVEL 3

SHEET:
A-103

Office Lease    Exhibit A-1, Page 3

THE DRAWINGS AND ILLUSTRATIONS INCLUDED IN THIS EXHIBIT A-1 ARE INCLUDED FOR THE SOLE PURPOSE OF ILLUSTRATING THE CURRENT BASE FLOOR PLANS OF THE BUILDING. THEY DO NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, A REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THEY DO NOT CONSTITUTE A REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO: ANY CONFIGURATION OF SPACE WITHIN THE PREMISES; ANY CONFIGURATION OF CONFIGURATION OF COMMON AREAS; ANY TENANT OR OCCUPANT; ANY ACTUAL OR PERMITTED USE OF ANY PORTION OF THE BUILDING. TO THE EXTENT OF A CONFLICT BETWEEN THIS EXHIBIT A-1 AND THE REMAINDER OF THE LEASE, THE REMAINDER OF THE LEASE WILL CONTROL.

Office Lease    Exhibit A-1, Page 4

EXHIBIT A-2
Legal Description
Lying and being situate in New Hanover County, North Carolina, and being more particularly described as follows:

BEING all of Tract 4-A, containing 7.74+ acres, as shown on a map entitled “Mayfaire Development Phase II ‘Office Park’ Tract 4 Division”, and recorded in Book of Maps 48 at Pages 390 and 391 in the Office of the Register of Deeds of New Hanover County, North Carolina.

Being in all respects the same tract of land described by metes and bounds as follows:

Beginning at “X” in concrete located in the south right-of-way line of Parker Farm Road (Future Public R/W), said “X” in concrete being the northeast property corner of Tract 4-A Mayfaire Development Phase II, “Office Park”, Tract 4 Division as the same is shown in Map Book 48 Pages 390 Thru 391 of the New Hanover County Registry, said “X” in concrete being the POINT OF BEGINNING; thence South 05 degrees 25 minutes 46 seconds West a distance of 624.67 feet to an existing iron pipe; thence South 88 degrees 07 minutes 08 seconds West a distance of 644.86 feet to an existing iron pipe; thence North 05 degrees 25 minutes 46 seconds East a distance of 477.16 feet to a point; thence South 84 degrees 34 minutes 14 seconds East a distance of 207.11 feet to a point; thence North 05 degrees 25 minutes 46 seconds East a distance of 30.50 feet to a point; thence South 84 degrees 34 minutes 14 seconds East a distance of 194.48 feet to a point; thence North 05 degrees 25 minutes 46 seconds East a distance of 184.26 feet to a point located in the south right-of-way line of Parker Farm Road (Future Public R/W); thence along and with said south right-of-way line South 84 degrees 34 minutes 14 seconds East a distance of 131.92 feet to an existing iron pipe; thence North 80 degrees 06 minutes 38 seconds East a distance of 56.04 feet to an “X” in concrete; thence South 84 degrees 34 minutes 14 seconds East a distance of 52.05 feet to the POINT OF BEGINNING; containing 7.74 acres, more or less.

TOGETHER WITH all right, title and interest of Grantor in and to that certain Declaration of Covenants, Conditions, Easements and Restrictions for Mayfaire, dated May 2, 2003, executed by Brody Zimmer, LLC, as Declarant, recorded on May 2, 2003, in Book 3772, at Page 1, in the Office of the Register of Deeds of New Hanover County, North Carolina, and re-recorded on May 14, 2003, in Book 3788, at Page 1, in the Office of the Register of Deeds of New Hanover County, North Carolina, as the same may, from time to time, be modified, supplemented and/or amended (collectively, the “Declaration”), including, without limitation: (a) a non-exclusive right and easement of use, access and enjoyment in and to the Common Area (as defined in the Declaration); and (b) an easement of encroachment, and for maintenance and use of any permitted encroachment.

TOGETHER WITH, ALSO, all right, title and interest of Grantor in and to that certain Declaration of Easements, Covenants, Conditions and Restrictions, dated December 16, 2005 between Mayfaire I, LLC and LH Greencastle LLC, and recorded in Book 4952 at Page 2439 in the Office of the Register of Deeds of New Hanover County, North Carolina, including, without limitation: (a) certain signage rights; (b) a joint access easement; (c) a general access easement; (d) a general utility easement; (e) a specific utility easement; and (f) a specific drainage easement.
Office Lease    Exhibit A-2

EXHIBIT A-3

Anticipated Location of the Building
For purposes of the Lease, the Building is anticipating to be located in the area designated above as “Expansion Office Building.”

THE DRAWINGS AND ILLUSTRATIONS INCLUDED IN THIS EXHIBIT A-3 ARE INCLUDED FOR THE SOLE PURPOSE OF ILLUSTRATING THE CURRENTLY ANTICIPATED LOCATION OF THE BUILDING (THE “NEW BUILDING” AS DEFINED IN THE WORK LETTER) AND FOR NO OTHER PURPOSE. THEY DO NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, A REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THEY DO NOT CONSTITUTE A REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO ANY FUTURE DEVELOPMENT OF ANY PORTION OF THE PROPERTY. TO THE EXTENT OF A CONFLICT BETWEEN THIS EXHIBIT A-3 AND THE REMAINDER OF THE LEASE OR THE WORK LETTER, THE REMAINDER OF THE LEASE AND THE WORK LETTER WILL CONTROL.
Office Lease    Exhibit A-3

EXHIBIT B

Exclusions from Expenses

1.Any Expenses which are properly classified as capital expenses in accordance with the Adopted Accounting Method (a “Capital Expense”), shall be amortized on a straight line basis over the anticipated useful life of the improvement and only the applicable amortized portion of such expense will be included within the Expenses for each year. Without limiting the generality of the foregoing, the parties anticipate the amortized portion of the following costs and expenses would constitute Capital Expenses and be included in Expenses on an amortized basis as described above: replacement of HVAC units and systems or the major components thereof; repaving and restriping parking areas; and replacement of the roof membrane. Notwithstanding the foregoing, the following shall not be included in Expenses: (a) capital expenses incurred to repair or replace the structural elements of the roof, exterior walls or foundation of the Building or the Parking Deck (specifically excluding the roof membrane); and (b) the cost of constructing the Building or the Parking Deck (collectively, “Excluded Capital Expenses”).
If in any calendar year Landlord incurs Capital Expenses that exceed, on an unamortized basis, $100,000, and that are not Excluded Capital Expenses, Landlord, at its option, may either (x) include the amortized portion of such Capital Expenses in Expenses for such year and subsequent years in accordance with the preceding grammatical paragraph or (y) beginning effective on January 1 of the following calendar year, increase the Basic Rent for the remainder of the Term by the same amount (after giving effect to escalations of Basic Rent) that would otherwise have been amortized and included in Expenses for the remainder of the Term pursuant to option (x) and the preceding grammatical paragraph (including the amortized portion that would have been included in the calendar year that the eligible Capital Expenses were incurred), it being the intent of the parties that Landlord’s election of option (y) will not result in any increased actual cost to Tenant, and without limiting the generality of the foregoing clause, it is agreed that any increase in Basic Rent pursuant to option (y) shall be excluded from each and every escalation of Basic Rent under this Lease during the Term. Landlord will notify Tenant of its election of option (x) or (y) in writing not later than 30 days prior to the start of the year in which Basic Rent would be increased pursuant to option (y). Landlord’s failure to timely elect option (x) or (y) will be deemed an election of option (x).
Tenant agrees to execute a statement in the form reasonably provided by Landlord confirming any adjustments to Basic Rent resulting from this Section 1 within ten (10) business days after Landlord’s request, but Tenant’s failure to execute such a statement will not affect the validity of the adjustment to Basic Rent.
2.The amount of rent or other charges payable under and pursuant to any ground lease or superior lease pertaining to the Land on which the Building or the Parking Deck is located, and/or the Building or the Parking Deck.
3.Interest payable by Landlord with respect to any debts secured by a deed of trust or mortgage on the Building, the Parking Deck and/or the Land. Notwithstanding the foregoing, only with respect to periods of time when Cloud Real Estate Holdings, LLC is the Landlord under this Lease, Permitted Interest shall be included as an Expense. The term “Permitted Interest” means interest paid (at the regular, non-default rate) by Cloud Real Estate Holdings, LLC on the loan made by First Citizens Bank & Trust Company to finance the construction and ownership of the Building, which loan will have a fixed interest rate after construction and be a third lien against the Property (the “Building Loan”), but only to the
Office Lease    Exhibit B, Page 1

extent that (x) such interest exceeds 3.0% per annum and (y) such interest accrues during the initial 10 year amortization period of the Building Loan (i.e., during the initial 10 year term commencing once the Building Loan converts from the interest-only construction loan term to the amortizing permanent loan term); provided, however, that Permitted Interest will not include any interest payments to the extent that the same are included in the New Building Project Costs (as defined in the Work Letter) or Parking Deck Project Costs (as defined in the Parking Deck Amendment). The Permitted Interest formula is as follows:
(A) the sum of regular monthly principal and interest payments made on the Building Loan during the period in question, which payments will be based on a 25 year amortization over the actual (non-default) interest rate on the Building Loan
    MINUS
(B) the sum of monthly principal and interest payments that would have been required under the Building Loan during the period in question had the interest rate applicable to the Building Loan been a fixed three percent (3%) per annum, based on a 25 year amortization
Solely for purposes of illustration, a sample calculation of Permitted Interest is attached hereto as Exhibit B-3.
4.Costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, the Parking Deck and/or the Land.
5.Amortization or other payments or charges on loans to Landlord, whether loans secured by a deed of trust, mortgage, or otherwise on the Building, the Parking Deck and/or the Land.
6.Amortization or depreciation of the Building or the Parking Deck or any improvements on the Land under or pertaining to the Building or the Parking Deck; provided, however, that amortized Capital Expenses shall not be excluded except for (i) Excluded Capital Expenses and (ii) Capital Expenses which have been converted to Basic Rent pursuant to the second grammatical paragraph of Section 1 above.
7.Expenses incurred in leasing or procuring new tenants, including expenses for advertising and marketing, commissions, preparation of leases, renovating space for new tenants, and build-out allowances, moving expenses, assumption of rent under existing leases and other concessions or inducements granted or paid to new tenants.
8.Legal, auditing, consulting and professional fees, (other than those legal, auditing, consulting and professional fees necessarily incurred in connection with the normal and routine maintenance and operation of the Building, the Parking Deck and/or the Land) paid or incurred in connection with negotiations for leases, enforcing leases, ground leases or mortgages, or defending against the enforcement of leases, ground leases or mortgages, financings, refinancings, sales, acquisitions, zoning proceedings or actions, environmental permits or actions, lawsuits, or further development of the Land; provided, however, that legal, accounting, auditing, consulting and professional fees reasonably or necessarily incurred in connection with the normal and routine maintenance, repair and operation of the Building, the Parking Deck and/or the Land shall not be excluded.
9.Expenses for repair, the maintenance or replacement paid by proceeds of condemnation awards or covered by warranties, guarantees and service contracts and any costs due to casualty (whether insured or not).
Office Lease    Exhibit B, Page 2

10.Costs for which Landlord is reimbursed by tenants or other occupants of the Building (other than in the course of payment of their share of Expenses) or third parties (including insurers).
11.Wages, costs and salaries associated with home office, off-site employees of Landlord other than (a) professional services provided by such employees which would otherwise be provided by outside professionals, but only to the extent such services are included at reasonable market rates and (b) to the extent directly attributable to on-site work by such employees.
12.The cost of correcting latent defects and defects in base building construction for the Building or its systems or the Parking Deck or its systems including noncompliance with governmental codes and laws, and repairs or replacements caused by Landlord’s negligence or the negligence of Landlord’s agents, employees or contractors.
13.Any cost representing an amount paid to any entity related to Landlord or the Property Manager which is in excess of the amount which would have been paid in the absence of such relationship.
14.Costs incurred due to violation of applicable laws or regulations by Landlord (excepting repairs and replacements required under applicable laws or regulations enacted, modified or first interpreted to apply to the Property after the Effective Date, subject to the foregoing capital expense limitations) or due to the gross negligence or intentional misconduct of Landlord.
15.Costs of repairs, replacements or other work occasioned by the exercise by governmental authorities of the right of eminent domain.
16.Penalties and interest for late payment of Taxes, insurance premiums, equipment lease payments and other payment obligations of Landlord.
17.Contributions to Expenses reserves over and above those permitted by the Adopted Accounting Method or required by the terms and conditions of commercially reasonable loan documents by which Landlord is bound.
18.Contributions to charitable organizations; provided, however, that this provision shall not be construed to exclude any dues, assessments or other payments to applicable owners associations that are required under the terms of applicable declarations or restrictive covenants, including but not limited to the Master Declaration.
19.Costs and disbursements incurred to comply with Environmental Laws as a result of the negligence, misconduct or violation of Environmental Laws by Landlord or Landlord’s agents, employees, contractors or subcontractors.
20.Costs of constructing additions to the Building or the Parking Deck or new buildings on the Land or otherwise further developing the Land.
21.If and only if portions of the Building are leased from Landlord by tenants other than Tenant:
a.costs incurred in removing the property of former tenants or other occupants of the Building.
b.Insurance premiums to extent any tenant (other than Tenant or any subtenant or licensee of Tenant or any other party claiming by or through Tenant) causes such premiums to increase.

Office Lease    Exhibit B, Page 3

EXHIBIT B-1

Cleaning Standards

LANDLORD CLEANING SERVICES

DEFINITIONS:

As required: requirements of Property Manager.

Service Contractor: the janitorial cleaning Contractor, its employees or Sub- Contractors.

Elevators: entrances, door frames, doors, door tracts, sills, cabs, and all fixtures, saddles, and floors.

Elevator Lobbies: the floor area immediately adjacent to elevator entrances and providing access to outside corridors.

Floor Maintenance: scrubbing, waxing, and buffing of hard surface floors. Vacuuming and spot cleaning carpeted areas.

High Dusting: dusting of all horizontal and vertical surfaces not cleaned during regular nightly cleaning; this term shall exclude ceilings but shall include all air diffusers and the backs of fixture lenses.

Resilient Flooring: vinyl, vinyl composition, tile floors, wood, parquet, marble, granite, ceramic tile and all other hard surface floors.

Outside Corridors: corridor areas outside of Tenant-enclosed areas and providing access to elevator lobbies.

Manager or Property Manager: the representative of the Property Manager designated by Landlord for general management of the Building and the Parking Deck.

CLEANING SPECIFICATIONS

GENERAL

The Service Contractor will keep office floor common areas, main lobbies, entrance lobbies, elevator lobbies, parking structures and outside perimeter areas properly maintained, clean and presentable at all times, in keeping with the standards of a Class A office building.

SCHEDULE OF CLEANING

All of the daily services and nightly cleaning services listed shall be performed five (5) days each week (Sunday through Thursday), exclusive of Holidays. The term "business day" means any weekday except a Holiday.

Office Lease    Exhibit B-1, Page 1

LOBBY, COMMON AREAS, PARKING STRUCTURES AND PERIMETERS

Daily

1.The Building and the Parking Deck is to be clean, free of all dust and debris in all areas, at all times.
2.Sweep using approved dust down preparations, damp mop and buff all granite tile, ceramic tile, stone, terrazzo and marble floor areas.
3.Vacuum all carpeted areas. Remove spots, stains, and any matter such as gum or tar, which has adhered to any type of floor covering.
4.Wash lobby entrance-glass and doors and wipe down all lobby directories.
5.Clean and empty all interior and exterior trash receptacles and cigarette urns, replace plastic liners where required. Plastic liners are to fit waste receptacles in such a manner as to not overhang the top by more than two (2") inches. Wash and sanitize as necessary. Replace sand if required (sand to be furnished by Service Contractor).
6.Collect and remove trash, wastepaper, cardboard boxes (which Service Contractor will flatten) and waste materials from the Building and the Parking Deck, placing them in compactor/dumpster as provided by Manager.
7.Police and sweep areas around perimeter of the Building and the Parking Deck. Police the lobby planters for trash that has accumulated.
8.Inspect grounds within a ten- foot (10') radius of the Building, the Parking Deck and major walkways on a nightly basis. All debris shall be removed by Service Contractor.
9.Clean stairwells, drives, planter boxes and trash receptacles in and around the Parking Deck on a daily basis.
10.Clean and polish all mail chutes and mail depositories.
11.Brush; hand wipe or vacuum (if necessary) all lobby furniture.
12.Turn off all lights when finished cleaning in an office or area.
13.Close and lock all corridor doors. Secure interior doors as directed by Manager.

Weekly

1.Dust all doors and ventilating louvers with a treated cloth.
2.Wet mop and spray-buff all tile floors.
3.Edge vacuum all carpeted areas of corridors.

Quarterly

1.Wash and polish vertical stone and other hard (tile type) surfaces.
2.Scrub, strip and wax all tile floor areas, using a buffable, non-slip type floor finish. Wipe clean all baseboards and furniture legs after waxing.
3.Dust all mini blinds.
4.High dust all horizontal and vertical surfaces not reached in daily cleaning.

As Needed

1.Clean and polish all metal trim work to remove fingerprints, smudges, water and other marks.
2.Clean all baseboards, moldings and window frames.
3.Wash, clean and polish all water fountains and coolers, removing water marks, and splashes on sides and front. Empty wastewater as needed.
Office Lease    Exhibit B-1, Page 2

4.Spot clean, using soap and water or approved chemicals, all doors, door frames, door handles, walls and light switches to remove fingerprints, spills and other markings.
5.Clean and polish all entrance door thresholds, including entrances to Tenant areas, which have thresholds.
6.Remove all fingerprints, scuff marks and chewing gum, wherever found.
7.Remove all fingerprints, scuff marks and chewing gum, wherever found.
8.Clean Janitorial closets and leave orderly, stocked and containing only cleaning supplies and equipment.
9.Clean all light fixture lenses, diffusers, grills and other such surfaces, including surrounding wall and ceiling areas that are soiled.
10.Tenant reserves the right to request enhanced cleaning procedures on an as needed basis per Covid-19.

TENANT AREAS

Daily

1.Empty, clean and damp wipe all wastebaskets and ashtrays. Remove trash nightly and replace plastic liners. Trash will be removed to a designated collection point. Plastic liners to fit waste receptacles in such a manner as to not overhang the top by more than two (2") inches. Wash and sanitize receptacles as necessary.
2.Vacuum all carpeted areas. Spot clean carpet to remove spots, stains and matter such as gum and tar that has adhered to floor.
3.Sweep all tile floors and damp mop spillage. Remove matter, such as gum and tar, which have adhered to the floor.
4.Sinks and counter tops need to be cleaned and disinfected as necessary.
5.Tenant to have a way to designate certain areas of secure, so as to prevent access by cleaning staff.

Weekly

1. Hand dust and wipe clean with damp or treated cloth all office furniture (papers and items on desks are not to be removed), files, fixtures, paneling, window sills and all other horizontal surfaces; wash window sills when necessary.

Monthly

1.Vacuum all ceiling and wall air supply and exhaust diffusers or grills.
2.Wash all interior glass, both sides, floor to ceiling.
3.Wash all vinyl and metal kick plates on doors.
4.Dust all high reach areas including, but not limited to tops of door frames, structural and furniture ledges, baseboards, door louvers, wood paneling, molding, wall hangings, etc.
5.Edge vacuum all carpeted areas using hose vacuums.
6.Move all plastic carpet protectors and thoroughly vacuum under and around desks and office furniture (per Tenant request).
7.Damp wipe all baseboards and furniture legs.

Quarterly

1.Dust all mini-blinds.
2.Damp wash diffusers, vents, grills, and other such items, including surrounding wall or ceiling areas that are soiled.
3.Scrub, strip, wax and buff all tile floor areas.
Office Lease    Exhibit B-1, Page 3

As Needed

1.Clean all light fixture lenses.
2.Damp wipe and polish all glass furniture tops.
3.Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, partitions, pictures, etc.
4.Dust all grillwork within reach.
5.Dust all chair and table legs and rungs, baseboards, ledges, moldings, and other low reach areas, as required.
6.Tenant reserves the right to request enhanced cleaning procedures on an as needed basis per Covid-19.

RESTROOMS

Daily

1.Clean with detergent/disinfectant all sinks, counters, toilets and urinals, beginning with seats (both sides), working down. Use acid bowl cleaner in the interior of toilets, making sure to clean the inner lip of closets and urinals. Pour one ounce of bowl cleaner into urinal after cleaning and do not flush.
2.Inspect each restroom for sewer odor/dry traps. Treat with microbial enzymes and flush with water as needed to eliminate any sewer odor.
3.Damp wipe all ledges, toilet stalls, and doors.
4.Spot clean light switches, doors partitions and walls to remove fingerprints, spills and other markings. All graffiti will be removed from all walls, partitions and exposed surfaces. Surfaces will be left smudge and streak free.
5.Sweep and scrub with germicide, all tile floors and baseboards. Mop with clear water and dry buff to eliminate mop streaks.
6.Clean and polish all mirrors, the exterior of all soap dispensers, towel dispensers, sanitary napkin dispensers & receptacles, flush valves, faucets, shelves, piping, toilet hinges, and trash containers, using a detergent/disinfectant and water. Clean trash and sanitary receptacle interiors as required, but not less than twice monthly.
7.Furnish and refill all toilet tissue, single ply paper towels (Scots or equivalent), toilet seat covers, sanitary napkin dispensers (all monies collected by such are the property of Service Contractor), and trash liners for all receptacles, including sanitary receptacles. Re-fill all soap dispensers, with a product approved by Property Manager, and check operations. Report any inoperable or missing items to Property Manager.
8.Empty and clean trash receptacles, paper towel and sanitary disposal receptacles.
9.Tighten toilet seats as needed.

Monthly

1.Wash and polish all walls, partitions, tile walls and enamel surfaces, including diffusers and grills, from ceiling to floor.
2.Scrub floor tile grout to maintain proper color. Reseal as needed.
3.Damp wipe all louvers, ventilating grills and light fixtures.

Office Lease    Exhibit B-1, Page 4

KITCHEN AREAS AND BREAKROOMS

Daily

1.Empty all trash receptacles and place trash in compactor or dumpster. Replace liners daily.
2.Clean, sanitize and wipe dry all sinks daily.
3.Clean, sanitize and wipe dry all coffee pots for an additional charge to Tenant.
4.Clean and wipe dry the interior of all microwaves for an additional charge to Tenant.

As Needed

1.Damp clean and sanitize all table tops.
2.Spot clean all horizontal and vertical surfaces, including refrigerators, ice makers, microwaves, etc., removing fingerprints, smudges and stains for an additional charge to Tenant.
3.Dust, sweep and mop all hard surface floors. Vacuum and spot clean all carpets.
4.Dust, or damp wipe, the backs and seats of all chairs. Spot clean the backs and seats of all chairs in kitchen area and break room areas.
5.Tenant reserves the right to require enhanced cleaning procedures on an as needed basis per Covid- 19.

ELEVATORS

Daily

1.Vacuum and spot clean all carpeted elevator cabs, special care will be taken to remove all excess moisture from carpet fibers.
2.Clean elevator doors and walls (including all floor buttons) to remove any fingerprints, etc.
3.Clean Elevator door thresholds.
4.Clean all metal trim work to remove fingerprints, smudges, water and other marks. Care will be taken to prevent the scratching or damaging of metal finishes.
5.Edge vacuum carpeted elevators.

STAIRWELLS

As Needed

1.Sweep landings and stairs.
2.Remove trash and debris.
3.Dust light fixtures.
4.Sweep all Building and Parking Deck stairways and dust all rails and fire equipment. Mop as required. Scrub steps and landings as required.
5.Tenant reserves the right to request enhanced cleaning procedures on an as needed basis per Covid-19.

RUBBISH REMOVAL

1.Place all rubbish in Landlord-provided compactors or dumpsters.
2.Inform Property Manager immediately of any malfunctions of the compactor and/or when compactor or dumpster is full

Office Lease    Exhibit B-1, Page 5

EXHIBIT B-2

Additional Services

Services Provided by Landlord. Landlord, at the charges provided for herein, subject to inclusion of the same in Expenses, and in accordance with standards from time to time prevailing for comparable buildings and not materially less than the services provided at the date of execution of the Lease, agrees to:
1.furnish, twenty-four (24) hours per day, every day of the year, hot (i.e., thermostat set in the range of 105°F to 125°F for comfort and energy conservation purposes) and cold domestic water service (A) connected to and serving (1) the fixtures in the men’s and ladies’ restrooms (with hot and cold water to the lavatories) and (2) drinking fountains on each floor on which a portion of the Premises is located, and (B) available at the core on each floor on which a portion of the Premises is located for distribution to other plumbing fixtures that may be installed by or on behalf of Tenant in accordance with the other provisions of this Lease;
2.provide all Building Standard light replacement in all areas (including the Premises) and all light fixture/tube/bulb replacement in the common areas of the Property, any service areas and parking areas and any parking facilities, and, upon Tenant’s request and at Tenant’s expense, Landlord will replace any and all other light bulbs and tubes in the Premises;
3.provide at least two (2) courtesy patrol personnel on duty twenty-four (24) hours a day, seven (7) days a week, such courtesy personnel to be available upon request to escort Tenant's employees and guests to and from parking areas and any parking facilities and the lobby of the Building twenty-four (24) hours a day, seven (7) days a week;
4.provide twenty-four (24) hours per day, every day of the year, electric lighting service for the common areas of the Property, any service areas and parking areas and any parking facilities, domestic water and sanitary sewer service;
5.provide on-site property management services;
6.provide, twenty-four (24) hours per day, every day of the year, access to the Premises, the Building and the parking areas and any parking facilities to Tenant and its shareholders, partners, employees, invitees and other visitors, subject to Landlord’s reasonable access control and security procedures;
7.provide access to and use of the loading dock for Tenant’s loading, unloading, delivery, and pick- up activities during Normal Business Hours, including the right to leave vehicles standing at the loading dock for enough time to load or unload and pick up and deliver goods to and from the Premises;
8.provide pest control services;
9.provide trash removal from any receptacles in the Parking Deck and from the Building dumpster/compactor at a designated location and, if requested by Tenant, collection and removal of paper and aluminum cans for recycling; and
10.provide landscape maintenance on the Property in accordance with the following standards:
a.Watering and irrigation repair as required to promote growth. Provide hoses, tree soakers and equipment necessary beyond irrigation system. Tree balls to be kept moistened to the depth of the tree ball. Test irrigation system monthly and repair broken heads and equipment as discovered or within 24 hour call.
Office Lease    Exhibit B-2, Page 1

b.Weeding: Remove weeds and foreign grass from planting areas and gravel beds once a week. Lawns to be treated with pre-emergent in spring and post-emergent in summer. Spot treat weeds in lawns monthly during the growing season. Herbicides may be used only when approved by Owner.
c.Cultivate bed areas to a depth of appx. 3 inches twice a month. Do not damage plant roots.
d.Re-mulch planting beds quarterly.
e.Mow lawns weekly when growth reaches 2 ½ inches. Maintain at this height weekly.
f.Line trim all lawn areas adjacent sidewalks, planter edgings, retaining walls, trees and other permanent features weekly.
g.Blow clean all planting areas, sidewalks, paving with each mowing and line trimming.
h.Hedge trim shrubbery and remove clippings quarterly.
i.Trim and prune trees annually prior to the growing season. Quarterly trimming and pruning maintenance at a minimum) is required on the bamboo trees (if applicable) to prevent root creep
j.Remove old annual color and replant annual color in beds and/or pots semi-annually.
k.Fertilize:
i.Annual planting beds as required
ii.Shrubs, groundcover, trees as required but a least annually
iii.Fall winterize lawn areas
iv.Spring and summer lawn areas monthly
If not exceeded by the above standards, landscaping shall comply with City of Wilmington and Master Declaration standards.
Office Lease    Exhibit B-2, Page 2

EXHIBIT B-3

Permitted Interest Scale

Interest Rate	Year 1 Base Rent	Permitted Interest*
3.00%	$1,721,498.00	$0.00
3.05%	$1,721,498.00	$5,896.72
3.10%	$1,721,498.00	$11,811.92
3.15%	$1,721,498.00	$23,697.62
3.20%	$1,721,498.00	$17,745.57
3.25%	$1,721,498.00	$23,697.62
3.30%	$1,721,498.00	$29,668.05
3.35%	$1,721,498.00	$35,656.80
3.40%	$1,721,498.00	$41,663.85
3.45%	$1,721,498.00	$47,689.16
3.50%	$1,721,498.00	$53,732.68
3.55%	$1,721,498.00	$59,794.38
3.60%	$1,721,498.00	$65,874.22
3.65%	$1,721,498.00	$71,972.15
3.70%	$1,721,498.00	$78,088.15
3.75%	$1,721,498.00	$84,222.15
3.80%	$1,721,498.00	$90,374.13
3.85%	$1,721,498.00	$96,544.05
3.90%	$1,721,498.00	$102,731.85
3.95%	$1,721,498.00	$108,937.50
4.00%	$1,721,498.00	$115,160.95
4.05%	$1,721,498.00	$121,402.16
4.10%	$1,721,498.00	$127,661.09
4.15%	$1,721,498.00	$133,937.69

*Based on assumed New Building Project Costs of $23,582,162.

Office Lease    Exhibit B-3, Page 1

EXHIBIT C
Rules and Regulations

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.
1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in the Property’s common areas or elsewhere about the Building or in the Parking Deck.
2.Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.
3.No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or the Parking Deck, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.
4.If there are multiple tenants in the Building, Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.
5.Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.
6.All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.
7.Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building or the Parking Deck by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.
Office Lease    Exhibit C, Page 1

8.Tenant shall not (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building or the Parking Deck, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building or the Parking Deck, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building or the Parking Deck that might, in Landlord’s sole opinion, constitute a nuisance.
9.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building, the Parking Deck or otherwise about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.
10.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building, Parking Deck or Property. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.
11.Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or the Parking Deck (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.
12.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or the Parking Deck, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord, Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.
13.Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building or inside the Parking Deck, except in areas designated by Landlord.
14.Landlord may from time to time adopt reasonable systems and procedures for the security and safety of the Building, the Parking Deck and otherwise with respect to the Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.
Office Lease    Exhibit C, Page 2

15.Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.
16.Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Property’s common areas, unless a portion of such common areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into such common areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) and the Parking Deck as non-smoking.
17.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.
18.Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Property’s common areas, any pedestrian use, or any use which is inconsistent with good business practice.
Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building, common areas of the Property, and/or Parking Deck and to impose additional rules and regulations when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interests and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant, however resulting, of any of the rules or regulations at any time prescribed for the Building, common areas of the Property, and/or Parking Deck.
Office Lease    Exhibit C, Page 3

EXHIBIT D
Form of Commencement Statement
COMMENCEMENT STATEMENT
THIS COMMENCEMENT STATEMENT is made as of _______________, 20__ by and between Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Landlord”) and nCino, Inc., a Delaware corporation (“Tenant”).
Recitals
A.    Landlord and Tenant have entered into that certain Office Lease dated effective as of _______________, 2021 (the “Lease”) pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises located at 6770 Parker Farm Drive, Wilmington, NC 28405 (New Hanover County), which premises are more particularly described in the Lease.
B.    In accordance with the Lease, Landlord and Tenant desire to confirm certain information with respect to the Lease.
NOW THEREFORE, the parties hereby agree as follows:
1.Initially capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Lease.
2.The Commencement Date is stipulated and agreed to be _______________, 20__.
3.The Expiration Date is stipulated and agreed to be _______________, 20__.
4.The schedule for Basic Rent during the initial Term (excluding Extension Periods) is as follows:

Time Period	Annual Basic Rent per Rentable Square Foot	Monthly Basic Rent	Annual Basic Rent

5.The Escalation Adjuster is $_______________.
6.The deadline to exercise the first Extension Option is _______________, 20__. If the first Extension Option is duly and timely exercised, the first Extension Period will commence on _______________, 20__ and expire at the end of _______________, 20__.
7.The deadline to exercise the second Extension Option is _______________, 20__. If the second Extension Option is duly and timely exercised, the second Extension Period will commence on _______________, 20__ and expire at the end of _______________, 20__.
8.[Insert any other matters relevant to the Lease to be confirmed.]
9.Tenant has accepted possession of the Premises and all Landlord’s Work, if any, has been completed, including punch-list items, except the following: _____________________________________.
10.Each of Landlord and Tenant hereby ratifies and reaffirms the Lease, which remains in full force and effect.
11.Each of Landlord and Tenant represents and warrants to the other that the individual executing this instrument on its behalf is duly authorized and empowered to do so.
12.This instrument may be signed in multiple counterparts, each of which will constitute an original but which together will constitute a single instrument. Physical and electronic copies of this instrument and the parties’ signatures hereto will have the same force and effect as originals.
[The remainder of this page is intentionally left blank.]
Office Lease    Exhibit D, Page 1

Office Lease    Exhibit D, Page 2

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.

LANDLORD: Cloud Real Estate Holdings, LLC a North Carolina limited liability company By: [Exhibit; not for execution] Name: ________________________________ Title: ________________________________	TENANT: nCino, Inc. a Delaware corporation d/b/a _________________________ By: [Exhibit; not for execution] Name: ________________________________ Title: ________________________________

Office Lease    Exhibit D, Page 3

EXHIBIT E
Purchase Option and Right of First Offer
1.    Right of First Offer. Landlord hereby grants Tenant a right of first offer to purchase the Property on the terms and conditions set forth in this Section 1 (“Right of First Offer”). If, prior to the last day of the forty-eighth (48th) full calendar month after the earlier to occur of (x) the first anniversary of the Commencement Date or (y) the issuance of a certificate of occupancy for the Building, Landlord shall desire to market the Property or otherwise solicit an offer to purchase the Property (a “ROFO Sale Offering”), then Landlord shall not make any ROFO Sale Offering without first delivering to Tenant a written notice of the ROFO Sale Offering (the “ROFO Notice”). The ROFO Notice shall include the material terms of the ROFO Sale Offering, including the proposed purchase price (the “ROFO Purchase Price”). For thirty (30) days following receipt of the ROFO Notice, TIME BEING OF THE ESSENCE, Tenant shall have the right to elect, by written notice to the Landlord (a “ROFO Exercise Notice”), to purchase the Property on the material terms set forth in the ROFO Notice. If Tenant fails to deliver a ROFO Exercise Notice within such thirty (30)-day period, then Landlord may thereafter attempt to sell (and sell) the Property at a purchase price and on other terms and conditions relevant to the economic consideration for the transaction, that, considered as a whole, are not less than 90% of the ROFO Purchase Price and other terms and conditions relevant to the economic consideration for the transaction set forth in the ROFO Notice, considered as a whole. The period prior to the ROFO closing date, including any due diligence inspections, and the closing under the Right of First Offer shall be conducted in accordance with the terms of the ROFO Sale Offering. Notwithstanding the ROFO Sale Offering terms, Landlord shall convey good and marketable fee simple title to the Property to Tenant by special warranty deed and related documents of conveyance typical of a North Carolina commercial real estate closing, subject only to the permitted exceptions as of Landlord’s acquisition of the Property, ad valorem taxes and assessments for the then current calendar year and subsequent years, matters of zoning, matters that would be revealed by a current survey, utility easements granted in connection with the development of the Property and any amendments to any declarations of covenants conditions and restrictions applicable to the Property that either were entered into without Landlord’s consent or were approved by Tenant before being entered into by Landlord and other exceptions to title that do not materially interfere with the use of the Property as an office building (collectively, “Permitted Exceptions”). To the extent that any material terms are not addressed in the ROFO Sale Offering, the customary practices of commercial real estate closings in North Carolina shall apply; provided, however, that (a) except for the deed warranties, any conveyance of the Property to Tenant pursuant to this Section 1 will be on an as-is, where-is, with-all-faults basis, without further representation or warranty of any kind, express or implied, and (b) it will be a condition of any such sale that the Lease be terminated effective upon closing. Time is of the essence as to this Section 1. Upon the occurrence of an Event of Default under the Lease at any time prior to issuance of a ROFO Exercise Notice this Section 1 shall automatically become null and void. If an Event of Default occurs under the Lease after issuance of a ROFO Exercise Notice and prior to closing of the conveyance of the Property pursuant thereto, this Section 1 shall be voidable at Landlord’s option, exercisable upon written notice to Tenant. The rights granted to Tenant under this Section 1 are personal to the originally-named Tenant and may not be assigned to any party other than a Permitted Transferee Notwithstanding the foregoing, the provisions of this Section 1 shall not apply to any foreclosure sale or conveyance in lieu of foreclosure, but shall be reinstated with respect to the succeeding owner(s) of the Property on the terms and conditions set forth above.
2.    Option to Purchase. Landlord hereby grants to Tenant a one-time right and option (the “Purchase Option”) to purchase the Property from the Landlord upon the terms and conditions set forth below in this Section 2. Tenant may exercise the Purchase Option by giving Landlord ninety (90) days advance written notice of its election to exercise the Purchase Option (the “Option Notice”). The Option Notice must be given no later than the last day of the forty-eighth (48th) full calendar month after the earlier to occur of (x) the first anniversary of the Commencement Date or (y) the issuance of a certificate of occupancy for the Building, TIME
Office Lease    Exhibit E, Page 1

BEING OF THE ESSENCE, otherwise the Purchase Option shall automatically become null and void. Closing shall occur on the ninetieth (90th) day after the date Tenant gives the Option Notice. The additional terms and provisions of the Purchase Option are set forth below.
(a)    The purchase price for the Property pursuant to the Purchase Option (the “Option Price”) shall be determined as follows and shall be payable to Landlord without deduction or offset in immediately available United States funds upon closing of the Purchase Option:
(i)    if the Exercise Notice is given on or before the last day of the thirty-sixth (36th) full calendar month after the Effective Date, then the Option Price shall be equal to the greater of:
(A) the gross purchase price necessary to ensure that Landlord receives an Internal Rate of Return of 18%; or
(B) the gross purchase price necessary to ensure that Landlord receives an Equity Multiple Return of 1.9x.
(ii)    if the Exercise Notice is given after the last day of the thirty-sixth (36th) full calendar month after the Effective Date and prior to the last day of the forty-eighth (48th) full calendar month after the earlier to occur of (x) the first anniversary of the Commencement Date or (y) the issuance of a certificate of occupancy for the Building, then the Option Price shall be equal to the greater of:
(A) the gross purchase price necessary to ensure that Landlord receives an Internal Rate of Return of 20%; or
(B) the gross purchase price necessary to ensure that Landlord receives an Equity Multiple Return of 1.9x.
(iii)    Notwithstanding clauses (i) and (ii) above, if the Exercise Notice is given after a conveyance of the Property by Cloud Real Estate Holdings, LLC and on or before the last day of the forty-eighth (48th) full calendar month after the earlier to occur of (x) the first anniversary of the Commencement Date or (y) the issuance of a certificate of occupancy for the Building, then the Option Price shall be equal to the greater of:
(A) the Fair Market Value of the Property as of the Commencement Date; or
(B) the quotient of (x) the sum of one year of Basic Rent under the Existing Building Lease at the rate in effect as of closing of the Purchase Option plus one year of Basic Rent under the Lease at the rate in effect as of closing of the Purchase Option, divided by (y) the Fair Market Capitalization Rate as of the Commencement Date.
    As used in this Exhibit E:
•The term “Fair Market Value” means the fair market value of the Property as of the applicable date. If Landlord and Tenant are unable to mutually agree in writing upon the Fair Market Value within fifteen (15) days after the Landlord’s receipt of Tenant’s Exercise Notice, then the Fair Market Value shall be determined using the income approach consistent with commercial office buildings of similar age and condition in the Wilmington area by an appraiser mutually agreed upon by Landlord and Tenant or, if they cannot mutually agree on
Office Lease    Exhibit E, Page 2

one appraiser, then by three appraisers holding the earned designation “MAI” and having at least five years’ experience in appraising commercial real estate in the Wilmington, North Carolina area, one appraiser to be selected by Tenant, one appraiser to be selected by Landlord, and the third appraiser to be selected by the other two appraisers. Each appraiser shall furnish its initial determination within ten (10) business days of its engagement, and shall respond to the determinations of other appraisers within five (5) business days, in each instance. If the three appraisers are unable to agree upon the Fair Market Value, then each shall submit its written determination, and the Fair Market Value will be the average of the two closest appraisals. Tenant and Landlord each shall pay the cost of the appraiser it selects and the cost of the third appraiser shall be split equally between Landlord and Tenant.
•The term “Documented Development Fees and Costs” means all documented out of pocket costs and expenses incurred by Landlord in connection with the acquisition of the Property and this Lease, including without limitation: due diligence costs and expenses; fees and expenses paid to Landlord’s lenders; commissions; reasonable fees of attorneys, accountants and other professional consultants and advisors incurred in connection with the evaluation, negotiation, and closing of the acquisition of the Property, this Lease, the Parking Deck Amendment, and the Existing Building Lease; closing costs; costs of procuring public and private permits, licenses and approvals; costs of design and construction; and operating expenses. Notwithstanding the foregoing, Documented Development Fees and Costs shall not include Expenses for which Landlord has received reimbursement under the Lease.
•The term “Internal Rate of Return” means the discount rate, using cumulative monthly compounding, at which the net present value of 40% of Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions by Landlord) equals zero, calculated for each item of Documented Development Fees and Costs from the date such item was paid by Landlord. The calculation of Internal Rate of Return hereunder shall be made using the “XIRR” function of Microsoft Excel using monthly compounding.
•The term “Equity Multiple Return” means the quotient of (a) the sum of (i) Landlord’s net profits on the sale of the Property, after deducting as reasonable and documented closing and transactions costs incurred by Landlord, plus (ii) 40% of Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions by Landlord), divided by (b) 40% of Landlord’s Documented Development Fees and Costs (regardless of actual equity contributions to Landlord).
•The term “Fair Market Capitalization Rate” means the fair capitalization rate for the Property as of the applicable date. If Landlord and Tenant are unable to mutually agree in writing upon the Fair Market Capitalization Rate within fifteen (15) days after the Landlord’s receipt of Tenant’s Exercise Notice, then the Fair Market Capitalization Rate for the Wilmington area shall be determined by an appraiser mutually agreed upon by Landlord and Tenant or, if they cannot mutually agree on one appraiser, then by three appraisers holding the earned designation “MAI” and having at least five years’ experience in appraising commercial real estate in the Wilmington, North Carolina area, one appraiser to be selected by Tenant, one appraiser to be selected by Landlord, and the third appraiser to be selected by the other two appraisers. If the three appraisers are unable to agree upon the Fair Market Capitalization Rate, then each shall submit its written determination, and the Fair Market Capitalization Rate will be the average of the two closest appraisals. Each appraiser shall furnish its initial determination within ten (10) business days of its engagement, and shall
Office Lease    Exhibit E, Page 3

respond to the determinations of other appraisers within five (5) business days, in each instance. Tenant and Landlord each shall pay the cost of the appraiser it selects and the cost of the third appraiser shall be split equally between Landlord and Tenant.
(b)    Upon the closing of the Purchase Option, the parties shall execute an agreement terminating this Lease. The termination agreement shall provide that neither party shall waive or forfeit any rights arising under this Lease that accrued prior to the date of the closing of the sale of the Property.
(c)    The Property shall be conveyed and sold to Tenant in its “As-Is,” “Where-Is,” “With All Faults” condition and without any representation or warranty, express or implied, except for any express warranties contained in the special warranty deed to Tenant.
(d)    At the closing of the Purchase Option, Landlord shall execute, have acknowledged and delivered to Tenant: (i) a special warranty deed for the Property in recordable form, subject only to Permitted Exceptions and any other encumbrances consented to by Tenant or caused by Tenant, except that Landlord shall cause any monetary lien constituting a Permitted Encumbrance to be released upon the conveyance of the Property; (ii) a quitclaim bill of sale and assignment for all personal property of Landlord located at or used exclusively in connection with the Property; (iii) an owner affidavit and indemnity agreement in form and substance reasonably satisfactory to Tenant’s title company to insure without exception for mechanics and materialmen’s liens claiming by or through Landlord; (iv) an affidavit and certification as to Landlord’s non-foreign status; (v) such tax reporting and disclosure forms as may be necessary or advisable under applicable federal and state law; (vi) evidence of the authorization by Landlord of closing and the conveyance of the Property to Tenant; and (vii) a settlement statement setting for in reasonable detail the financial terms of the closing.
(e)    As this Lease provides that Tenant shall pay for ad valorem taxes, there will be no proration of taxes, but Tenant shall be entitled to a credit for estimated Taxes paid by Tenant to the extent Landlord has not yet paid such Taxes. Tenant shall pay the cost of its due diligence expenses, the cost to record the deed, and its title insurance premiums. Tenant shall also pay at closing of the Purchase Option: (i) unless the Option Price is determined pursuant to Section 2(a)(i)(A) or Section 2(a)(ii)(A) above, the outstanding unamortized cost of Capital Expenses (specifically including those added to Basic Rent pursuant to clause (y) of Section 1 of Exhibit B to the Lease) other than Excluded Capital Expenses; and (ii) any prepayment fees applicable to Landlord’s loan(s) not to not exceed one percent (1%) of the aggregate outstanding principal balance of such loan(s). Each party shall pay all legal fees incurred by such party in connection with the Purchase Option, the exercise thereof and any transfer of the Property pursuant to the Purchase Option. Otherwise, all closing costs shall be payable in accordance with the custom for commercial real estate transactions in North Carolina.
(f)    The earnest money deposit for the purchase of the Property shall be an amount equal to $300,000 (the “Earnest Money”) and shall be paid into escrow with Tenant’s title company on or before the date ten (10) business days following the exercise of the Purchase Option. Landlord and Tenant shall promptly execute such commercially reasonable escrow agreement as Tenant’s title company may require. Except for a default by Landlord of its obligation to sell the Property to Tenant in accordance with this Section 2, the Earnest Money shall in no event be refundable to Tenant. Upon a default by Tenant under this Section 2 that is not cured within five (5) business days after Landlord gives Tenant written notice specifying the default, the Purchase Option will be deemed null and void and the Earnest Money shall be paid to Landlord as liquidated damages and as its sole and exclusive remedy, and the Lease will nonetheless continue in full force and effect. Upon a default by Landlord under this Section 2 that is not cured within five (5) business days after Tenant gives Landlord written notice specifying the
Office Lease    Exhibit E, Page 4

default, Tenant will be entitled to rescind the Option Notice and recover the Earnest Money or seek specific performance of Landlord’s obligations under this Section 2, as the Tenant’s sole and exclusive remedies for default by Landlord under this Section 2.
(g)    Time is of the essence as to this Section 2.
(h)    Upon the occurrence of an Event of Default under the Lease at any time prior to issuance of an Option Notice this Section 2 shall automatically become null and void. If an Event of Default occurs under the Lease after issuance of an Option Notice and prior to closing of the conveyance of the Property pursuant thereto, this Section 2 shall be voidable at Landlord’s option, exercisable upon written notice to Tenant.
(i)    The rights granted to Tenant under this Section 2 are personal to the originally named Tenant and may not be assigned to any party other than a Permitted Transferee
(j)    The provisions of this Section 2 are subordinate in all respects to the rights of Landlord’s mortgagees (including without limitation the beneficiary of a deed of trust), and shall be null and void upon a conveyance pursuant to, or in lieu of, a foreclosure by any such mortgagee.
    3.    Profits Interest. In the event within the first thirty-six (36) full calendar months after the earlier to occur of (a) the first anniversary of the Commencement Date or (b) the issuance of a certificate of occupancy for the Building, Landlord contracts to sell the Property, then at that closing, Tenant shall be entitled to 25% of the Landlord’s net profits after the deduction of all Transaction Costs and after Landlord has obtained an 18% Internal Rate of Return. If, between months 37 through 60 after the earlier to occur of (x) the first anniversary of the Commencement Date or (y) the issuance of a certificate of occupancy for the Building, Landlord contracts to sell the Property, then at that closing, Tenant shall be entitled to 25% of the Landlord’s net profits after the deduction of all Transactions Costs and after Landlord has obtained an 20% Internal Rate of Return. Notwithstanding the foregoing, in the event Tenant exercises the Purchase Option or the ROFO, Tenant shall not be entitled to any profit’s interest pursuant to this Section 3. For purposes of this Section 3, “Transaction Costs” means and all reasonably documented transaction costs, including but not limited to loan payoffs, prorations, adjustments, excise taxes, escrows, fees of escrow and closing agents, commissions and attorneys’ fees. The provisions of this Section 3 are subordinate in all respects to the rights of Landlord’s mortgagees (including without limitation the beneficiary of a deed of trust), and shall be null and void upon a conveyance pursuant to, or in lieu of, a foreclosure by any such mortgagee. For the avoidance of doubt, this Section 3 is duplicative of, and not in addition to, Tenant’s rights under Section 3 of Exhibit E to the Existing Building Lease.

Office Lease    Exhibit E, Page 5

EXHIBIT F
Form of Memorandum of Lease

Prepared by:
Ellis & Winters LLP (DLH), P.O. Box 33550, Raleigh, NC 27636
(Without title examination)

Return to:
Wyrick Robbins Yates & Ponton LLP (Anna McLamb)
4101 Lake Boone Trail, Suite 300, NC Raleigh, NC 27607-7506

STATE OF NORTH CAROLINA

COUNTY OF NEW HANOVER

MEMORANDUM OF LEASE

    THIS MEMORANDUM OF LEASE (this “Memorandum”) is made and entered into as of the ____ day __________, 20___, by and between Cloud Real Estate Holdings, LLC, a North Carolina limited liability company (“Landlord”), and nCino, Inc., a Delaware corporation (“Tenant”), and concerns those certain premises situated in the City of Wilmington, New Hanover County, North Carolina, consisting of approximately [90,000] rentable square feet (the “Premises”) within the building located at [_____]Parker Farm Drive on the lot or parcel more particularly described on the Land, the current configuration of which is described on Exhibit A attached hereto and incorporated herein by reference.

    Landlord has leased to Tenant the Premises, and Tenant has leased from Landlord the same, for the term and under the provisions set forth in that certain Office Lease between Landlord and Tenant dated _______________, 2021 (the “Lease”). The term of the Lease commenced on _______________, 20___ and is currently scheduled to expire at 11:59 p.m. on _______________, 20___, unless sooner terminated in accordance with its terms. All other provisions of the Lease are incorporated by reference into this Memorandum as fully as if set forth herein.

    The Lease includes a Right of First Offer to purchase the Premises on the terms and conditions set forth therein. The Lease also includes a Purchase Option for the Premises on the terms and conditions set forth therein. Both the Right of First Offer and the Purchase Option expire upon the last day of the forty-eighth (48th) full calendar month of the term of the Lease unless extended as provided in the Lease.

Office Lease    Exhibit F, Page 1

Tenant, at Tenant’s expense, shall cooperate upon Landlord’s request in causing this Memorandum to be promptly terminated of record following the expiration or prior termination of the Lease (or Tenant’s right to possession of the Premises). Nonetheless, this Memorandum may be terminated of record by unilateral action of Landlord upon the occurrence of an Event of Default under the Lease or the termination of the Lease (or Tenant’s right to possession of the Premises) for any reason prior to the expiration of the Term. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses (including court costs and reasonable attorneys’ fees) arising out of Tenant’s failure to comply with its obligations under this paragraph, which obligation shall survive the expiration of prior termination of the Lease.

    This Memorandum is not a complete summary of the Lease. The sole purpose of this Memorandum is to give notice of the Lease and all of its terms, covenants, and conditions to the same extent as if the Lease were fully set forth herein, and this Memorandum is subject to all of the terms, conditions, and provisions of the Lease. Any capitalized terms used but not defined in this Memorandum have the meanings given in the Lease. Provisions in this Memorandum shall not be used to interpret the Lease and, in the event of a conflict between this Memorandum and the Lease, the latter shall control.

[The remainder of this page is intentionally left blank.]
[Signature pages follow.]

Office Lease    Exhibit F, Page 2

    IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed and delivered as of the day and year first above written.

LANDLORD:

Cloud Real Estate Holdings, LLC
a North Carolina limited liability company

By:

Name:

Title:

STATE OF NORTH CAROLINA    )
                    )
COUNTY OF NEW HANOVER    )

    I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she signed the foregoing document in the capacity indicated thereon: ________________________________.

    Date: ____________________, 20___

Notary Public
Print Name:

My Commission Expires: _______________________

[Official Seal]

[Signature page 1 of 2]

Office Lease    Exhibit F, Page 3

TENANT:

nCino, Inc.
a North Carolina limited liability company

By:

Name:

Title:

STATE OF NORTH CAROLINA    )
                    )
COUNTY OF NEW HANOVER    )

    I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she signed the foregoing document in the capacity indicated thereon: ________________________________.

    Date: ____________________, 20___

Notary Public
Print Name:

My Commission Expires: _______________________

[Official Seal]

[Signature page 2 of 2]

Office Lease    Exhibit F, Page 4

Exhibit A
(to Memorandum of Lease)

Lying and being situate in New Hanover County, North Carolina, and being more particularly described as follows:

BEING all of Tract 4-A, containing 7.74+ acres, as shown on a map entitled “Mayfaire Development Phase II ‘Office Park’ Tract 4 Division”, and recorded in Book of Maps 48 at Pages 390 and 391 in the Office of the Register of Deeds of New Hanover County, North Carolina.

Being in all respects the same tract of land described by metes and bounds as follows:

Beginning at “X” in concrete located in the south right-of-way line of Parker Farm Road (Future Public R/W), said “X” in concrete being the northeast property corner of Tract 4-A Mayfaire Development Phase II, “Office Park”, Tract 4 Division as the same is shown in Map Book 48 Pages 390 Thru 391 of the New Hanover County Registry, said “X” in concrete being the POINT OF BEGINNING; thence South 05 degrees 25 minutes 46 seconds West a distance of 624.67 feet to an existing iron pipe; thence South 88 degrees 07 minutes 08 seconds West a distance of 644.86 feet to an existing iron pipe; thence North 05 degrees 25 minutes 46 seconds East a distance of 477.16 feet to a point; thence South 84 degrees 34 minutes 14 seconds East a distance of 207.11 feet to a point; thence North 05 degrees 25 minutes 46 seconds East a distance of 30.50 feet to a point; thence South 84 degrees 34 minutes 14 seconds East a distance of 194.48 feet to a point; thence North 05 degrees 25 minutes 46 seconds East a distance of 184.26 feet to a point located in the south right-of-way line of Parker Farm Road (Future Public R/W); thence along and with said south right-of-way line South 84 degrees 34 minutes 14 seconds East a distance of 131.92 feet to an existing iron pipe; thence North 80 degrees 06 minutes 38 seconds East a distance of 56.04 feet to an “X” in concrete; thence South 84 degrees 34 minutes 14 seconds East a distance of 52.05 feet to the POINT OF BEGINNING; containing 7.74 acres, more or less.

TOGETHER WITH all right, title and interest of Grantor in and to that certain Declaration of Covenants, Conditions, Easements and Restrictions for Mayfaire, dated May 2, 2003, executed by Brody Zimmer, LLC, as Declarant, recorded on May 2, 2003, in Book 3772, at Page 1, in the Office of the Register of Deeds of New Hanover County, North Carolina, and re-recorded on May 14, 2003, in Book 3788, at Page 1, in the Office of the Register of Deeds of New Hanover County, North Carolina, as the same may, from time to time, be modified, supplemented and/or amended (collectively, the “Declaration”), including, without limitation: (a) a non-exclusive right and easement of use, access and enjoyment in and to the Common Area (as defined in the Declaration); and (b) an easement of encroachment, and for maintenance and use of any permitted encroachment.

TOGETHER WITH, ALSO, all right, title and interest of Grantor in and to that certain Declaration of Easements, Covenants, Conditions and Restrictions, dated December 16, 2005 between Mayfaire I, LLC and LH Greencastle LLC, and recorded in Book 4952 at Page 2439 in the Office of the Register of Deeds of New Hanover County, North Carolina, including, without limitation: (a) certain signage rights; (b) a joint access easement; (c) a general access easement; (d) a general utility easement; (e) a specific utility easement; and (f) a specific drainage easement.

Office Lease    Exhibit F, Page 5

EXHIBIT G
Work Letter
THIS WORK LETTER (this “Work Letter”) is attached to and made a part of the foregoing Office Lease (the “Lease”) between Cloud Real Estate Holdings, LLC (“Landlord”) and nCino, Inc. (“Tenant”).
1.Definitions. Any capitalized terms that are used but not defined in this Work Letter have the meanings given in the Lease. The definitions set forth below will apply to this Work Letter.
a.“Applicable Law” means applicable laws, including without limitation the Americans with Disabilities Act (as amended) and Environmental Laws, as well as regulations, rules, ordinances, codes, permits, restrictive covenants and architectural controls, including but not limited to those set forth in the Master Declaration.
b.“Architect” means LS3P Architecture PLLC, a North Carolina professional limited liability company.
c.“Engineer” means Norris & Tunstall Consulting Engineers, P.C., a North Carolina professional corporation.
d.“Force Majeure Delay” means, for the purposes of this Work Letter only, a delay in the design, approval or construction of the New Building Project resulting from caused by severe weather conditions (i.e., weather conditions that are materially worse than those that reasonably would be anticipated at the applicable time based on historic meteorological records), hurricane, tropical storm, strikes, lock-outs, fire, casualty, acts of war or civil commotion, epidemic affecting New Hanover County, NC, national pandemic, emergency proclamation, or adverse orders of a governmental authority, or for any other reason beyond Landlord’s control. Landlord will advise Tenant as soon as reasonably practicable of a Force Majeure Delay, and the parties shall exercise reasonable efforts to mitigate the effects of a Force Majeure Delay.
e.“General Contractor” means, for the purposes of this Work Letter only, Thomas Construction Group, LLC, a North Carolina limited liability company.
f.“Landlord Delay” means delay in the construction of the Tenant Improvements resulting from (i) changes requested by Landlord to the Approved TI Construction Drawings after the approval of the Approved TI Construction Drawings, (iii) postponement of any work on the Tenant Improvements after the Turnover Date at Landlord’s request, (iv) Landlord’s failure to respond or provide approval or information to Tenant within the timeframes set forth in this Work Letter (excluding any reminder periods) or, if no time frame is specified herein, within a reasonable time after Tenant’s request, (v) any default by Landlord under this Work Letter or the Lease, (vi) Landlord or its representatives’ failure to participate in any reasonably scheduled meeting regarding the subject matter of this Work Letter that Landlord or such representatives agreed to attend or unreasonably refused to attend, (vii) performance of the Landlord’s Work after the Turnover Date, (viii) if the performance of components of the Tenant Improvements depends on the prior or simultaneous performance or work by Landlord or Landlord’s contractors after the Turnover Date, a delay by Landlord or Landlord’s contractors in the completion of such work, or (ix) other acts or omissions of Landlord or Landlord’s agents after the Turnover Date that cause a delay in the construction of the Tenant Improvements.
Office Lease    Exhibit G, Page 1

g.“Landlord’s Work” means all components of the New Building Project other than the Tenant Improvements, including without limitation shell and core work, improvements to Common Areas and any related exterior improvements.
h.“New Building” means, for the purposes of this Work Letter only, that certain three story office building to contain approximately 90,000 rentable square feet to be constructed on the Property in accordance with the terms and conditions of this Work Letter, in accordance with the Approved Construction Drawings, as such term is defined herein. The New Building will constitute the Building for the purpose of the Lease.
i.“New Building Project” means construction of the New Building, together with related landscaping and other improvements to the Property required for the construction and operation of the New Building substantially in accordance with the Required Approvals (hereinafter defined) and Applicable Law, including the Landlord’s Work and the Tenant Improvements but excluding the Parking Deck Project, as defined in the Existing Building Lease.
j.“New Building Project Costs” means all documented out-of-pocket hard and soft costs incurred by Landlord (including without limitation any amounts reimbursed to Tenant or its agents for expenses incurred by Tenant or such Tenant agents in connection with the following) to design, approve and construct the New Building Project, which shall be shared on an “open book” basis with Tenant throughout the New Building Project. New Building Project Costs shall include but are not necessarily limited to those hard and soft costs listed on Schedule 1 attached hereto and incorporated herein by reference. Increases in New Building Project Costs that are not provided in or accommodated by the Approved Budget shall be subject to Tenant approval pursuant to the terms of this Work Letter. For the avoidance of doubt, New Building Project Costs shall not include any costs included in Parking Deck Project Costs (as defined in the Parking Deck Amendment) or costs of designing and/or constructing the Tenant Improvements.
k.“Tenant Delay” means, for the purposes of this Work Letter only, a delay in the design, approval or construction of the New Building Project resulting from (i) changes requested by Tenant to plans, drawings, budgets or other matters previously approved by Tenant in writing (including by email from the Tenant Representative), (ii) Tenant’s selection of equipment, materials or other matters that have long lead times after having been informed by Landlord that such selection will result in delay, (iii) postponement of any work on the Landlord’s Work at Tenant’s request, (iv) Tenant’s failure to respond or provide approval or information within the timeframes set forth in this Work Letter (excluding any reminder periods) or, if no time frame is specified herein, within a reasonable time after Landlord’s request, (v) any default by Tenant under this Work Letter or the Lease, (vi) Tenant or its representatives’ failure to participate in any reasonably scheduled meeting regarding the substance matter of this Work Letter that Tenant or such representatives agreed to attend or unreasonably refused to attend, (vii) construction of the Tenant Improvements, (viii) if the performance of components of the New Building Project depends on the prior or simultaneous performance or work by Tenant or Tenant’s contractors, a delay by Tenant or Tenant’s contractors in the completion of such work, or (ix) other acts or omissions of Tenant or Tenant’s agents that cause a delay in the design, approval or construction of the New Building Project.
l.“Tenant Improvements” means the initial leasehold improvements to the Premises (specifically excluding Common Areas) from Turnover Condition to be made by Tenant in preparation for occupying the Premises for the Permitted Use, which shall meet or exceed the standard leasehold improvements and finishes for Class A office buildings in the Wilmington area. The current preliminary plans for the Tenant Improvements are attached hereto as Schedule 2.
Office Lease    Exhibit G, Page 2

m.“TRC” means the Technical Review Committee of the City of Wilmington.
n.“Turnover Condition” means the substantial completion of the components of the Landlord’s Work that are necessary for the issuance of a certificate of compliance with respect to the shell and core of the New Building, including without limitation: (i) substantial completion of the New Building structure and exterior; (ii) installation and operability of required utility and service lines; (iii) installation and operability of the core HVAC system for the New Building; (iv) installation and operability of a least one elevator to each floor of the New Building; and (vi) completion of Common Areas to the extent reasonably necessary for the commencement of construction of Tenant Improvements (i.e., excluding finishes). It is contemplated that the Turnover Condition should occur on a floor-by-floor basis, and need not be delayed until all of the New Building is subject to the Turnover Condition.
2.Preliminary Plans.
a.Landlord’s Work. Landlord and Tenant have approved the current draft preliminary plans for the Landlord’s Work prepared by the Engineer, copies of which are attached hereto as Schedule 3 (excluding the portions thereof that are specific to the Parking Deck, the “Draft Preliminary Plans”). The Draft Preliminary Plans shall be submitted to the TRC for review and approval. Landlord will promptly advise Tenant of any changes to the Draft Preliminary Plans required by the TRC. The term “Approved Preliminary Plans” shall mean the final version of the Draft Preliminary Plans approved by the TRC, including revisions required by the TRC.
b.Tenant Improvements. No later than June 30, 2021, Tenant shall submit preliminary design development plans for the Tenant Improvements to Landlord (the “Draft Preliminary TI Plans”). Tenant shall provide Landlord with a period of at least five (5) business days to review and comment on the Draft Preliminary TI Plans prior to submitting the same to the New Hanover County Building Safety Department (“NHC Permitting”). Tenant shall cause the Draft Preliminary TI Plans to be submitted to NHC Permitting for review and approval on or before September 30, 2021. Tenant will promptly advise Landlord of any changes to the Draft Preliminary TI Plans required by NHC Permitting. The term “Approved Preliminary TI Plans” shall mean the final version of the Draft Preliminary TI Plans approved by NHC Permitting, including revisions required by NHC Permitting.
3.Construction Drawings.
a.Landlord’s Work. Once the Approved Preliminary Plans have been determined, Landlord shall cause the Architect, Engineer and Contractor, as applicable, to prepare construction drawings for the Landlord’s Work in accordance with the Approved Preliminary Plans and the requirements of Applicable Law (“Draft Construction Drawings”). Landlord will provide Tenant with Draft Construction Drawings and Tenant shall have five (5) business days to review the same and approve them or notify Landlord in writing of any good faith and reasonable objections thereto (“Drawing Objections”); provided, however, that Tenant’s Drawing Objections shall not include matters that conform to the Approved Preliminary Plans. If Tenant fails to approve or notify Landlord of its Drawing Objections within such five (5) business day period, Landlord may so notify Tenant, in which case Tenant shall be deemed to have approved the Draft Construction Drawings unless Tenant provides Landlord with its approval or Drawing Objections within three (3) business days after Landlord’s reminder notice. Landlord and Tenant shall work together in good faith to resolve any Drawing Objections that are timely raised by Tenant in accordance with this paragraph and, if they are unable to do so within five (5) business days after Landlord’s receipt of the Drawing Objections, Landlord shall cause the Draft Construction Drawings to be revised as nearly as possible to conform to the Approved Preliminary Plans and the requirements of Applicable Law. The term “Approved Construction Drawings” means the final version of the Draft
Office Lease    Exhibit G, Page 3

Construction Drawings mutually approved by Landlord and Tenant in accordance with this paragraph or, if they are unable to so agree, the final version of the Draft Construction Drawings resulting from the revisions required by the immediately preceding sentence, together with such revisions as may be required as a condition to the Required Approvals (defined below).
b.Tenant Improvements. Once the Approved Preliminary TI Plans have been received from NHC Permitting, Tenant shall cause the Engineer and Contractor, as applicable, to prepare construction drawings for the Tenant Improvements in accordance with the Approved Preliminary TI Plans and the requirements of Applicable Law (“Draft TI Construction Drawings”). Tenant will provide Landlord with Draft Construction Drawings and Landlord shall have five (5) business days to review the same and approve them or notify Tenant in writing of any good faith and reasonable objections thereto (“TI Drawing Objections”); provided, however, that Landlord’s TI Drawing Objections shall not include matters that conform to the Approved Preliminary TI Plans. If Landlord fails to approve or notify Tenant of its TI Drawing Objections within such five (5) business day period, Tenant may so notify Landlord, in which case Landlord shall be deemed to have approved the Draft TI Construction Drawings unless Landlord provides Tenant with its approval or TI Drawing Objections within three (3) business days after Tenant’s reminder notice. Landlord and Tenant shall work together in good faith to resolve any TI Drawing Objections that are timely raised by Tenant in accordance with this paragraph and, if they are unable to do so within five (5) business days after Tenant’s receipt of the TI Drawing Objections, Tenant shall cause the Draft TI Construction Drawings to be revised as nearly as possible to conform to the Approved Preliminary TI Plans and the requirements of Applicable Law. The term “Approved TI Construction Drawings” means the final version of the Draft TI Construction Drawings mutually approved by Landlord and Tenant in accordance with this paragraph or, if they are unable to so agree, the final version of the Draft TI Construction Drawings resulting from the revisions required by the immediately preceding sentence, together with such revisions as may be required as a condition to the Required TI Approvals (defined below).
4.Budget.
a.Landlord’s Work. As soon as reasonably practicable, Landlord will provide Tenant with a budget for the New Building Project Costs, which budget will include, without limitation, hard and soft costs, anticipated carrying costs and reasonable contingencies and any other anticipated New Building Project Costs (the “Proposed Budget”). Landlord will provide Tenant with the Proposed Budget and Tenant shall have five (5) business days to review and approve it or to notify Landlord in writing of any good faith and reasonable objections thereto (“Budget Objections”). If Tenant fails to approve the Proposed Budget or notify Landlord of its Budget Objections within such five (5) business day period, Landlord may so notify Tenant, in which case Tenant shall be deemed to have approved the Proposed Budget unless Tenant provides Landlord with its approval or Budget Objections within three (3) days after Landlord’s reminder notice. Landlord and Tenant shall work together in good faith to resolve any Budget Objections that are timely raised by Tenant in accordance with this paragraph. The term “Approved Budget” means the final version of the Preliminary Budget mutually approved in writing by Landlord and Tenant in accordance with this paragraph.
b.Tenant Improvements. Tenant, at Tenant’s cost and expense, shall be responsible for the cost to design and construct the Tenant Improvements, including but not limited to its costs incurred to obtain the Approved Preliminary TI Plans, the Approved TI Construction Drawings, the Required TI Approvals and other hard and soft costs relating to the Tenant Improvements.
Office Lease    Exhibit G, Page 4

5.Approvals.
a.Landlord’s Work. Not later than promptly after the Approved Construction Drawings and Approved Budget have been determined, Landlord shall begin applying for all necessary permits, licenses and approvals for the Landlord’s Work in accordance with the Approved Construction Drawings, including without limitation architectural approvals required under the Master Declaration (“Required Approvals”). Landlord represents to Tenant that (i) the architectural review committee established pursuant to the Master Declaration approved Landlord’s application for the Landlord’s Work on January 5, 2021, and (ii) based upon the latest update of the construction schedule, as of the Effective Date, the Required Approvals are estimated to be obtained on or about June 30, 2021. Landlord will diligently pursue the Required Approvals and keep Tenant reasonably informed as to the status of its pursuit of the Required Approvals. Tenant agrees to cooperate with Landlord in connection with the Landlord’s pursuit of the Required Approvals, including responding promptly to requests from Landlord for information, clarification and Tenant input relating to the Required Approvals.
b.Tenant Improvements. Not later than promptly after the Approved TI Construction Drawings have been determined, Tenant shall begin applying for all necessary permits, licenses and approvals for the Tenant Improvements in accordance with the Approved TI Construction Drawings (“Required TI Approvals”). Tenant represents to Landlord that, based upon the latest update of the construction schedule, as of the Effective Date, the Required TI Approvals are estimated to be obtained on or about October 31, 2021. Tenant will diligently pursue the Required TI Approvals and keep Tenant reasonably informed as to the status of its pursuit of the Required TI Approvals. Landlord agrees to cooperate with Tenant in connection with the Tenant’s pursuit of the Required TI Approvals, including responding promptly to requests from Tenant for information, clarification and Landlord input relating to the Required TI Approvals.
6.Changes.
a.Landlord’s Work. The term “Minor Changes” means changes to the Approved Construction Drawings or Approved Budget that (a) are necessary or appropriate in the reasonable judgment of Landlord, the Architect or the General Contractor, (b) do not adversely impact the structure of the New Building, and (c) do not exceed the applicable line item in the Approved Budget (including applicable contingencies) by more than $25,000 in a single instance, or by $150,000 in the aggregate. Landlord shall notify Tenant of any Minor Changes in advance, if practical, and promptly if advance notice is not practical, and such notice shall state the anticipated effect on the Approved Budget as a result of all Minor Changes made to the date of such notice. Landlord agrees not to make any changes to the Approved Construction Drawings or the Approved Budget other than Minor Changes, without Tenant’s prior written consent as to such change and any increase in the New Building Project Costs associated therewith that are not provided for in or accommodated by the Approved Budget, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond to a request to approve any change, other than a Minor Change, to the Approved Construction Drawings or Approved Budget proposed by Landlord within such five (5) business days after Landlord’s request (which request shall be accompanied by reasonable supporting documentation detailing the proposed change), Tenant shall conclusively be deemed to have approved the proposed change. If Tenant shall notify Landlord of its objection to a change, other than a Minor Change, to the Approved Construction Drawings or Approved Budget proposed by Landlord within such five (5) business day period, Landlord and Tenant shall reasonably share records and estimates, rebid the change at issue (if mutually agreed), and cooperate to resolve any such differences as soon as reasonably possible.
Office Lease    Exhibit G, Page 5

b.Tenant Improvements. The term “Minor TI Changes” means changes to the Approved TI Construction Drawings that (a) do not impact the structure of the New Building, (b) do not impact the building systems in any material respect, (c) do not increase the cost of the Landlord’s Work (unless Tenant shall have approved a corresponding increase in the Approved Budget), and (d) do not extend the scheduled date for completion of the Tenant Improvements beyond thirty (30) days. Tenant shall notify Landlord of any Minor TI Changes in advance, if practical, and promptly if advance notice is not practical, and such notice shall state the anticipated effect on the schedule for completion of the Tenant Improvements as a result of all Minor TI Changes made to the date of such notice. Tenant agrees not to make any changes to the Approved TI Construction Drawings other than Minor TI Changes, without Landlord’s prior written consent as to such change and any delay in the schedule for completion of the Tenant Improvements associated therewith, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond to a request to approve any change, other than a Minor TI Change, to the Approved TI Construction Drawings proposed by Tenant within such five (5) business days after Tenant’s request (which request shall be accompanied by reasonable supporting documentation detailing the proposed change), Landlord shall conclusively be deemed to have approved the proposed change. If Landlord shall notify Tenant of its objection to a change, other than a Minor TI Change, to the Approved TI Construction Drawings proposed by Tenant within such five (5) business day period, Landlord and Tenant shall reasonably share records and estimates, and cooperate to resolve any such differences as soon as reasonably possible.
7.Construction.
a.Landlord’s Work. Promptly after issuance of the Required Approvals, Landlord shall cause the General Contractor to commence and thereafter diligently pursue to completion of construction of the Landlord’s Work in a good and workmanlike manner, in compliance with the Required Approvals and Applicable Law, and substantially in accordance with the Approved Construction Drawings.
b.Tenant Improvements. Promptly after the Turnover Date (defined below), Tenant shall cause the General Contractor to commence and thereafter diligently pursue to completion construction of the Tenant Improvements in a good and workmanlike manner, in compliance with the Required TI Approvals and Applicable Law, and substantially in accordance with the Approved TI Construction Drawings
c.Turnover. The term “Turnover Date” means the date on which the Landlord notifies Tenant that Landlord can deliver the Premises, or any floor thereof, in Turnover Condition and will be deemed to have occurred upon the earliest to occur of (i) a final inspection by the applicable governmental authorities authorizing the commencement of construction of the Tenant Improvements for such floor or for the New Building, as the case may be, or (ii) issuance of a certificate of compliance or local equivalent for such floor or for the New Building, as the case may be, in Turnover Condition or (iii) the date Tenant commences construction of the Tenant Improvements within the Premises. Notwithstanding the foregoing, the Turnover Date shall be deemed accelerated by one day for each day of delay in achievement of Turnover Condition resulting from Tenant Delay. It is contemplated that the Turnover Date can occur on a floor-by-floor basis.
d.Schedule.
i.Landlord’s Work. The target date for achieving Turnover Condition is the three hundred ninetieth (390th) day after the date Landlord obtains all Required Approvals (subject to day for day extension due to Force Majeure Delay, the “Target Turnover Date”). The target date for substantial completion of the Landlord’s Work is the last day
Office Lease    Exhibit G, Page 6

of the twenty-second (22nd) full calendar month after the date Landlord receives a building permit for the Landlord’s Work (subject to day for day extension due to Force Majeure Delay, the “Outside Completion Date”).
ii.Tenant Improvements. The target date for substantial completion of the Tenant Improvements is the one hundred sixty-eight (168th) day after the Turnover Date [but if there are multiple Turnover Dates for separate floors of the New Building, then from the last such Turnover Date] (subject to day for day extension for Force Majeure Delay and Landlord Delay, the “Outside TI Completion Date”).
e.Substantial Completion. The term “New Building Completion Date” means the date on which the New Building Project has been substantially completed except for Punchlist Items (as defined below) and will be deemed to have occurred upon earliest to occur of (i) a final inspection by the applicable governmental authorities authorizing the use and occupancy of the New Building, or (ii) issuance of a certificate of occupancy or local equivalent for the New Building, or (iii) the Outside TI Completion Date. Notwithstanding the foregoing, the New Building Completion Date shall be deemed accelerated by one day for each day of delay in substantial completion of the New Building Project resulting from Tenant Delay. If the conditions to the New Building Completion Date are met with respect to a portion of the Premises, Landlord shall notify Tenant of the same, and in the event that Tenant determines that partial occupancy is commercially reasonable for its business, then Tenant shall take early occupancy of such portion of the Premises and the earliest such date shall constitute the “New Building Partial Completion Date,” but in no event shall there be more than one New Building Partial Completion Date.
f.Late Delivery. Failure to achieve the Target Turnover Date will not constitute a default, give rise to any liability for Landlord or entitle Tenant to any remedies. If the New Building Completion Date does not occur on or before the Outside Completion Date, Tenant’s sole remedy shall be to receive a credit against Basic Rent coming due under the Lease equal to one day of Basic Rent per day from the Outside Completion Date until the New Building Completion Date. Notwithstanding the foregoing, if the New Building Completion Date does not occur on or before the last day of the thirty-sixth (36th) full calendar month after the date Landlord receives a building permit for the Landlord’s Work (subject to day for day extension due to Force Majeure Delay), then Tenant shall have the right, exercisable in Tenant’s sole discretion, to terminate this Lease upon not less than ten (10) business days advance written notice to Landlord; but if the New Building Completion Date occurs within such ten (10) business day period such termination shall be null and void.
g.Temporary Certificate of Occupancy. If the New Building Completion Date is triggered by the issuance of a temporary certificate of occupancy or a final inspection by the applicable governmental authorities authorizing the use and occupancy of the New Building (as applicable, a “Temporary Authorization”) as opposed to a permanent certificate of occupancy, Landlord shall cause the outstanding conditions to issuance of a permanent certificate of occupancy for the Premises (collectively, the “Outstanding Conditions”) to be completed within the later to occur of (i) sixty (60) days after the date Landlord receives the Temporary Authorization or (ii) the New Building Completion Date; provided, however, that (x) to the extent any Outstanding Conditions are seasonally dependent, such Outstanding Conditions shall be completed within one hundred eighty (180) days after Landlord’s receipt of the Temporary Authorization or, if earlier, the applicable deadline provided for in the Temporary Authorization; and (y) to the extent any Outstanding Conditions relate to the completion of Tenant Improvements, Tenant shall be responsible for the timely completion of such Outstanding Conditions.
Office Lease    Exhibit G, Page 7

h.Temporary Parking. Intentionally omitted.
8.Punch-List. Landlord will advise Tenant upon substantial completion of the Landlord’s Work. Within five (5) business days thereafter, the Landlord Representative and the Tenant Representative shall conduct a walk-through of the Landlord’s Work and identify any defects, necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Landlord’s Work (the “Punchlist Items”). Neither the Landlord Representative nor the Tenant Representative shall unreasonably withhold agreement on Punchlist Items. Landlord shall cause the General Contractor to promptly and diligently complete Punchlist Items as soon as reasonably practicable.
9.Measurement. The rentable square footage of the Premises and the New Building shall be measured by the Architect in accordance with BOMA 2017 for Office Buildings (ANSI/BOMA Z65.1-2017) for single tenant buildings. This measurement shall be made by actual measurement (not based on plans) within thirty (30) days after achievement of the Turnover Condition, or as soon thereafter as is reasonably practicable.
10.Designation of Representatives. Tenant has appointed Katie Smith (whether one or more, each the “Tenant Representative”) for the purposes of coordinating with Landlord in connection with this Work Letter. Each Tenant Representative, acting alone, has been duly authorized to give notices, approvals and make decisions for Tenant regarding the subject matter of this Work Letter. Landlord shall be entitled to rely on any approval or instruction provided by any Tenant Representative as having been duly authorized and approved by Tenant, without duty of further inquiry or investigation on the part of Landlord. Landlord has appointed Raiford Trask (whether one or more, each the “Landlord Representative”) for the purposes of coordinating with Tenant in connection with this Work Letter. Each Landlord Representative, acting alone, has been duly authorized to give notices, approvals and make decisions for Landlord regarding the subject matter of this Work Letter. Tenant shall be entitled to rely on any approval or instruction provided by any Landlord Representative as having been duly authorized and approved by Landlord, without duty of further inquiry or investigation on the part of Tenant.
11.Review of Project Costs. Tenant shall have the right, at its sole cost and expense, to review Landlord’s records related to the calculation of New Building Project Costs within thirty (30) days after receipt of Landlord’s written notice computing New Building Project Costs and Basic Rent. If Tenant provides Landlord with written notice of what Tenant believes are errors in Landlord’s calculation of New Building Project Costs or the Basic Rent during such thirty (30) day period, the parties shall meet within fourteen (14) days of such objection (the “Reconciliation Period”) by Tenant to reasonably reconcile the calculation of New Building Project Costs and the Basic Rent to their mutual satisfaction. If the parties are unable to resolve the discrepancy in the calculation of New Building Project Costs or the Basic Rent within the Reconciliation Period, Tenant shall have the right to refer the matter to a mutually acceptable independent certified public accountant with at least five (5) years of experience performing commercial real estate audits (the “Arbiter”), who shall work in good faith with Landlord and Tenant to resolve the discrepancy in the calculation of the New Building Project Costs and/or the Basic Rent and who shall not be compensated on a contingency basis; provided if Tenant shall not notify Landlord of Tenant’s intent to engage the Arbiter (the “Arbiter Notice”) within five (5) business days following the end of the Reconciliation Period, Landlord’s calculation of New Building Project Costs and the Basic Rent, as adjusted by any agreements reached in writing between the parties during the Reconciliation Period, shall be deemed final and accepted by Tenant. Tenant shall deliver to the Arbiter Landlord’s notice of its calculation of the New Building Project Costs and the Basic Rent and the Commencement Date, together with the reasonable supporting documentation of the costs associated with such New Building Project Costs and the Basic Rent provided by Landlord, and the Arbiter shall deliver its calculation of New Building Project Costs and the Basic Rent to Landlord and Tenant within twenty-one (21) days of its selection. The fees and costs of any such Arbiter shall be borne by Tenant. The decision of the Arbiter with respect to the calculation of New Building Project Costs and the Basic Rent shall be final and binding in all respects. Notwithstanding the foregoing, Tenant shall pay Basic Rent on the basis of Landlord’s determination of the New Building Project Costs pending final
Office Lease    Exhibit G, Page 8

confirmation of the New Building Project Costs pursuant to this Section 11. Within thirty (30) days after resolution of the discrepancy in the calculation of New Building Project Costs and the Basic Rent, whether by agreement of the parties or a final decision of an Arbiter, Landlord shall pay or credit to Tenant, or Tenant shall pay to Landlord, as the case may be, all unpaid or overpaid amounts of New Building Project Costs and the Basic Rent that shall be owing.
Office Lease    Exhibit G, Page 9

Schedule 1 to Work Letter
New Building Project Costs

Hard Costs	Soft Costs
Building Core and Shell Costs
Offsite Costs, according to 2/9/20 Core & Shell Design Development Set, which shall be replaced with Approved Construction Drawings pursuant to Exhibit G (collectively, “Landlord’s Plans”)
Hardscape Outdoor Amenity Costs
Site Work, including utilities and infrastructure, per Landlord’s Plans
Landscaping and Irrigation, per Landlord’s Plans
GC Fee and General Conditions
GC Contingency and Allowances

Architect
Engineering – Structural
Engineering – Civil
Engineering – Mechanical, Electrical, Plumbing
Land Planning
Signage
Testing & Inspections
Quality Assurance
Traffic Study
Survey
Geotechnical
Permit and Tap Fees
Appraisal
Environmental Studies
Legal
Loan Fee
Closing Costs
Insurance - Builder's Risk
Insurance - General Liability
Taxes
Developer Contingency (7.5% of the Approved Budget, but excluding any Developer Contingency not actually expended
Leasing Commission - JLL New Building (4% based on 15 years of Basic Rent and assumed Expenses of $7.50 per RSF)

Office Lease    Schedule 1 to Exhibit G, Page 1

Hard Costs	Soft Costs

Leasing Commission – Trask/Cameron New Building (2% based on 10 years of Basic Rent and assumed Expenses of $7.50 per RSF)
Development Fee (3.75% of hard and soft costs)
Construction Interest Carry (not to exceed 30-LIBOR plus 180 basis points)
Payment and Performance Bonds (0.75% of hard costs)

Office Lease    Schedule 1 to Exhibit G, Page 2

Schedule 2 to Work Letter
Draft Preliminary Plans for the Tenant Improvements

General & Architectural Plans and Specifications for the nCino Tenant Improvements prepared by LS3P last updated March 8, 2021 and consisting of 12 sheets (ID-101, ID-102, ID-103, ID-121, ID-122, ID-123, ID-651, ID-901, ID-902, ID-903, IG-001, and IG-100);
Electrical Plans and Specifications for the nCino Tenant Improvements prepared by LS3P last updated March 8, 2021 and consisting of 25 sheets (E-001, E-101, E-102, E-103, E-201, E-202, E-203, E-301, E-302, E-303, E-310, E-401, E-402, E-403, E-501, E-502, E-503, E-602, E-603, E-701, E-801, E-802, E-803, E-804, and E-805);
Mechanical Plans and Specifications for the nCino Tenant Improvements prepared by LS3P last updated March 8, 2021 and consisting of 12 sheets (M-001, M-002, M-011, M-012, M-013, M-101, M-102, M-103, M-104, M-500, M-600, and M-601); and
Plumbing Plans and Specifications for the nCino Tenant Improvements prepared by LS3P last updated March 8, 2021 and consisting of 5 sheets (P-001, P-002, P-101, P-102, and P-103).

Office Lease    Schedule 2 to Exhibit G, Page 1

Schedule 3 to Work Letter
Draft Preliminary Plans for the Landlord’s Work

Architectural Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 17 sheets;
Structural Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 14 sheets;
Civil Engineering Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 15 sheets;
General Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 6 sheets;
Electrical Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 24 sheets;
Mechanical Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 9 sheets;
Plumbing Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 7 sheets;
Fire Protection Plans and Specifications for the nCino Phase 2 Building prepared by LS3P last updated February 9, 2021 and consisting of 4 sheets; and
And Project Manual for nCino New Office Building (Core and Shell - Design Development) dated February 5, 2021 (1106 pages).
Office Lease    Schedule 3 to Exhibit G, Page 1